Exhibit 14

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

CONFIDENTIAL

(September 7, 2020)

SHARE PURCHASE AGREEMENT AND OTHER COVENANTS

entered into by and between

OI S.A. – UNDER JUDICIAL REORGANIZATION

[TELEMAR NORTE LESTE S.A.- UNDER JUDICIAL REORGANIZATION][1]

OI MÓVEL S.A. - UNDER JUDICIAL REORGANIZATION

and, on the other side

[BUYER(S)]

on

[date]

SHARE PURCHASE AGREEMENT AND OTHER COVENANTS

The parties, on one side,

OI MÓVEL S.A. – Under Judicial Reorganization, a closed corporation enrolled with the National Register of Legal Entities (CNPJ) under No. 05.423.963/0001-11, with its head office and principal place of business located at Setor Comercial Norte, Quadra 3, Bloco A, Edifício Estação Telefônica, térreo (parte 2), Brasília - DF, ZIP CODE 70.713-900, herein represented pursuant to its bylaws (“Oi Móvel” or “Seller”);

and, on the other side,

[BUYER(S)], [qualification], (“Buyer[s]”);

being Seller and Buyer[s] hereinafter jointly referred to as “Parties” or, individually, “Party”.

1 Note: Telemar will not be part of SPA if its merger into Oi S.A. occurs before the execution of the agreement.

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And, also, as intervening consenting parties and guarantors of Seller’s obligations:

TELEMAR NORTE LESTE S.A. – Under Judicial Reorganization, a closed corporation enrolled with the CNPJ under No. 33.000.118/0001-79, with its head office and principal place of business located at Rua do Lavradio, n° 71, 2° andar, Centro, Rio de Janeiro - RJ, ZIP CODE 20230-070, herein represented pursuant to its bylaws (“Telemar”); and

OI S.A. – Under Judicial Reorganization, a publicly held corporation enrolled with the CNPJ under No. 76.535.764/0001-43, with its head office and principal place of business located at Rua do Lavradio, n° 71, 2° andar, Centro, Rio de Janeiro - RJ, ZIP CODE 20230-070, herein represented pursuant to its bylaws (“Oi”, and together with Oi Móvel and Telemar, the “Oi Group Companies”).

WHEREAS:

A.	Oi is the lawful owner of one hundred percent (100%) of the shares issued by Telemar, representing one hundred percent (100%) of its total voting share capital, which in turn is the lawful owner of one hundred percent (100%) of the shares issued by Seller, representing one hundred percent (100%) of its total voting share capital;

B.	Oi, Telemar and Oi Móvel, among other Oi Group companies, are under judicial reorganization, as set forth in the Judicial Reorganization Plan;

C.	The Judicial Reorganization Plan expressly provides for the disposal of the UPI Movable Assets by Seller;

D.	The disposal of UPI Movable Assets was the object of a competitive bidding procedure of disposal of isolated production unit upon the submission of closed bids, as per the Public Notice published on [date], pursuant to article 142, II, of Law No. 11,101/05 (“Competitive Bidding Procedure”);

E.	The bid of Buyer[s] was declared winner of the Competitive Bidding Procedure and confirmed by the Judicial Reorganization Court;

F.	The Oi Group Companies intent to, prior to the Closing Date, (i) resolve on and approve the merger of Telemar into Oi and, (ii) once implemented the Corporate Reorganization, resolve on and approve the merger of Seller into Oi, pursuant to article 227 of the Corporation Law, which will imply: (a) the extinction of Seller and cancellation of the shares issued by the company; (b) the universal succession by Oi of all rights and obligations of Seller, including those related hereto and to the other Transaction Documents; and (c) the attribution to Oi, in replacement to its interest in Seller, of the totality of the shares held by Seller in the specific purpose enterprise(s) that may be created to hold the totality of the Assets, Obligations and Rights of UPI Movable Assets; and

G.	Having made its own appraisal of the Assets, Obligations and Rights of UPI Movable Assets and being aware of the terms of the Judicial Reorganization Plan, Buyer[s] intend[s] to acquire UPI Movable Assets from Seller, subject to the terms

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and conditions agreed upon herein, free and clear of any Lien or Liabilities of the Oi Group, materialized or not, whether of an environmental, labor, tax, social security, civil, regulatory, administrative, criminal, anti-corruption or commercial nature, pursuant to articles 60 and 141, II, of Law No. 11,101/05, as well as article 133, paragraph 1, II, of the Brazilian Tax Code.

NOW, THEREFORE, the Parties DECIDE to enter into this Share Purchase Agreement and Other Covenants (“Agreement”), which will be governed by the following terms and conditions:

CHAPTER I

RULES OF INTERPRETATION AND DEFINITIONS

1.1.       Interpretation. This Agreement will be governed and construed observing the following: (a) the headings and titles of the Clauses of this Agreement are for reference only and will not limit or affect the meaning of the Clauses, paragraphs or items to which they apply; (b) whenever required by the context, the definitions included herein will be applied both in the singular and in the plural forms and the male gender will include the female gender and vice-versa; (c) references to any documents or other instruments include all their amendments, replacements and restatements, as well as the respective supplementation, unless expressly set forth otherwise herein; (d) except if expressly established otherwise in this Agreement, references to items or exhibits apply to items or exhibits hereof; (e) except if expressly set forth otherwise herein, all references to any Parties include their successors, beneficiaries, representatives and permitted assignees; and (f) the terms “including” and other similar terms shall always be read as if they were accompanied by the term “by way of example”.

1.2.       Terms. All terms provided for or resulting from this Agreement shall be calculated as established in article 132 of the Brazilian Civil Code. Any term that ends on a day not considered a Business Day shall automatically be postponed to the next Business Day immediately subsequent.

1.3.       Definitions. As used in this Agreement, the capitalized terms not defined herein shall have the meanings set forth in Exhibit 1.3.

1.4.       Seller. Once the merger of Oi Móvel into Oi is approved as per Whereas Clause F above and, by virtue of the universal succession by Oi of all rights and obligations of Seller within the scope of this Agreement and of the other Transaction Documents, as well as of the attribution to Oi of the totality of the shares currently held by Seller in the specific purpose enterprise(s) that may be created to hold the totality of the Assets, Obligations and Rights of UPI Movable Assets, Oi shall assume the position of Seller in this Agreement and the position of Oi Móvel in the other Transaction Documents for all purposes and effects.

CHAPTER II

OBJECT

2.1.       Purchase and Sale of UPI Movable Assets. Subject to verification (or waiver, as applicable) of the Conditions Precedent and subject to the other terms and conditions of this Agreement, Seller irrevocably and irreversibly undertakes to sell and transfer, on the

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Closing Date and under the terms of the articles 60 and 141, II, of Law No. 11,101/05, as well as of article 133, paragraph 1, II, of the Brazilian Tax Code, UPI Movable Assets to Buyer[s], which, in turn, irrevocably and irreversibly undertake[s] to acquire UPI Movable Assets from Seller, as set forth in this Agreement (“Transaction”).

2.1.1.       For the purposes of this Agreement, “UPI Movable Assets” means the Isolated Production Unit formed by the Assets, Obligations and Rights of UPI Movable Assets indicated in Exhibit 2.1.1 to be contributed by Seller to the share capital of at least one specific purpose enterprise organized for the disposal of the UPI Movable Assets (“SPE Movable”), the equity of which will be comprised, on the Closing Date, of the Assets, Obligations and Rights of UPI Movable Assets, as set forth in the Judicial Reorganization Plan and in the terms of Clause 5.2 hereof. Exhibit 2.1.1 describes each and every Lien existing on this date on the Assets, Obligations and Rights of UPI Movable Assets, which shall have been fully released until the Closing Date, so that, at the moment of the transfer to Buyer[s], the SPE[s] Movable hold the Assets, Obligations and Rights of UPI Movable Assets completely free and clear of any Lien or restriction.

2.1.2.       The shares issued by SPE Movable (“Shares”) shall be transferred by Seller to Buyer[s], on the Closing Date, free and clear of any Lien, so that Buyer[s] may directly or indirectly be the sole holder[s] of the totality of the Shares.

2.1.3.       The Shares shall be sold and transferred by Seller to Buyer[s], with all the political and economic rights inherent thereto.

2.1.4.       If, upon request of Buyer[s] to Seller in that sense, the Assets, Obligations and Rights of UPI Movable Assets have to be contributed by Seller, until the Closing Date, to the share capital of more than one specific purpose enterprise for the purposes of disposal of the UPI Movable Assets as set forth herein, such segregation shall be conducted in accordance with the plan presented by Buyer[s] to Seller on this date (attached hereto as Exhibit 2.1.4), which was discussed in good faith and previously agreed upon between the Parties, within the exact limits of the Antitrust Protocol and which is part hereof for all legal purposes (“Segregation and Allotment Plan”), being certain that Seller hereby agrees to implement or cause the implementation to all that is under its control, pursuant to the terms set forth herein, without prejudice to the provisions of Clause 4.3(iv) of this Agreement. The Parties hereby acknowledge and agree that the Segregation and Allotment Plan: (i) observes the Antitrust Protocol and all Laws, in special the ANATEL regulation, in force on this date; (ii) that the stages of the Segregation and Allotment Plan that will be implemented before CADE’s and ANATEL’s approval are merely preparatory and administrative, and that, in addition to not interfering in the independence of the Parties, they do not violate any applicable legislation or regulation; (iii) any stage of the Segregation and Allotment Plan that implies CADE’s and ANATEL’s authorization, or the authorization of a third party, will only be implemented after the obtaining of such authorization; and (iv) establishes reasonable obligations within the control of the Parties within the scope of the Corporate Reorganization, that are necessary to the Segregation of UPI Movable Assets in more than one specific purpose enterprise; and (v) establishes a budget prepared by the Parties on reasonable basis, considered on this date sufficient for the implementation of the Segregation and Allotment Plan (“Segregation and Allotment Budget”). The Parties acknowledge and agree that the Segregation and Allotment Plan does not establish any obligation that may imply the non-compliance with obligations of the Oi Group

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Companies with third parties and that the Oi Group Companies will not be required to implement, nor liable for the implementation of, any act related to the Segregation and Allotment Plan that depend on approvals of third parties, as long as such approvals have been regularly and timely requested and have not been obtained.

2.1.4.1.       The Parties negotiated in good faith, within the scope of the Segregation and Allotment Plan: (i) the mechanisms and the conditions for transfer to the SPE[s] Movable of the agreements entered into by Oi Móvel with public entities indicated in Exhibit 2.1.1, so that the implementation of the Segregation and Allotment Plan does not imply the partial or full non-compliance with the service agreements with such public entities; and (ii) the assumption after the Closing, by Buyer[s] or its(their) Affiliates (including the SPE[s] Movable, after the Closing), of the obligations that Seller and/or its Affiliates have assumed, pursuant to the Infrastructure Sharing Agreement, as Affiliates of Oi Móvel with the counterparties of such agreements, as indicated in Exhibit 2.1.1.

2.1.5.       The Parties acknowledge that (i) the Segregation and Allotment Budget represents the best estimate of the Parties, on this date, of the costs that will be incurred by the Oi Group Companies with the implementation of the Segregation and Allotment Plan; and (ii) if the Segregation and Allotment Budget is not sufficient for the implementation of the Segregation and Allotment Plan, the Segregation and Allotment Budget may be modified, by common agreement between the Parties, in order to include additional costs that may be necessary for the implementation of the Segregation and Allotment Plan. In this case, Seller shall, before effectively incurring in any additional costs, submit to the approval of Buyer[s] a reviewed proposal of the Segregation and Allotment Budget with reasonable details of the additional costs to be incurred, which shall be reviewed and approved by Buyer[s] in good faith, and shall not be unreasonably refused by Buyer[s].

2.1.6.       Buyer[s] undertake[s] to indemnify the Oi Group Companies for each and every Loss that they may suffer as a result of the acts practiced by the Oi Group Companies exclusively within the scope of the implementation of the Segregation and Allotment Plan, as long as such acts are conducted in accordance with the Segregation and Allotment Plan and/or by express guidance of Buyer[s], its agents or representatives. For purposes of clarification, the following will not be considered a Loss of the Oi Group Companies for the purposes of the indemnification obligation set forth in this Clause 2.1.6: (i) the costs incurred by the Oi Group Companies subject to reimbursement by Buyer[s] pursuant to Clause 2.1.8 below; (ii) any Losses that the Oi Group Companies may suffer as a result of the non-compliance with obligations before third parties (including, without limitation, those of a tax, labor or social security nature), even if such obligations are related to the full or partial implementation of the Segregation and Allotment Plan, except for any Losses incurred by the Oi Group Companies due to the non-compliance with obligations before third parties strictly resulting from the implementation of the measures established in the Segregation and Allotment Plan, as long as, in this case, the Oi Group Companies have previously and specifically informed, in writing, to Buyer[s], that such measures would result in the non-compliance with obligations before third parties; (iii) any costs or Losses from the implementation of the Corporate Reorganization and not related to the compliance with the Segregation and Allotment Plan; and (iv) any Losses resulting from acts conducted by Seller with fault, willful intent, violation of the Law or from acts conducted by Seller that do not expressly comply with the Segregation and Allotment Plan and/or with the guidance of Buyer[s].

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2.1.7.       Buyer[s] may, by common agreement and upon previous authorization of Seller, which cannot be unreasonably refused, modify the content of the Segregation and Allotment Plan at any moment from this date until ten (10) days after CADE’s Approval and ANATEL’s Previous Consent (whichever occurs last), with the purpose of accommodating regulatory restrictions and/or requirements of Governmental Authorities or other issues that may be necessary for the Segregation of UPI Movable Assets, observing that, if such modifications cause increase of costs for implementation of the Segregation and Allotment Plan, the Segregation and Allotment Budget shall be changed, by common agreement of the Parties, to reflect such increase.

2.1.8.       Observing the provision of Clause 5.2.4.1, the costs provenly incurred by Seller exclusively with the implementation of the Segregation and Allotment Plan, as set forth herein, as long as included in the Segregation and Allotment Budget or otherwise expressly approved by Buyer[s], will be the exclusive responsibility of Buyer[s] until the end of the ninety (90)-day term, from CADE’s Approval and ANATEL’s Previous Consent. The costs incurred with the implementation of the Segregation and Allotment Plan shall be object of a quarterly report (“Cost Report”), to be prepared and submitted by Seller to Buyer[s] within ten (10) days from the end of each quarter, containing all the respective expenses notes, and shall be reimbursed by Buyer[s] within thirty (30) days from the receipt of the Cost Report.

2.1.9.       For purposes of clarification, the provisions of this Agreement regarding the SPE Movable shall apply mutatis mutandis to each and every specific purpose enterprise created for the disposal of the Assets, Obligations and Rights of UPI Movable Assets and set forth in the Segregation and Allotment Plan.

CHAPTER III

PRICE AND PAYMENT

3.1.       Price[2] In consideration for the disposal and transfer of UPI Movable Assets as agreed upon herein, and for the other obligations assumed by Seller in this Agreement, Seller will receive, as provided for in Clause 3.4 et seq., the following amounts:

a)	[•] (BRL [•]) (“Base Price”), corresponding to the “Enterprise Value” of the UPI Movable Assets calculated based on the “pro-forma” financial statements of the UPI Movable Assets prepared by Ernst & Young dated April 17, 2020 (“Pro Forma Movable Assets”), as well as on the amounts of Net Debt, Working Capital, Target CAPEX and Minimum Revenue, which shall be adjusted as per this CHAPTER III (“Shares Acquisition Price”);

b)	[•] (BRL [•]), corresponding to the present value of the totality of the consideration to be due, on the Closing Date, by SPE Movable to Seller within the scope of the Transition Services Agreement, which shall be paid by Buyer[s]

2 Note: On the Closing Date, Seller and SPE Movable shall enter into the Transition Services Agreement, the rights and obligations of which shall be part of UPI Movable Assets for all legal purposes. The Transition Services Agreement shall establish as obligation of SPE Movable the payment of the remuneration due for the transition services to be provided for the period of 12 months. Still on the Closing Date, Buyer[s] shall acquire the SPE Movable and pay Seller, through the SPE Movable, the consideration due, which will be part of the consideration due for the UPI Movable Assets.

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to Seller for the account and at the order of SPE Movable, pursuant to this CHAPTER III and to the Legislation in force (“Transition Services Acquisition Price”); and

c)	[•] (BRL [•]), corresponding to the present value (calculated on an annual discount rate of 7% in Reais)[3] of the totality of the consideration to be due by SPE Movable to Seller within the scope of the Agreement for the Supply of Capacity for Transmission of Telecommunications Signals under Industrial Exploration Regime.

3.1.1.       For the purposes of calculation of the Closing Price and of the Final Post-Closing Adjustment as per Clauses 3.2 and 3.8 below, the Base Price shall be adjusted pursuant Exhibit 3.7 hereof to reflect (i) the verification of Closing CAPEX below Target CAPEX, and (ii) the verification of Participation in the Net Revenue of the business comprised by the Assets, Obligations and Rights of UPI Movable Assets in the last semester available before the month when the Closing occurs, in any amount below ninety percent (90%) of the Participation in the Minimum Net Revenue, and (iii) the verification of Participation in Net Gain per Product of the business comprised by the Assets, Obligations and Rights of UPI Movable Assets in any amount below ninety percent (90%) of the Participation of Net Gain per Reference Product, pursuant to Exhibit 3.7. For the purposes of adjustment of the Base Price, the highest amounts ascertained in each of items (ii) and (iii) shall be considered (“Adjusted Base Price”).

3.2.       Closing Price. Observing the provision of Clause 5.2 below, within five (5) Business Days before the Closing Date, Seller shall prepare and submit or cause to prepare and submit to Buyer[s] (a) the individual balance sheet of SPE[s] Movable with base date on the last day of the month immediately before the Closing, reviewed by an Independent Audit Firm and prepared in accordance with the Accounting Practices (“Closing Balance”), (b) the income statement for the business[es] that will be operated by the SPE[s] Movable, which shall have as base period the period between January 1, 2020 and the end of the quarter immediately prior to the month when the Closing occurs, prepared in accordance with the Accounting Practices (“Closing Income Statement”), and (c) the calculation statements (“Calculation Statements - Closing Price”) containing its more precise good faith estimates based on the Closing Balance for the Net Debt, the Working Capital, the investments made in CAPEX, the Participation in the Net Revenue ascertained and the Participation in the Net Gain per Product observed in the period between the financial statements of 01/01/2020 and the Closing Date, in relation to the businesses that will be operated by the SPE[s] Movable, as well as the calculation of the price to be paid on the Closing Date by Buyer[s] (“Closing Price”), considering:

Closing Price = Adjusted Base Price - (Closing Net Debt) + [(Closing Working Capital - Target Working Capital of SPE Movable)] - Withheld Amount

3.2.1.       If there are more than one SPE Movable, the financial information, including balance sheets and income statements, of such SPEs Movable shall be combined only for the purposes of the calculation of the Closing Price and of the Post-Closing Adjustment.

[3] Note: 7% is the discount rate indicated in the Amendment to the Judicial Reorganization Plan submitted by the Oi Group Companies.

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3.2.2.       The Parties agree that any disagreement by Buyer[s] regarding one or more items of the Closing Balance, Closing Income Statement and Calculation Statement - Closing Price shall be treated as per Clause 3.8 below, and cannot be used as justification by Buyer[s] for the lack of full or partial payment of the Closing Price on the Closing Date.

3.3.       Withheld Amount. The Parties agree that the amount equal to ten percent (10%) of the Closing Price (“Withheld Amount”) shall be withheld by Buyer[s] from the Closing Price in order to set off any amount that Seller shall pay to Buyer[s] due to the Final Post-Closing Adjustment, pursuant to Clause 3.8. The Withheld Amount shall be adjusted by the variation of one hundred percent (100%) of CDI from the Closing Date until the effective payment, and shall be fully paid to Seller (after any deduction to set off the Final Post-Closing Adjustment, if necessary), on the payment date of the Final Post-Closing Adjustment.

3.4.       Payment Method. The Closing Price shall be paid by Buyer[s] to Seller, on the Closing Date, net of any withholding at source or deduction of any Tax or banking fees, in national currency and in immediately available funds, through available wire transfer - TED to the Seller’s bank account to be timely indicate thereby in writing, at least [ten (10)] days before the Closing Date.

3.4.1.       The Transition Services Acquisition Price shall be paid by the SPE[s] Movable to Seller on the Closing Date, pursuant to the respective agreements, and the consideration for the Services of Supply of Capacity for Transmission of Telecommunications Signals under Industrial Exploration Regime shall be paid by the SPE[s] Movable to Seller pursuant to said agreement, throughout the provision of the services.

3.4.2.       If Seller, at its exclusive discretion, notifies Buyer[s] in writing within thirty (30) days prior to the Closing Date in that sense, Buyer[s] undertake[s] to pay part of the totality of the Closing Price directly to third creditor(s), including post-petition creditors, of the Oi Group Companies as per the Judicial Reorganization Plan that may be indicated by Seller, for the account and at the order of Seller and in the amount indicated thereby, by virtue of financial obligations assumed thereby before said creditor(s) prior to this Agreement, through available wire transfer - TED to the bank account held by the respective third party(ies) which shall be included in the notice to be sent by Seller requesting such payment directly to the creditor(s).

3.4.2.1.       The payment of part or the totality of the Closing Price in favor of third creditors shall be conditioned to the inclusion in the notice sent by Seller, in the terms and conditions set forth in Clause 3.4.3, of reference to the clause of the Judicial Reorganization Plan and its Amendment or of copy of order of the Judicial Reorganization Court authorizing such request of payment for the account and at the order a third party, and, also, of the documents that prove, in a satisfactory manner, the status of said third party(ies) as financial creditors of Seller, such as (i) agreements, and any amendments, that originated the financial obligation assumed by Seller; or (ii) deed of debentures and its amendments and related documents, including, if such debentures are registered debentures, the registration and transfer of registered debentures books, or, if such debentures are book-entry, the updated statement issued by the bookkeeper with the list of holders of the existing debentures, and, if such debentures are registered for negotiation, electronic custody or liquidation in any organized market, the proof(s) of ownership of such debentures issued by the competent institution, and the obligation of

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Buyer[s] to make payments in favor of third parties will only occur if such payments are expressly set forth or authorized in the Judicial Reorganization Plan.

3.4.2.2.       The payment made by Buyer[s] pursuant to Clause 3.4.3 shall not imply, under any circumstance, (i) the assumption, by Buyer[s], of any obligation, financial or not, of the Oi Group Companies before the third creditor(s) indicated by Seller, (ii) subrogation by Buyer[s] of said third creditor(s) indicated by Seller to the rights held thereby against the Oi Group Companies; or (iii) obligation to pay any additional amount related to the financial obligation assumed by Seller before such creditors, including, but not limited to, other installments of the financial obligation, costs and expenses of any nature, taxes, interest, monetary adjustment, penalties or fines that, in any way, are included in said financial obligation of Seller before such creditors.

3.4.2.3.       If the payment to be made by Buyer[s] pursuant to Clause 3.4.3 involves the payment or withholding of any Taxes, fees or contributions of any nature, has also any financial or Tax cost to Buyer[s] (including, without limitation, interest and tax on interest) resulting from such payment for the account and at the order of Seller, the respective amounts shall be paid or withheld by Buyer[s] for the account and at the order of Seller and according to its instructions and calculations and considered as part of the Closing Price.

3.5.       Joint and Several Liability. If there are more than one Buyer, the Buyers shall be jointly and severally liable before Seller for the full payment of the Shares Acquisition Price and of the Transition Services, as well as for the compliance with all obligations assumed by Buyer[s] in this Agreement, including that provided for in Clause 10.1.1. For purposes of clarification, if there are more than one Buyer, the obligations arising from the Ancillary Operating Agreements shall not be under the joint and several liability of Buyers, being certain that each Buyer shall be individually liable, for the compliance with the obligations arising from the Ancillary Operating Agreements, without any joint and several liability.

3.6.       Taxes. Each Party shall be exclusively and individually liable for any Taxes owed thereby due to the transactions set forth herein. Each Party shall be responsible, under the applicable Laws, for the calculation, appraisal, withholding and payment of Taxes respectively liable thereto.

3.7.       Examples of Calculation. Exhibit 3.7 contains examples of calculation of the Closing Price Adjustment, using the concepts and formulas set forth in this CHAPTER III.

3.8.       Closing Price Adjustment and Final Closing Price Statement. Notwithstanding the payment of the Closing Price by Buyer[s] on the Closing Date, as per Clause 3.4, within one hundred and twenty (120) days from the Closing Date, Buyer[s] shall send to Seller (i) a written notice to Seller informing its agreement regarding the Calculation Statement - Closing Price or (ii) a notice (“Post-Closing Adjustment Notice”) followed by (a) individual balance sheet of SPE[s] Movable prepared according to the Accounting Practices, which shall have as base date the Closing Date (“Final Closing Balance”), (b) income statement for the business operated by SPE[s] Movable, prepared in accordance with the Accounting Practices and which shall have as base period the period between 01/01/2020 and the Closing Date (“Final Closing Income Statement”); and (c) calculation

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statement of any adjustment in the Closing Price (“Post-Closing Adjustment”), considering the differences of the following accounts:

(i)	regarding the Net Debt and the Working Capital: (a) of the Net Debt ascertained in the Final Closing Balance in relation to the Closing Net Debt; and (b) Working Capital ascertained in the Final Closing Balance in relation to the Closing Working Capital; and

(ii)	regarding the investments in CAPEX, Participation in Net Revenue and Participation in the Net Gain: (a) of CAPEX ascertained in the Final Closing Balance in relation to CAPEX included in the Calculation Statement - Closing Price, (b) of the Participation in the Net Revenue ascertained in the Final Closing Income Statement in relation to the Participation in the Minimum Net Revenue ascertained in the Calculation Statement - Closing Price, observing the percentage set forth in Clause 3.1.1 (ii) and (iii), and (c) of the Participation in the Net Gain per Product ascertained in the Final Closing Income Statement in relation to the Participation in the Net Gain of Reference ascertained in the Calculation Statement - Closing Price, all following the formulas described in Exhibit 3.7. The Post-Closing Adjustment Notice shall specify, with reasonable detail, the nature and amount of any adjustment in relation to the Closing Price.

3.8.1.       If Buyer[s] do[es] not send a Post-Closing Adjustment Notice, the Withheld Amount shall be paid to Seller, in national currency and in immediately available funds, through available wire transfer - TED, to the Seller’s account to be timely indicated in writing, within five (5) Business Days from the end of the term mentioned in this Clause 3.8, and future challenges by Buyer[s] will no longer be possible.

3.8.2.       If Buyer[s] send[s] a Post-Closing Adjustment Notice, the items and amounts that have been included in the Calculation Statement - Closing Price but have not been challenged by Buyer[s] in the Post-Closing Adjustment Notice will become final and binding regarding the Parties.

3.8.3.       Seller shall, within thirty (30) Business Days from the receipt of the Post-Closing Adjustment Notice, send a written notice to Buyer[s] informing its agreement (“Agreement Notice”) or detailing in a reasonable manner its disagreement (“Disagreement Notice”) regarding the Post-Closing Adjustment. In case of sending of an Agreement Notice by Seller as set forth herein (or if Seller does not present the Disagreement Notice within the term mentioned above), the Post-Closing Adjustment informed in the Post-Closing Adjustment Notice will be the Final Post-Closing Adjustment for the purposes of Clause 3.8.6 below. Any items and amounts that have been included in the Post-Closing Adjustment Notice but are not timely opposed by Seller in a Disagreement Notice as set forth herein will become final and binding in relation to the Parties, and shall not be challenged by Seller in any way.

3.8.4.       Discussion Term. Within the thirty (30) days subsequent to the receipt of the Disagreement Notice by Buyer[s] (“Discussion Term”), the Parties shall seek to solve in good faith any divergences they may have in relation to the Post-Closing Adjustment.

3.8.5.       Review by the Auditor. Ending the Discussion Term, if the Parties do not reach an agreement regarding the Post-Closing Adjustment, Seller or Buyer[s] may send a

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notice to the other Party requesting that the determination of the Post-Closing Adjustment be submitted to an Independent Audit Firm, to be hired by Buyer[s], excluding those that, on the date of hiring, are the independent auditor of any of the Parties or that have provided services to Buyer[s] or to Seller regarding the preparation of the Post-Closing Adjustment or of the Disagreement Notice, respectively (“Auditor” and the “Auditor Notice”).

3.8.6.       Review Procedure. The Auditor will be hired by Buyer[s] within five (5) Business Days after receipt of the Auditor Notice by any of the Parties. Seller and Buyer[s] will instruct the Auditor to conduct the definitive determination of the Post-Closing Adjustment, in full compliance with the Accounting Practices and criteria used in the preparation of the Closing Balance (“Final Post-Closing Adjustment”). The Parties shall cooperate with Auditor during the engagement period. In the Final Post-Closing Adjustment, the Auditor will be limited to choosing (a) only one amount out of those indicated in the proposals submitted by Seller and Buyer[s] in relation to each disputed item of the Post-Closing Adjustment and/or the Disagreement Notice, as the case may be, or (b) an amount in the interval between the amounts indicated in the Post-Closing Adjustment and/or the Disagreement Notice in relation to each disputed item, and the Auditor may not choose an amount that surpasses the greatest amount or that is lower than the smallest amount indicated in the Post-Closing Adjustment and/or the Disagreement Notice.

3.8.7.       The Final Post-Closing Adjustment shall become final and binding upon the Parties on the date the Auditor delivers its final determination in writing to the Parties (final determination which Seller and Buyer[s] will request to be delivered within thirty (30) days, at the most, counted from the hiring), it being certain that the Auditor’s final determination will be final, definitive and binding upon the Parties, not being subject to being reviewed in court or via arbitration, or in any other way able to be appealed or opposed by the Parties, except due to express mathematical error (“Determination Date of the Post-Closing Adjustment”).

3.8.8.       The Parties hereby agree that any fees and expenses of the Auditor shall be borne by the Party the Post-Closing Adjustment proposal of which is less closer to the Final Post-Closing Adjustment.

3.8.9.       Payment of the Post-Closing Adjustment. The Final Post-Closing Adjustment shall be paid by Seller to Buyer[s] within five (5) Business Days from (a) the date of receipt by Buyer[s] of an Agreement Notice as set forth herein; or (b) the Determination Date of the Post-Closing Adjustment, in both cases net of any withholding at source or deduction of any Tax or bank fees, upon the offset of the Withheld Amount against the amount of the Final Post-Closing Adjustment, and the positive balance of this offset, if any, shall be paid to Seller in national currency and in immediately available funds, through available wire transfer - TED to the Seller’s bank account to be timely indicated in writing. If the Withheld Amount is not sufficient to pay the Final Post-Closing Adjustment, the amount that is lacking will be paid by Seller to Buyer[s] in the same term established herein through available wire transfer - TED to the Buyer[s]’[s] bank account[s] to be timely indicated in writing, net of any withholding at source or deduction of any Tax or bank fees, in national currency and in immediately available funds.

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3.9.       Guarantee: As guarantee of the obligation of Buyer[s] to make the correct and timely payment of the fine set forth in Clause 10.1.1 below, Buyer[s] shall deliver to Seller, on this date, an original via of the bank surety letter provided by a first-line financial institution to the benefit of Seller (“Guarantee”), except that, however, Buyer[s] shall be exempted from providing the Guarantee if, on this date, (i) Buyer (or any of the Buyers, if there are two or more) presents a proof of credit rating not below S&P and Fitch [“AA”] or Moody’s [“A3”]; or (ii) in case Buyer[s] is[are] organized as investment fund[s], proof of having under its management assets in the total amount in Reais that corresponds, on this date, to at least four billion United States Dollars (USD 4,000,000,000.00).

CHAPTER IV

CONDITIONS PRECEDENT

4.1.       Conditions Precedent of the Parties. The obligations of each of the Parties to complete the Transaction are subject (i) to compliance, at or until the Closing Date, of the following conditions precedent (that may not be waived by Buyer[s] and/or Seller); and (ii) to these conditions precedent still being fulfilled on the Closing Date (the “Conditions Precedent of the Parties”):

(i)	Requirements of Law No. 11,101/05 and of the Judicial Reorganization Plan. All requirements and formalities set forth in Law No. 11,101/05 and in the Judicial Reorganization Plan that are necessary for the Closing and consummation of the Transaction shall have been complied with, including regarding the validity and legitimacy of the constitution of the UPI Movable Assets;

(ii)	Competitive Bidding Procedure. The legal period for the filing of any appeals must have elapsed or, if any appeals have been filed, a court decision granting a suspensive effect to such appeals filed against (a) the court decision for ratification of the Amendment to the Judicial Reorganization Plan; and/or (b) the judicial decision ratifying the winning bid of the Competitive Bidding Procedure, under the terms of the Amendment to the Judicial Reorganization Plan and Law No. 11,101/05, shall not be in force;

(iii)	CADE’s Approval. The competent authorization for the consummation of the Transaction by CADE’s General Superintendence and/or Tribunal, as applicable, shall have been obtained, pursuant to Clause 5.3, and such authorization shall have become final and unappealable, which is understood as being, as the case may be, (a) the lapse of fifteen (15) days from the publication of the decision of CADE’s General Superintendence without the filing, during this period, of any appeals by third parties or without any certioriari by CADE’s Court, pursuant to the Law; or (b) if the Transaction is analyzed by CADE’s Tribunal, from the publication of its final decision, considering the filing of any motion to clarify, pursuant to the Law (in any case, the “CADE’s Approval”);

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(iv)	Previous Consent of ANATEL. Obtaining of the previous consent for the consummation of the Transaction by ANATEL, pursuant to Clause 5.3 and to the applicable Law (“ANATEL’s Previous Consent”);

(v)	Laws and Decisions. No competent Government Authority has issued a Law or Decision in force which is producing effects, that makes the Closing acts illegal or that, in any other way, prevent its consummation; and

(vi)	Oi Móvel Merger. Approval, until December 31, 2021, by the Extraordinary Shareholders’ Meetings of Oi Móvel and of Oi, pursuant to Clause 5.6 hereof, of the merger of Oi Móvel into Oi, it being hereby certain that, if the said merger is not approved by the Extraordinary Shareholders’ Meetings of Oi Móvel and of Oi until December 31, 2021, and provided that all the other Seller’s Conditions Precedent have been met (or waived, in writing) under the terms set forth herein, then Seller will be required to perform the Closing and consummate the Transaction as set forth herein, regardless of the merger of Oi Móvel into Seller.

4.2.       Conditions Precedent of Seller. Seller’s obligation to consummate the Transaction is subject (i) to fulfillment, at or before the Closing Date, of each of the following conditions (except if, in whole or in part, waived in writing by Seller, at its free and sole discretion); and (ii) to each of these conditions precedent remaining fulfilled (or in whole or in part, waived in writing by Seller, at its free and sole discretion) on the Closing Date (“Conditions Precedent of Seller”):

(i)	Representations and Warranties. The representations and warranties provided by Buyer[s] and addressed in items 7.2.1 to 7.2.3 of Exhibit 7.2 hereof have remained true, complete and accurate, from the execution date hereof until the Closing Date, as if reaffirmed on the Closing Date (except in case of any representation or warranty that, pursuant to its terms, is provided in relation to another date expressly specified therein);

(ii)	Compliance with Obligations. The obligations assumed herein by Buyer[s] have been fully complied with; and

(iii)	Corporate Authorizations. Obtaining, by Buyer[s], of all corporate approvals necessary to the consummation of the Transaction, as indicated and described in Exhibit 4.2(iii).

4.3.       Conditions Precedent of Buyer[s]. The obligation of Buyer[s] to consummate the Transaction is subject (i) to fulfillment, at or before the Closing Date, of each of the following conditions (except if, in whole or in part, waived in writing by Buyer[s], at its free and sole discretion); and (ii) to each of these conditions precedent remaining fulfilled (or in whole or in part, waived in writing by Seller, at its free and sole discretion) on the Closing Date (“Conditions Precedent of Buyer[s]” and, together with the Parties’ Conditions Precedent and the Seller’s Conditions Precedent, the “Conditions Precedent”):

(i)	Representations and Warranties. The Fundamental Representations and Warranties of Oi Group have remained true, complete and accurate and the other representations and warranties of the Oi Group Companies have

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remained true, complete and accurate in all their relevant aspects, from the execution date hereof until the Closing Date, as if reaffirmed on the Closing Date (except in case of any representation or warranty that, pursuant to its terms, is provided in relation to another date expressly specified therein or has been updated pursuant to Clause 7.1.1);

(ii)	Compliance with Obligations. The obligations assumed herein by the Oi Group Companies have been fully complied with;

(iii) Third-Party Authorizations. Obtaining, by the Oi Group Companies, as the case may be, of all previous authorizations (or waivers) of third parties, necessary for the consummation of the Transaction, including the Corporate Reorganization, as indicated and described in Exhibit 4.3(iii);

(iv)	Corporate Reorganization. Conclusion of all acts of Corporate Reorganization described in Clause 5.2, so that, on the Closing Date, and without prejudice of the provision of Clause 2.1.4: (a) the equity of SPE[s] Movable be comprised of the Assets, Obligations and Rights of UPI Movable Assets to be transferred to Buyer[s], pursuant to Clause 5.2, observing the provision of Clause 2.1.4; (b) the SPE[s] Movable be operating the Assets, Obligations and Rights of UPI Movable Assets that are granted thereto pursuant to Clause 5.2, in the Regular Course of Business, with all necessary Permits, registrations, authorizations and consent, pursuant to the Legislation in force, isolated and independent from the Oi Group except for the use of the services and goods object of the Ancillary Operating Agreements; except that, however, if Seller complies with all its Minimum Segregation Obligations as per the Segregation and Allotment Plan (prepared pursuant to the Law, in special ANATEL’s regulation) and, despite that, the implementation of the Segregation and Allotment Plan is not concluded until December 31, 2021, and provided that all the other Conditions Precedent of the Parties and Conditions Precedent of Buyer[s] have been complied with (or waived, in writing) as set forth herein, then Buyer[s] will be required to conduct the Closing and consummate the Transaction, as set forth herein.

(v)	Absence of Material Adverse Effect. Non-occurrence, until the Closing Date, of any Material Adverse Effect; and

(vi)	Adjustments in the Base Price. Seller shall have prepared and delivered to Buyer[s], as per Clause 3.2 hereof, the Closing Balance of SPE Movable, the Closing Income Statement and the Calculation Statement - Closing Price.

4.4.       Verification. Once the Conditions Precedent are fulfilled and verified (or waived, as applicable), any of the Parties will notify (providing reasonable proof documents, if applicable) the other Party, within five (5) days from the date when all Conditions Precedent have been verified (or waived, as applicable), informing that the Conditions Precedent have been fulfilled and verified (or waived, as applicable), for the purposes of calling them to conduct the Closing, observing the provisions of CHAPTER VI.

CHAPTER V

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OBLIGATIONS PRIOR TO THE CLOSING

5.1.       Cooperation. Each of the Parties, as the case may be, undertakes to: (a) take all necessary measures for compliance with the obligations set forth herein, executing all instruments and documents required to complete the Transaction set forth herein and employing its best efforts for the Closing to occur as soon as possible, observing the provisions of Clause 10.1; (b) observing the provisions of Clause 5.3.1 below, meet any requirements of the Governmental Authorities, in order to allow the consummation of the Transaction, as soon as possible and with the minimum loss for the Assets, Obligations and Rights of UPI Movable Assets and the activities of those involved; (c) practice the acts and adopt the measures incumbent to each one, as per this Agreement, as well as to use reasonable efforts and to cooperate with the other Parties, so that the Conditions Precedent are fulfilled and verified as soon as possible, further undertaking to adopt the applicable measure to maintain the other Parties informed regarding the verification of the Conditions Precedent; (d) communicate to the other Parties the occurrence of any act, fact or omission that may impact in a material manner the verification or not of any of the Conditions Precedent of which it becomes aware, within five (5) Business Days after such Knowledge; (e) refrain from adopting any attitude or practicing any act that may harm the consummation of the Transaction, including the lack of acknowledgement, in bad faith, of the verification of the fulfillment of the Conditions Precedent; and (f) Seller shall adopt or cause the adoption of all measures and practice all the necessary acts, at its own expense, so that, between the execution of the Agreement and the Closing Date, the procedures set forth in Exhibit 5.1 have been duly observed. All acts set forth pursuant to this Clause will be conducted strictly observing the limitations of the applicable legislation, including Law No. 12,529/11, regulations and guides issued by CADE and the Antitrust Protocol.

5.1.1.       Right to Information. The Parties agree that, between the execution date hereof and the Closing Date, the Oi Group Companies shall cause that: (a) until the date of Segregation of UPI Movable Assets, Buyer[s] receive[s] quarterly Income Statements of Oi Móvel, prepared in accordance with the Accounting Practices, reviewed by an Independent Audit Firm, observing the legal terms for disclosure of quarterly financial information applicable to Oi; (b) within thirty (30) days from the Segregation of UPI Movable Assets, Seller delivers to Buyer[s] the Organization Balance Sheet of SPE Movable prepared in accordance with the Accounting Practices and audited by an Independent Audit Firm; (c) from the date of Segregation of UPI Movable Assets and until the Closing Date, Seller delivers to Buyer[s] the Income Statements and monthly Balance Sheets of SPE Movable prepared in accordance with the Accounting Practices; and (d) the information contemplated in Exhibit 5.1.1 are provided to Buyer[s] as per the terms and conditions of the Antitrust Protocol signed by the Parties. The documents and information referred to herein shall be provided to Buyer[s] as per the terms and conditions of the Antitrust Protocol signed by the Parties.

5.2.       Corporate Reorganization. The Oi Group Companies shall practice or cause the practice, as the case may be, of each and every act necessary for, within ninety (90) days from the obtaining of the CADE’s Approval or of ANATEL’s Previous Consent (whichever happens last): (i) conducting, pursuant to articles 7 and 8 of the Corporation Law, the granting to the share capital of SPE Movable (drop down) of the Assets, Obligations and Rights of UPI Movable Assets (the “Corporate Reorganization”); and (ii) delivering the transfer, by virtue of the Corporate Reorganization, of the Assets,

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Obligations and Rights of UPI Movable Assets to SPE Movable, observing the provision of Clause 2.1.4, so that, at the end of such term, SPE Movable be operating all activities currently conducted by Oi Móvel through the Assets, Obligations and Rights of UPI Movable Assets without solution of continuity and maintaining the conditions under which they are currently operated, isolated and independent from Oi Group, except for the provisions of this Agreement, with all Permits, registrations, authorizations and consents necessary to do so (being such moment referred to herein as “Segregation of UPI Movable Assets”). For purposes of clarification, all assets, liabilities, obligations and rights of Oi Group that are not expressly listed as Assets, Obligations and Rights of UPI Movable Assets as per Exhibit 2.1.1 will not be included in the UPI Movable Assets, will not be part of the Transaction, were not considered in the Shares Acquisition Price and in the Transition Services Price and, therefore, will not be transferred to SPE Movable, except if expressly authorized by Buyer[s] pursuant to this Agreement.

5.2.1.       The Parties agree that the Corporate Reorganization: (i) will not violate any Law or any provision of the Judicial Reorganization Plan or of the Public Notice; (ii) will not imply the creation or transfer to SPE Movable of any obligations, Liens, Liabilities or contingencies in addition to those indicated in Exhibit 2.1.1; and (iii) shall observe all provisions contained in the Segregation and Allotment Plan prepared and presented by Buyer[s] and incorporated hereto pursuant to Clause 2.1.4, without prejudice of the provision of clause 5.2.4 below.

5.2.2.       The Parties agree that Seller shall bear all costs and expenses related to the Corporate Reorganization, without prejudice to the obligation of Buyer[s] of bearing all costs related to the implementation of any Segregation and Allotment Plan pursuant to Clause 2.1.4 when it exceeds the costs that otherwise would be incurred for the implementation of the Corporate Reorganization.

5.2.3.       The Parties may update in good faith and by common agreement the information of Exhibit 2.1.1 to add and/or exclude certain Assets, Obligations and Rights UPI Assets, observing that such updates will not harm any of the provisions set forth in CHAPTER III, nor the lack of succession by Buyer[s] of any Liens or Liabilities of Oi Group, whether they have an environmental, labor, tax, social security, civil, regulatory, administrative, anti-corruption, criminal or commercial nature.

5.2.4.       If, pursuant to Clause 2.1.4 hereto, the Assets, Obligations and Rights of UPI Movable Assets must be contributed to the share capital of more than one specific purpose enterprise for the disposal of UPI Movable Assets, and observing the provisions of Clauses 2.1.4 and 4.3(iv) hereof, Seller shall, before the Closing Date, adopt or cause the adoption of all measures and practice at least all acts included in Exhibit 5.2.4 hereof, so that each SPE Movable may operate the Assets, Obligations and Rights of UPI Movable Assets without solution of continuity, even if the Segregation of UPI Movable Assets has not yet been fully implemented (“Minimum Segregation Obligations”).

5.2.4.1.       Observing the provision of Clause 2.1.6, if the Closing occurs (i) after the ninety (90)-day term from the obtaining of CADE’s Approval or ANATEL’s Previous Consent, whichever occurs last, or (ii) on December 31, 2021 (whichever occurs last between (i) and (ii)), or, further, the date agreed upon by the Parties pursuant to Clause 2.1.7 and Seller has not fully implemented the Allotment of UPI Movable Assets (but has implemented the Minimum Allotment Obligations), Seller shall then bear half the costs

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of the Segregation and Allotment Plan incurred since then, which may be deducted from any amount that Seller has to receive from Buyer[s].

5.2.5.       The Parties agree that the Transaction shall involve the dismissal and rehiring by SPE Movable of Oi Móvel’s employees. If there are more than one SPE Movable, the form of dismissal, rehiring and allocation of the employees of each SPE Movable will be provided for in the Segregation and Allotment Plan.

5.2.5.1.       The Parties agree that any disbursement, costs and expenses incurred by Seller and/or by the Oi Group Companies with the dismissal and rehiring by SPE[s] Movable of Oi Móvel’s employees, including any severance pay, shall be fully reimbursed by Buyer[s] and paid to Seller within thirty (30) days from the date of notice sent by Seller to Buyer informing the dismissal and rehiring by SPE[s] Movable, limited to twenty five million Reais (BRL 25,000,000.00). For the purpose of this Clause, Seller shall prepare a report of the costs incurred with such terminations and submit it to Buyer[s] within fifteen (15) days from the dismissal of such employees.

5.3.       Submission of the Transaction to the Competent Authorities. Buyer[s] shall prepare preliminary versions of the drafts of concentration act notice form to CADE and of request of previous consent to ANATEL (“Pre-Filing Drafts”), as well as schedule previous in person meetings with those authorities before the final submission of this Transaction (“Pre-Filing Meetings”), in order to present the main aspects of the Transaction and discuss essential information to its analysis by said authorities. Seller undertakes to timely provide the information necessary for the preparation of the minutes. The Pre-Filing Drafts shall be previously submitted to Seller for confirmation of the accurateness of its information, and the Pre-Filing Meetings shall be attended by its representatives, except it the previous submission or the attendance in any meeting are waived, in writing, by Seller, at is exclusive discretion. The Pre-Filing Drafts shall be previously submitted, by Buyer[s], to said authorities by email (or other form that may be requested by the authority) as preparation to the Pre-Filing Meetings, which will be confidentially scheduled as soon as Buyer[s] has[have] all information necessary for the submission of the Transaction to the respective authorities. In the period between the date of the first Pre-Filing Meeting and the final submission of the Transaction to CADE and ANATEL, Buyer[s] shall maintain the authorities periodically informed by email on the progress of the notice and request of previous consent, as well as on the answers to the questions made by the authorities. Once the filling of the concentration act notice form and of the previous consent request is verified by CADE and by ANATEL, Buyer[s] will formally and immediately submit this Transaction to said authorities, with a formal authorization to CADE (waiver) to start the discovery stage of the concentration act before the publication of the respective Public Notice. The Parties will use their best efforts to make the pre-filling period short, so that the formal submission occurs as soon as possible.

5.3.1.       The Parties establish that Buyer[s] will be the only Party[ies] responsible for adopting all necessary measures, always acting in a diligent manner, and at its own costs, to obtain CADE’s Approval and ANATEL’s Previous Consent as soon as possible, hereby undertaking to present each and every reasonable remedy and/or condition that such Governmental Authorities understand to be necessary for the obtaining of the respective approvals and conclusion of the Transaction, observing the provisions of Clauses 5.3.5 and 10.1.1 below, including within the scope of the implementation of the

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Segregation and Allotment Plan that may be submitted by Buyer[s] pursuant to Clause 2.1.4. Buyer[s] shall maintain Seller informed regarding each submission process made, including each and every communication sent to or received from said Governmental Authorities, including those that may require impositions, restrictions or limitations regarding what is intended by the Transaction and implementation of the Segregation and Allotment Plan. Buyer[s] shall immediately comply with each and every request they understand to be reasonable of said Governmental Authorities, and shall not, under any circumstance, comply therewith after the term established by the applicable Legislation.

5.3.2.       The Oi Group Companies undertake to instruct their administrators to collaborate with Buyer[s] for the delivery of information they hold that may be reasonably necessary for such submission, as requested by Buyer[s]. Among the necessary information, confidential Information and/or competitively sensitive information shall be clearly indicated by the Oi Group Companies as such so that they are exchanged in conformity with the restrictions of the Antitrust Protocol.

5.3.3.       All costs and expenses related to the procedure for approval of the Transaction by CADE and ANATEL shall be borne by Buyer[s], except for the expenses with lawyers and any other advisors hired by Seller, which will be borne by Seller itself.

5.3.4.       At its own discretion, Seller may be represented by external attorneys in the records of the Transaction notice to CADE or within the scope of the Transaction notice process to ANATEL, and Seller’s representatives will always be invited to participate of the interactions of Buyer[s] related to the process for obtaining approval for the Transaction before CADE and ANATEL when the Transaction and the Segregation and Allotment Plan are presented as a whole to CADE and to ANATEL, or when the participation of Seller is necessary or convenient for the obtaining of the approval, and Seller and its attorneys shall be informed of such meetings with said Governmental Authorities as soon as Buyer[s] and its[their] attorneys become aware of the meetings scheduled, in order to make such participation feasible, except when they will deal with matters related exclusively to Buyer[s]. However, when leading the interactions with CADE and ANATEL, Buyer[s] will not need Seller’s approval for the presentation of any statements, documents or information related to said Governmental Authorities. Buyer[s] undertake[s], however, to previously share with Seller the documents to be presented to said Governmental Authorities for its knowledge and confirmation of the accurateness of the information presented. In this last case, Seller will use its best efforts to, as long as received in reasonable advance, verify the information and confirm and/or correct any information prepared by Buyer[s], as well as to present any comments that it understands to be pertinent for the better defense of the interests of the Parties, of Oi Móvel and of SPE Movable before CADE and ANATEL.

5.3.5.       If CADE and/or ANATEL understand that it is necessary to impose structural restrictions (whether through the disposal of assets, return of Permits or others that affect the ownership of the radiofrequencies acquired) as condition for the granting of CADE’s Approval and/or ANATEL’s Previous Consent, respectively, including within the scope of the implementation of the Segregation and Allotment Plan that may be submitted by Buyer[s] pursuant to Clause 2.1.4, Buyer[s] shall be required to interact with such Governmental Authorities in good faith and with diligence, aiming at identifying the minimum level of structural restrictions required and proposing the restrictions sufficient to eliminate in a consensual manner the concerns identified in the Transaction’s approval

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processes. The implications of the restrictions required by CADE and/or by ANATEL or, also, negotiated by Buyer[s] with such Governmental Authorities will depend (a) on the type of asset the divestment of which is required by CADE and/or by ANATEL; and (b) on the impact that any assets to be divested will have on the potential of generation of Net Revenue in the business comprised by the Assets, Obligations and Rights of UPI Movable Assets, observing the following parameters:

(i)	if the divestment or return of any assets and/or business of any nature (including businesses that include, in whole or in part, authorizations or Permits for use of radiofrequency), owned or operated by Buyer[s] or its[their] Subsidiaries (that is, assets outside the perimeter of the Assets, Obligations and Rights of UPI Movable Assets - the “Assets Outside the Perimeter”) is necessary, then Buyer[s] will not be required to make said divestments or returns, nor to consummate the Transaction, nor even to pay Seller the fine set forth in Clause 10.1.1 below;

(ii)	as long as Buyer[s] do not exceed, with the acquisition of the Assets, Obligations and Rights of UPI Movable Assets, the limits of use of radiofrequency band set forth in Resolution No. 703 of ANATEL’s, of November 1, 2018, if CADE’s or ANATEL’s decision requires the disinvestment or return of assets and/or businesses that include, in whole or in part, authorizations or Permits for use of radiofrequency, that are part of the perimeter of the Assets, Obligations and Rights of UPI Movable Assets, then Buyer[s] will not be required to make said disinvestments or returns nor to consummate the Transaction, but shall pay Seller the fine set forth in Clause 10.1.1 below;

(iii)	if, between the execution date hereof and the Closing Date, there is a change in Resolution No. 703 of ANATEL’s, of November 1, 2018, that reduces the scope of the limits of use of radiofrequency band in force on this date, and thus Buyer[s] exceed[s] such limits, and CADE’s or ANATEL’s decision requires the disinvestment or return of assets and/or businesses that include, in whole or in part, authorizations or Permits for use of radiofrequency, that are part of the perimeter of the Assets, Obligations and Rights of UPI Movable Assets, then Buyer[s] will not be required to make said disinvestments or returns nor to consummate the Transaction, nor even to pay Seller the fine set forth in Clause 10.1.1 below;

(iv)	if it is necessary to disinvest assets and/or businesses within the perimeter of the Assets, Obligations and Rights of UPI Movable Assets, different from authorizations or Permits for use of radiofrequency, the Net Revenue of which, generated in the fiscal year immediately before the fiscal year of the execution of this Agreement, corresponds, in an aggregate manner, to twenty-five percent (25%) or less of the Net Revenue generated by the entire business comprised by the Assets, Obligations and Rights of UPI Movable Assets in the same period, Buyer[s] will be required to comply with the restriction imposed or made an offer of assets in that amount to obtain CADE’s Approval or ANATEL’s Previous Consent, as well as to consummate the Transaction, as long as the other conditions precedent set forth in CHAPTER IV above are verified;

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(v)	if it is necessary to disinvest assets and/or businesses within the perimeter of the Assets, Obligations and Rights of UPI Movable Assets, different from authorizations or Permits for use of radiofrequency, the Net Revenue of which, generated in the fiscal year immediately before the fiscal year of the execution of this Agreement, corresponds, in an aggregate manner, to more than twenty-five percent (25%) or less of the Net Revenue generated by the entire business comprised by the Assets, Obligations and Rights of UPI Movable Assets in the same period, Buyer[s] will not be required to make the disinvestments in such level nor to consummate the Transaction, it being certain that, if Buyer[s] decide[s]: (a) not to make an alternative offer of restrictions; or (b) make an alternative offer of restrictions that are not accepted by CADE and/or by ANATEL, preventing the consummation of the Transaction, Buyer[s] will be required to pay Seller the fine set forth in Clause 10.1.1 below;

(vi)	if any restriction of the non-competition obligation established in Clause 9.4 is imposed, Buyer[s] will not be required to accept the restrictions nor to consummate the Transaction, it being certain that, if Buyer[s] decide[s]: (a) not to make an alternative offer of restrictions; or (b) make an alternative offer of restrictions that are not accepted by CADE and/or by ANATEL, preventing the consummation of the Transaction, Buyer[s] will be required to pay Seller the fine set forth in Clause 10.1.1 below.

5.3.5.1.       For the sole and exclusive purposes of interpretation of how the right of Buyer[s] set forth in Clause 5.3.5 to not consummating the transaction with the payment or not of the fine set forth in Clause 10.1.1 below may be exercised (and without prejudice to the option of Buyer[s] to exercise the right set forth in Clause 5.3.5 (i) above), if CADE and/or ANATEL understands that a disinvestment of assets of a certain nature is necessary, by does not specify if such assets are among Assets, Obligations and Rights of UPI Movable Assets or among the Assets Outside the Perimeter, for the exclusive purpose of the provision of items (i) to (v) of Clause 5.3.5 above, Buyer[s] shall start the calculation of the disinvestment with the Assets, Obligations and Rights of UPI Movable Assets of the same nature object of CADE’s or ANATEL’s decision and, only afterwards, and if necessary to fully comply with the determination of these bodies, include the Assets Outside the Perimeter that have the same nature. For the definition of the assets’ nature, the following criteria will be used: (i) for clients and other assets (such as towers, etc. - except authorizations or Permits for use of radiofrequency), the criterion will be location (Registration Area - “AR”); and (ii) for authorizations or Permits for use of radiofrequency, the criterion will be the spectrum band, within the same AR.

5.3.6.       The Parties clarify that the imposition of any remedies or restrictions to the Transaction by CADE and/or ANATEL will not affect nor imply change, under no circumstance, in the obligations of the Parties established herein, nor in the price set forth in this Agreement for the acquisition of UPI Movable Assets.

5.3.7.       In case of unappealable administrative decision of CADE and/or ANATEL that rejects the Transaction, this Agreement will be terminated by operation of law, without any indemnification being due by one Party to the other for such fact, but Buyer[s] shall (i) pay Seller the fine set forth in Clause 10.1.1, and (ii) fully bear the costs that may be

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incurred by Seller exclusively necessary to revert the stages of the Segregation and Allotment Plan that may have already been implemented, subject to the preparation by Seller of a budget to be submitted and approved by Buyer[s], the approval of which shall not be unreasonable withheld.

5.3.8.       Specific rules regarding the submission of the Transaction to CADE and ANATEL.

5.3.8.1.       During the period in which the Transaction is under analysis by CADE and ANATEL (and until it is approved), the Parties undertake to maintain and preserve the current market conditions, as set forth in the applicable Law.

5.3.8.2.       Once CADE and ANATEL understands that any restrictions that been imposed by such authorities for the Closing of the Transaction have been fulfilled, the Parties shall conduct the Closing as soon as possible as agreed upon between the Parties, observing the provisions of Clauses 5.2 and 6.1, it being certain that the Closing will remain subject to the fulfillment (or waiver, as applicable) of the other Conditions Precedent set forth herein.

5.3.8.3.       The Parties undertake to fully cooperate with each other in the provision of all information, data and documents to be submitted to CADE and ANATEL, offering, within a reasonable time, compatible with the compliance with the obligations agreed upon herein, the information, data and documents reasonably necessary for the obtaining of CADE’s Approval and ANATEL’s Previous Consent, during all phases of the process, using their best efforts to obtain the approval of the Transaction without restrictions.

5.4.       Regular Course and Conduction of Business. The Oi Group Companies undertake to, from this date until the Closing Date, cause that Oi Móvel and/or SPE[s] Movable, as applicable, conduct their operations and activities with care and diligence, observing the Regular Course of Business and the Law, considering that: (a) Oi Móvel (and/or its successors), from this date until the Closing Date; and (b) SPE[s] Movable, from its organization until the Closing Date, may not resolve on or practice, and the Oi Group Companies undertake to cause that Oi Móvel or SPE[s] Movable, as applicable, do[es] not resolve on or practice, any of the acts listed below, as long as such acts directly or indirectly impact on the Assets, Obligations and Rights of UPI Movable Assets. For purposes of clarification, it is expressly allowed to resolve on or practice any acts by Oi Móvel and by SPE[s] Movable, as applicable, even if they are in the list below, as long as such acts (aa) are conducted with the exclusive purpose of making the implementation of the Corporate Reorganization set forth herein feasible; (bb) are conducted with the exclusive purpose of making the participation of the Oi Group Companies in the 5G/700MHz Auction feasible; (cc) are set forth herein or in the Judicial Reorganization Plan (and as long as they are not expressly prohibited by this Agreement), or (dd) have otherwise been previously authorized is writing by Buyer[s] (in this case, observing the provision of Clause 5.4.1).

(i)	change in a significant and unreasonable manner the standards, methods, criteria, procedures, registrations and accounting, tax, labor, operational and/or commercial practices (including, without limitation, the proportion of the revenue of Added Valued Services - SVAs on telecom services) used by Oi Móvel and/or by SPE[s] Movable, as applicable, which shall always be in accordance with the Law;

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(ii)	sell, at any title, the Assets, Obligations and Rights of UPI Movable Assets or constitute any Lien on the Assets, Obligations and Rights of UPI Movable Assets (including to sell, promise to sell, assign, promise to assign, or in any other way transfer, encumber or promise to transfer or encumber such Assets, Obligations and Rights of UPI Movable Assets);

(iii)	approve or allow that Oi Móvel and/or SPE[s] Movable, as applicable, issue shares of any kind or class or other securities of any kind, specially debentures, convertible or not, beneficiary parties, subscription bonus or that grant stock options to administrators and/or third parties, right to profit sharing or that also reduce the share capital;

(iv)	approve or implement any transaction of transformation, consolidation, spin-off, merger (including of shares), capitalization of company upon contribution of assets (drop down) or other form of corporate reorganization involving Oi Móvel, SPE[s] Movable, their Affiliates and/or the Assets, Obligations and Rights of UPI Movable Assets, as well as its liquidation or winding-up, or also the sale or disposal of substantially all their assets;

(v)	acquire, at any title, any corporate interest or enter into investment agreement, shareholders’ or quotaholders’ agreements, or, also consortium or joint venture agreement that may impact on the Assets, Obligations and Rights of UPI Movable Assets;

(vi)	enter into any agreement that provides for the purchase and sale, endorsement, transfer or exercise of voting right of shares representing the share capital of Oi Móvel and/or of SPE[s] Movable, as applicable, or that affect them in any way;

(vii)	approve or implement a material change, termination or devolution of any Permit if any Governmental Authority necessary for the operation and maintenance of the Assets, Obligations and Rights of UPI Movable Assets;

(viii)	contract, whether in one single transaction or series of transactions, any type of indebtedness (whether with third parties or with Related Party), in an amount higher than [•] (BRL [•]);

(ix)	grant pardon, cancellation, novation, waiver or release of any debts, demands or rights of Oi Móvel and/or of SPE[s] Movable, as applicable, in an amount higher than, individually or jointly, [•] (BRL [•]);

(x)	sell, assign, transfer or license, for free or in an onerous manner, any Intellectual Property rights related to, used in or necessary to the operation of the Assets, Obligations and Rights of UPI Movable Assets as currently operated;

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(xi)	enter into, terminate, assign or modify in any way any type of agreement that may be considered as a Relevant Agreement, except if in the Regular Course of Business and as long as entered into under market conditions;

(xii)	enter into with third parties (including Related Party) new Sharing Agreements or Lease Agreements related to the Assets, Obligations and Rights of UPI Movable Assets, except for the Oi Sharing Agreement with UPI Towers attached to the proposal accepted on July 18, 2020 by Oi within the scope of the competitive bidding procedure of disposal of UPI Towers and disclosed in the Judicial Reorganization Plan;

(xiii)	change the terms and conditions of the Sharing Agreements or of the Lease Agreements with Third Parties currently in force related to the Assets, Obligations and Rights of UPI Movable Assets;

(xiv)	enter into any commitment or settlement in any administrative or judicial proceedings, including commitment instrument, which involves Oi Móvel and/or SPE Movable, as applicable, in an individual amount higher than [-] (BRL [-]), or which implies commitments and/or obligations of continuing compliance to Oi Móvel and/or to SPE[s] Movable, as the case may be;

(xv)	declare, pay, distribute and/or credit any dividends, profit sharing or interest on net equity, or return, at any title, goods or amounts to the shareholders of Oi Móvel and/or of SPE[s] Movable, as applicable, in a global amount higher than [-] (BRL [-]) or according to the past practices of Oi Móvel;

(xvi)	start any new business related to the Assets, Obligations and Rights of UPI Movable Assets or execute, in the SPE[s] Movable, any activity or transaction that not the development of the mobile telephone business through the Assets, Obligations and Rights of UPI Movable Assets;

(xvii)	hire or cause the hiring at SPE[s] Movable of administrators or employees that are not those indicated in Exhibit [•], increase or change their remuneration at SPE Movable or create or change benefits packages or plan thereto after their hiring by SPE[s] Movable;

(xviii)	sign new agreements and/or renew, amend or extend the period of effectiveness of any agreement with any shareholder or with any Related Party, except if in the Regular Course of Business and as long as entered into under market conditions and as long as such agreement may be terminated at any time from the Closing Date, without any burden to Buyer[s] or to SPE[s] Movable;

(xix)	practice any act or assume any obligation, or make any extraordinary investment that deviate, in a material and adverse manner, from the budget of Oi Móvel or of SPE[s] Movable, as applicable;

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(xx)	make, whether in one single transaction or in a series of transactions, investments that may result in an annual CAPEX higher than [-] (BRL [-]);

(xxi)	agree to, or undertake to, or adopt, or authorize, also through the exercise of voting rights, any act set forth in this Clause.

5.4.1.       For the purposes of item “dd” of Clause 5.4 above, Seller shall communicate in writing to Buyer[s] the need to resolve on and/or practice any act listed in Clause 5.4, indicating the reason and attaching any documentation necessary to prove such need. Buyer[s] shall have up to ten (10) Business Days from the sending of such communication by Seller to authorize or not allow the resolution on and/or practice of the act in question, it being certain that: (a) Buyer[s] may not unreasonably prevent the resolution on and/or refuse the practice of any act; and (b) the lack of statement by Buyer[s] within the term provided for herein shall be interpreted as tacit authorization, it being allowed to Seller to resolve on and/or practice the act in question, without implying any right to indemnification to Buyer[s].

5.4.2.       For purposes of clarification, observing the provision of Clause 5.4 above, any acts, facts or resolutions, or any other events or decisions that may be taken by Oi Móvel or by SPE[s] Movable strictly related to the participation of the Oi Group Companies in the 5G/700MHz Auction shall be considered as executed in the Regular Course of Business.

5.4.3.       From this date and until the Closing Date, (a) the Oi Group Companies will cause Oi Móvel and SPE[s] Movable, as applicable, not to practice any act that may impact in a material manner on the reputation and the relationship of Oi Móvel with suppliers, distributors and other Persons that have material business relations with Oi Móvel and/or SPE[s] Movable, as applicable; and (b) the Oi Group Companies will maintain Buyer[s] informed about the compliance with the obligations assumed in this Clause 5.4, immediately notifying it on the occurrence of: (x) any change in the Regular Course of Business of Oi Móvel and/or of SPE[s] Movable, as applicable; or (y) any act or fact that may adversely and materially affect the Assets, Obligations and Rights of UPI Movable Assets; or (z) any fact that implies violation that cannot be remedied by the Oi Group Companies of the representations and warranties provided as per Clause 7.1 below or in the occurrence of a Material Adverse Effect.

5.5.       Telemar Merger. Buyer[s] agree that, until the Closing Date, Oi, as shareholder representing the totality of the share capital of Telemar, will call Extraordinary Shareholders’ General Meetings of Telemar and Oi, respectively, pursuant to their respective Bylaws and of the Legislation in force, to resolve on the approval of the merger of Telemar by Oi, pursuant to article 227 of the Corporation Law, which will imply the extinction of Telemar and cancellation of the shares issued by the company, with the distribution of the totality of the shares held by Telemar at Oi Móvel to Oi. Oi will succeed Telemar in all its rights and obligations, including those contained herein, and shall (1) practice all acts and enter into all instruments necessary for the delivery of the transfer of Telemar’s rights and obligations by virtue of the merger, and (2) send Buyer[s] copies of the minutes of the Extraordinary Shareholders’ General Meetings provided for herein, duly registered before the competent Commercial Registries, as well as of the other

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documents that may be reasonably requested by Buyer[s] to confirm the compliance with said formalities.

5.6.       Oi Móvel Merger. As soon as possible, but in any case within thirty (30) Business Days from the Segregation of UPI Movable Assets, Oi, as shareholder representing the totality of the share capital of Oi Móvel, will call, to take place within thirty (30) Business Days from its call, Extraordinary Shareholders’ General Meetings of Oi Móvel and Oi, respectively, pursuant to their respective Bylaws and of the Legislation in force, to resolve on the approval of the merger of Oi Móvel by Oi, pursuant to article 227 of the Corporation Law, which will imply the extinction of Oi Móvel and cancellation of the shares issued by the company, with the distribution of the totality of the shares held by Oi Móvel at SPE Movable to Oi. Oi will succeed Oi Móvel in all its rights and obligations, including those contained herein, and shall (1) practice all acts and enter into all instruments necessary for the delivery of the transfer of Oi Móvel’s assets, rights and obligations by virtue of the merger; and (2) send Buyer[s] copies of the minutes of the Extraordinary Shareholders’ General Meetings provided for herein, as well as of the Merger Protocols and of the respective Assessment Reports, duly registered before the competent Commercial Registries, as well as of the other documents that may be reasonably requested by Buyer[s] to confirm the compliance with said formalities. Except if the merger of Oi Móvel does not occur until the Closing Date, with the implementation of the merger of Oi Móvel, Oi will be the universal successor of all obligations of Oi Móvel and will become the Seller, for all effects hereof. Until the implementation of the merger of Oi Móvel, Oi and Telemar are joint and several guarantors of all obligations of Oi Móvel in this Agreement.

CHAPTER VI

CLOSING

6.1.       Closing and Closing Acts. The Parties undertake to (a) on the last Business Day of the month when all Conditions Precedent are verified and/or waived (as applicable), or on the last Business Day of the month subsequent to such verification or waiver, if this occurs after the twentieth (20th) day of the month, or (b) on another date that may be previously agreed upon between the Parties in writing (“Closing Date”), be present at [time] in [place] (or other place and time to be mutually agreed between the Parties) and conduct the following acts (“Closing Acts”), which will be considered as having occurred simultaneously (“Closing”):

(i)	Representations, Warranties and Obligations of Seller. Seller shall provide Buyer[s] with a statement signed by its legal representatives, confirming that (a) all representations and warranties object of Clause 7.1 have remained true and complete, in all their material aspects, from the date of execution hereof until the Closing Date, except for the representations and warranties to be updated in order to reflect events that have occurred between on the date hereof and the Closing Date, including the latter date; and (b) it has complied with all obligations that, by virtue hereof, should have been complied until the Closing Date (and also that the Conditions Precedent have remained fulfilled on the Closing Date);

(ii)	Representations, Warranties and Obligations of Buyer[s]. Buyer[s] shall provide Seller with a statement signed by its[their] legal representatives,

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confirming that (a) all representations and warranties object of Clause 7.2 have remained true and complete from the date of execution hereof until the Closing Date, including the latter date; and (b) Buyer[s] has[have] complied with all obligations that, by virtue hereof, should have been complied until the Closing Date (and also that the Conditions Precedent have remained fulfilled on the Closing Date);

(iii)	Corporate Reorganization. Seller will deliver to Buyer[s] copies of all documents that, at the discretion of Buyer[s] and upon request submitted in that sense to Seller within two (2) Business Days prior to the Closing Date, are necessary to demonstrate the implementation of the Corporate Reorganization as set forth herein, observing the provision of Clause 4.3(iv);

(iv)	Transfer of Shares. Seller and Buyer[s] will sign the transfer instruments registering the transfer of ownership on the Shares in the Registered Shares Transfer Register of SPE[s] Movable and the administrators of SPE[s] Movable present to the Closing will register said transfers and the new shareholding positions within the scope of the share capital of SPE[s] Movable, in the respective Registered Shares Register;

(v)	Closing Price Payment. Buyer[s] will make the payment of the Closing Price to Seller, observing the provision of Clause 3.4;

(vi)	Administrators and Corporate Books and other books and records. Seller shall deliver to Buyer[s]: (a) the written resignations, in force as of the Closing Date, of all administrators of SPE Movable (except for those the resignation of which is waived by Buyer[s]), and SPE Movable, through its new administrators elected and vested in office pursuant to item (vii) below, will confirm the receipt of such resignations, granting full, general, unrestricted and irrevocable release for the resigning administrators regarding the period during which they held their positions at SPE[s] Movable; and (b) the corporate books, account and financial records, tax documents and other records of SPE[s] Movable;

(vii)	Election of New Administrators. Buyer[s], as shareholder[s] representing one hundred percent (100%) of the total and voting share capital of SPE[s] Movable, will execute and cause the execution of all corporate acts necessary for the election and vesting in office of the new administrators of SPE[s] Movable (who will replace the resigning administrators, as per item (vi) above);

(viii)	Transition Services Agreement. Seller or other Oi Group Company and SPE[s] Movable will enter into the Transition Services Agreement, according to the terms and conditions established in Exhibit 6.1(viii);

(ix)	Long Term Agreements. Seller or other Oi Group company and SPE[s] Movable will enter into (a) the Agreement for the Supply of Capacity for Transmission of Telecommunications Signals under Industrial Exploration Regime, according to the terms and conditions established in Exhibit

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6.1(ix)(a); and (b) the Infrastructure Sharing Agreement, according to the terms and conditions established in Exhibit 6.1(ix)(b); and

(x)	Release of Guarantee. The Oi Group Companies will deliver to Buyer[s] the respective instruments of release of each and every Lien on the Assets, Obligations and Rights of UPI Movable Assets.

6.2.       The Parties further undertake to practice, in good faith, on the Closing Date, all the other acts and sign all the documents necessary or convenient to the efficient execution of the Closing.

6.3.       All acts to be practiced within the scope of the Closing are part of a single business adjusted between the Parties and shall be considered as having been simultaneously practiced and implemented, regardless of the order and numbers specified herein. Consequently, if any of the acts to be practiced at the Closing is not effectively practices on the Closing Date, the other acts that may be practiced will be considered without validity and effect, unless the Parties agree otherwise, in writing.

6.4.       After the consummation of the Transaction, Buyer[s] will then exercise, as of the Closing Date, all rights and obligations inherent to the full ownership and possession of the Shares, without any restriction, including rights prior to the Closing Date that may not have been exercised.

6.5.       Registrations. Buyer[s], as shareholder representing one hundred percent (100%) of the total and voting share capital of SPE[s] Movable, will cause the registration before the competent Governmental Authorities, within ten (10) Business Days from the Closing Date, of the corporate acts mentioned herein signed and delivered on the Closing Date, and any costs with registration of such corporate acts will be borne by SPE[s] Movable. The Parties shall cooperate, as necessary, for such registrations to be made in an appropriate manner.

6.6.       Obligation to execute the Closing. Observing the provision of Clause 5.3.5, the Parties acknowledge and agree that, once all Conditions Precedent are verified and/or waived, Buyer[s] will be required, together with Seller, to execute the Closing, as set forth herein.

CHAPTER VII

REPRESENTATIONS AND WARRANTIES

7.1.       Representations and Warranties of the Oi Group Companies. The Oi Group Companies, as applicable, provide the representations and warranties included in Exhibit 7.1, further representing and warranting that they are, on this date, true, precise, full, correct and not misleading, and so will remain, until the Closing Date, including said date (except for those representations and warranties which make a reference to a specific date, which are true, precise, full, correct and not misleading, on the date to which they refer).

7.1.1.       Update of Representations and Warranties. The information included in the representations and warranties and exhibits set forth in Clause 7.1 reflect the status of the Oi Móvel, of the Assets, Obligations and Rights of UPI Movable Assets and other information set forth therein on the base dates stated therein. The Parties hereby agree

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that, except for the Fundamental Representations and Warranties of Oi Group Companies, the Oi Group Companies may update in good faith the information included in such representations and warranties and exhibits, observing that such updates (a) may only refer to acts, facts or omissions occurred after the date hereof or, exclusively regarding representations and warranties that refer to a specific date or period, after the date or period to which they refer, (b) will not exempt the Oi Group Companies from any obligations set forth herein, especially the obligations to indemnify set forth in Clause 8.1 below, and (c) such updates may not represent, individually or jointly, a Material Adverse Effect.

7.2.       Representations and Warranties of Buyer[s]. Buyer[s] provide[s] the representations and warranties included in Exhibit 7.2, further representing and warranting that they are, on this date, true, precise, full, correct and not misleading, and so will remain, until the Closing Date, including said date (except for those representations and warranties which make a reference to a specific date, which are true, precise, full, correct and not misleading, on the date to which they refer).

CHAPTER VIII

OBLIGATIONS TO INDEMNIFY

8.1.       Indemnification for the Oi Group Companies. The Oi Group Companies undertake, jointly and severally, to indemnify and hold Buyer[s] (in this case, to the extent that they result in Losses for Buyer[s]), as well as its[their] respective Affiliates and their administrators, employees and representatives, and, also, their respective successors (“Buyer’s Indemnified Parties”), harmless and exempt from any and all Losses effectively incurred by any of the Buyer’s Indemnified Parties, when such Losses arise, directly or indirectly, from:

(i)	any falsehood, inaccuracy, error or violation in the representations and warranties provided by any of the Oi Group Companies, pursuant to Clause 7.1 of this Agreement;

(ii)	action or omission of any of the Oi Group Companies or their Affiliates that result in the violation of this Agreement or of any of the other Documents of the Transaction, or non-compliance, violation or breach, in whole or in part, of any obligation set forth in such instruments that are the responsibility of the Oi Group Companies; and/or

(iii)	acts, facts, actions or omissions of any nature, whether they are attributable to the Oi Group Companies, their respective Affiliates, administrators, employees, representatives, agents or any third party, related to the transaction or conduction of the businesses of SPE Movable, or also to the Assets, Obligations and Rights of UPI Movable Assets, in any case, the triggering event of which has occurred until (including) the Closing Date and regardless of its identification or not in the course of the legal diligence process for the purposes of the Transaction, or of its information or not through the representations and warranties provided within the scope of this Agreement, financial statements or other Documents of the Transaction.

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8.2.       Limitations to the Obligation to Indemnify of the Oi Group Companies. Despite the provision of this CHAPTER VIII, except for the Losses arising from acts provenly practices with willful intent or fraud, which will not be limited to any amount or term, the obligation to indemnify of the Oi Group Companies, pursuant to Clause 8.1 above, is subject to the following limitations, without prejudice to the provision of Clause 8.6:

(i)	the aggregate amount of all Losses indemnified by the Oi Group Companies pursuant to Clauses 8.1(i) and 8.1(iii) cannot exceed the amount equal to ten percent (10%) of the Shares Acquisition Price;

(ii)	the aggregate amount of all Losses indemnified by the Oi Group Companies pursuant to Clause 8.1(ii) cannot exceed the amount equal to the Shares Acquisition Price;

(iii)	the Oi Group Companies will not be required to indemnify the Buyer’s Indemnified Parties (a) for any Loss lower than the minimum amount of two hundred thousand Reais (BRL 200,000.00) for individual Loss (that is, the minimum amount for a Loss to qualify for indemnification), except regarding the Losses related to consumer proceedings, which shall qualify for indemnification regardless of the individual amount, but that, together, shall reach Losses in an amount greater than the minimum amount of two hundred thousand Reais (BRL 200,000.00); and (b) until the Losses reach a minimum aggregate limit of five million Reais (BRL 5,000,000.00). For purposes of clarification, the obligation of the Oi Group Companies to indemnify the Buyer’s Indemnified Parties will not apply unless and until the individual Losses that exceed the minimum individual limit according to item (a) above are, in total, greater than the minimum agreement limit established in item (b), in which case the Oi Group Companies will be required to indemnify the Buyer’s Indemnified Parties for the total amount of the Losses incurred and accrued until the date in question, in compliance with the procedures set forth herein.

8.2.1.       Regardless of the provision of this CHAPTER VIII, the determination of the amount of a Loss shall take into consideration the payment made or the recovery that may have been received as the result of the contracting of insurance policies by the indemnified Party, that is, payments will only be made to the Party that effectively suffers such Loss, net of the amount of any indemnification effectively received as a result of contracting of insurance policies, but taking into account the franchise cost incurred to receive the insurances, as well as for any amount that is successfully refunded by Buyer[s] upon recourse action filed as a result of any Loss. In addition, the payment of a Loss shall take into consideration the tax effects in time regarding the deductibility or levy of applicable taxes, that is: (a) if the Loss generates a deductible expense, and (b) if the indemnification generates a taxable obligation. If the receiving of the indemnification generates a taxable obligation of the Indemnified Party, the amount of the indemnification shall be adjusted to include the amount of any Taxes due by the Indemnified Party, taking into consideration also any reductions of Taxes generated by the portion of the Loss that is effectively deductible. If the receiving of the indemnification does not generate a taxable obligation, the indemnification shall be paid for the original amount of the Loss, deducting the amount of any reduction of Taxes generated by the in portion of the Loss that is effectively deductible.

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8.2.2.       For the purposes of this Clause 8.2, the Shares Acquisition Price shall be updated through the variation of CDI within the term of the obligation to indemnify of the Oi Group Companies or the full payment of the last indemnification due thereby, whichever occurs last.

8.3.       Obligation to Mitigate. The Indemnified Parties of Buyer[s] will use their best efforts to refrain from adopting any measure that aims to worsen any Loss incurred thereby that may be indemnified by the Oi Group Companies within the scope of this Agreement.

8.4.       Indemnification by Buyer[s]. Buyer[s] undertake[s] to jointly and severally indemnify and hold the Oi Group Companies (in this case, until the Closing Date), as well as their respective Affiliates, administrators, employees and agents, and respective successors (“Seller’s Indemnified Parties”, with Sellers’ Indemnified Parties and/or Buyer’s Indemnified Parties, as per the context, referred to as “Indemnified Parties”), harmless and exempt from any and all Losses effectively incurred by any of Seller’s Indemnified Parties, when such Losses arise, directly or indirectly, from:

(i)	any falsehood, inaccuracy, error or violation in the representations and warranties provided by Buyer[s], pursuant to Clause 7.2 of this Agreement; and/or

(ii)	action or omission of Buyer[s] or its Affiliates that results in the violation hereof.

8.5.       Obligation to Mitigate. The Seller’s Indemnified Parties will use their best efforts to refrain from adopting any measure that aims to worsen any Loss incurred thereby that may be indemnified by Buyer[s] within the scope of this Agreement.

8.6.       Survival of the Obligation to Indemnify. The obligations to indemnify set forth in this CHAPTER VIII shall be in force until the sixth (6th) anniversary of the Closing Date, and such term shall be added by an additional period of thirty (30) days exclusively for the Indemnified Party to notify the Indemnifying Party regarding incurred Losses or Third-Party Demand submitted during the term previously set forth (the “Final Term”).

8.6.1.       In case an Indemnification Notice or Third-Party Demand Notice is sent before the Final Term ends, the provisions herein shall be in effect and the Final Term shall be extended for the term of the progress of the Demand in question, until the final resolution of such Demand (including, for the avoidance of doubt, (i) any proceedings, appeal, notice, assessment, action or type of Demand filed continuously, effects or consequences of the initially notified Demand, and (ii) all Third-Party Demands already existing on the Closing Date), with the respective Loss being indemnified and/or reimbursed, as the case may be, even if the indemnification and/or disbursement by the Indemnifying Party must occur after the Final Term.

8.7.       Indemnification Procedure for Direct Demands. If an Indemnifiable Party suffers or incurs in Losses subject to indemnification pursuant to Clauses 8.1 or 8.4 above and which do not arise from a Third-Party Demand (a “Direct Demand”), such Indemnified Party shall notify the Party(ies) required to indemnify or reimburse such Loss under said

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Clauses (the “Indemnifying Party”), describing the Loss in question, specifying the amount involved and providing all supporting documents and reasonable information regarding the Loss (the “Indemnification Notice”).

8.7.1.       Answer. The Indemnifying Party shall have ten (10) Business Days counted from the receipt of the Indemnification Notice (“Term for Answer”) to send a notice as answer (“Answer Notice”), informing the Indemnified Party if (i) it agrees to indemnify the notified Loss for the amount indicated in the Indemnification Notice, in which case such amount shall be considered, on the date of receipt of the Answer Notice, as a Due Loss, and it shall be paid pursuant to Clause 8.10; or (ii) it has any objection in relation to the notified Loss and/or its amount, presenting the grounds for its objection and providing, to the extent possible, documents and information supporting such understanding. In case the Indemnifying Party fails to send an Answer Notice within the Term for Answer, the Loss object of the Indemnification Notice shall be deemed, on the end date of the Term for Answer, a Loss, and it shall be paid pursuant to Clause 8.10.

8.7.2.       Full Objection. If, in the Answer Notice, the Indemnifying Party fully opposes the notified Loss, the Parties shall meet within the five (5) Business Days subsequent to the receipt of the Answer Notice, with the purpose of trying to reach, in good faith, an agreement regarding the treatment to be given to the notified Loss. Failure of the Parties to reach such amicable solution may be settled through the dispute resolution mechanisms set forth in CHAPTER XI hereof. The Parties acknowledge that they may choose to not start an arbitration procedure until the amounts under dispute are sufficient to justify resorting to an arbitration, at the sole discretion of the allegedly creditor Party. In this case, such postponement shall not entail and shall not be interpreted as a waiver of any right, much less implied or express acknowledgment, of claim or right of the other Party.

8.7.3.       Partial Objection. If, in the Answer Notice, the Indemnifying Party challenges only part of the notified Loss, then (i) the unchallenged portion shall become automatically owed by the Indemnifying Party to the Indemnified Party on the date of receipt of the Answer Notice, and it shall be paid pursuant to Clause 8.10, and (ii) the challenged portion shall have the treatment described in Clause 8.7.2 above.

8.7.4.       Final Decision. If a Loss notified via Indemnification Notice is submitted to an arbitration procedure and the Arbitral Tribunal understands that the challenged amount is owed, in whole or in part, by the Indemnifying Party, such amount shall be paid to the Indemnified Party pursuant to Clause 8.10.

8.8.       Indemnification Procedure for Third-Party Demand. In case an Party receives a notice of any Demand against itself (a “Third-Party Demand”), which may give rise to a demand of Loss, such Party shall notify the other Party, within one-third (1/3) of the term for challenge of the Third-Party Demand counted as of the date when it becomes aware of the Third-Party Demand, informing about the Third-Party Demand and specifying the amount involved and providing all documents and reasonable information regarding the Third-Party Demand (a “Third-Party Demand Notice”).

8.8.1.       The indemnifying Party shall, in the first half of the legal term to submit the due defense or challenge, (a) make the payment or authorize the reimbursement of the amount in question; (b) inform the indemnified Party whether it will conduct the defense of such Third-Party Demand; or (c) delegate, to the indemnified Party, the submission of defense

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and/or challenge to the Third-Party Demand, in which case the indemnified Party shall defend against the Third-Party Demand in a diligent manner, with the silence of the Indemnifying Party being understood as choice for the provisions in item (c) of Clause 8.8.3.1.

8.8.2.       If the indemnifying Party chooses to submit itself the challenge or defense, the Indemnifying Party shall appoint and hire the attorney responsible for the conduction of such challenge or defense, observing that, at the option of Buyer[s], (i) a first line law firm, or a law firm that is recognized as specialist in the subject matter of the Third-Party Demand, shall be contracted; or (ii) priority will be given to the attorneys already appointed to the due causes, the indemnified Party being required to grant to the attorney indicated by the indemnifying Party the powers necessary to conduct the due proceedings, as well as to provide all documents and information necessary to the preparation of the challenge or defense. The indemnified Party may follow up the defense and shall be reasonably informed, in all procedures related to any Third-Party Demand conducted by the Indemnifying Party, including through appointment (at its own expense) of a legal advisor in addition to the one(s) appointed by the indemnifying Party.

8.8.3.       The Parties shall cooperate with one another in defending a given Third-Party Demand and shall make available, within a reasonable term for the purposes of this Clause, to the Party in charge of conducting the defense, all witnesses, appropriate files, material and information under the possession or control of the indemnified Party related to the Third-Party Demand (or under possession or control of any of its Representatives) which are reasonably requested by the Party in charge of conducting the defense or by its attorney.

8.8.3.1.       If a Third-Party Demand requires, at any time, the submission of guarantee or deposits, the indemnifying Party shall, within five (5) Business Days prior to the legal term for submission of such guarantee, provide it, at its own expenses, to the indemnified Party as required by the law and satisfactory to the court, even if the indemnified Party has assumed the defense of such Third-Party Demand.

8.8.3.2.       Without prejudice to the provision above, the indemnifying Party shall, whenever requested by the indemnified Party, take part in the Third-Party Demand that is related to any liabilities or obligations not assumed by Buyer[s] pursuant to this Agreement and to the Judicial Reorganization Plan, declaring administratively or judicially to be the party responsible for the object of the Third-Party Demand in replacement of SPE Movable or Buyer[s], as applicable.

8.8.4.       The Parties shall cause the appointed attorneys to keep the Parties informed about the Third-Party Demand’s progress, providing copies of all procedural documents that may be reasonable requested.

8.8.5.       The indemnifying Party shall have the right to settle any Third-Party Demand in case it obtains full discharge from the indemnified Party in relation to said Third-Party Demand or written consent from the Indemnified Party (which shall not be denied, conditioned or postponed without justification).

8.9.       Compliance with Procedures. Any failure by the Indemnified Party in complying with the procedures and commitments undertaken herein - especially in this CHAPTER

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VIII - will not exempt the Indemnifying Party from its obligation to reimburse or indemnify the Indemnified Party for the Loss in question, except to the extent such Loss could be settled, mitigated, reduced or prevented in case the Indemnified Party had complied with the provisions herein.

8.10.       Payment of Indemnification. The obligation to indemnify will become due and payable as follows:

(i)	for Losses object of Direct Demands: (a) by means of receipt of an Indemnification Notice, in the sums not opposed under Clause 8.8 and its sub-clauses, on the day following the end of the challenge term; or (b) in case of challenge, and in relation to the portion challenged, on the date the Parties mutually agree in relation to such portion or when the decision is rendered by the Arbitral Tribunal, in the Loss amounts attributed by the Arbitral Tribunal to each Indemnifying Party, as the case may be; or

(ii)	for Losses object of Third-Party Demands: on the date when a Loss becomes due under the respective Third-Party Demand by virtue of acceptance of the request in a final and unappealable decision or through a settlement in a Third-Party Demand, in the amount of the due Loss.

8.10.1.       Delay in Payment. The Party that does not fully and timely comply with its obligation to indemnify pursuant to this CHAPTER VIII will be automatically subject, by operation of law and regardless of any notice or summons, to pay a non-compensatory default fine of two percent (2%) on the defaulting amount, adjusted by CDI and added by default interest of one percent (1%) per month, calculated pro rata die, on the adjusted amount, due from the maturity date to its effective full payment, without prejudice to applicable damage.

8.11.       The Parties agree to use their best commercial efforts to, in good faith and considering the market practices, avoid constituting any Loss pursuant to this Agreement, and, in case it is constituted, mitigate its effects.

CHAPTER IX

ADDITIONAL OBLIGATIONS

9.1.       Confidentiality. Due to the access they have had and shall have to the Confidential Information, and considering the Non-Disclosure Agreement and the Antitrust Protocol entered into within the scope of the negotiations prior to the execution hereof, the Parties mutually undertake to not fully or partially disclose the object and/or contents of this Agreement to any third parties, other than their respective Representatives that must have access to the Agreement for purposes of compliance with the provisions set forth herein, pursuant to the Law. The Parties shall demand from their respective Representatives, under their exclusive liability, that they (i) undertake confidentiality commitments identical to the ones undertaken by the Parties in this Clause 9.1; (b) do not allow access to the Confidential information of the other Parties by third parties other than their Representatives, and to the latter, allow it only to the extent necessary to allow the consummation of the object hereof; (c) do not use any of the Confidential Information for any purpose other than those set out herein; and (d) keep the greatest confidentiality possible in relation to the received Confidential Information.

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9.1.1.       The limitations set forth herein to disclose Confidential Information are not applicable when such Confidential Information (a) is, on this date, public domain; (b) was known by the receiver of the Confidential Information at the time of disclosure, having not been obtained, directly or indirectly, from the supplier of the Confidential Information, its Representatives or third parties subject to the duty of secrecy; (c) has become generally known to the public, after this date, as a result of an action or omission of the supplier of the Confidential Information or any of its Representatives; or (d) becomes publicly known after its disclosure to the receiver of the Confidential Information, without any participation thereof in the disclosure.

9.1.2.       If the Party receiving the Confidential Information or any of its Representatives is required by law, regulation, court order or by Governmental Authorities with powers to do so, to disclose any Confidential Information, the receiving Party shall, if not prohibited by the law, immediately communicate such fact to the Party providing the Confidential Information, in writing and before such disclosure, so that it may seek a court order or other remedy before the appropriate authority that prevents the disclosure, except if the disclosure is required pursuant to the Laws applicable to the capital markets relevant for each Party or its Affiliates, in which case the provision of Clause 9.1.4 shall apply. The receiving Party undertakes to cooperate with the supplying Party in obtaining said court order or another remedy to prevent the disclosure. The receiving Party also agrees that if the supplying Party is not successful in its attempt to repeal the obligation to disclose the Confidential Information, it shall only disclose the part of the Confidential Information that is being legally requested and it shall also use its best efforts so as to obtain reliable guarantee that confidential treatment will be given to the disclosed Confidential Information.

9.1.3.       Notwithstanding the confidentiality commitment set forth in this Clause 9.1, the Confidential Information may be disclosed to third parties with the prior written consent of all Parties.

9.1.4.       Communications. The Parties agree that, in case any of the Parties (or its Affiliates) is required by a Governmental Authority or by virtue of the Law applicable to the capital market to which such Party is subject to make any public communications regarding the Transaction (“Communicating Party”), the Communicating Party shall inform the other Party of such requirement, and shall take the reasonably appropriate measures to share and discuss with the other Party the terms of such communication, so that the Parties and the Company, if applicable, agree in relation to its content and, if so agreed between the Parties and if possible, disclose a joint communication. Without prejudice to the provision of this Clause, the Communicating Party (as well as its administrators) is not required to obtain the consent of the other Parties for the public communication regarding the Transaction resulting from the requirement mentioned above or of any other obligation resulting from the applicable Law, or of rules or regulations issued by the Securities Exchange Commission or by the relevant authorities of each applicable jurisdiction.

9.1.5.       Assignment of Confidentiality Commitments. On the Closing Date, the Oi Group Companies shall assign and transfer (or cause them to be assigned and transferred, as the case may be) to Buyer[s] all rights and obligations of the Oi Group Companies or any of its Affiliates within the scope of confidentiality commitments with Third Parties,

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so that, as of the Closing Date (including), Buyer[s] may, pursuant to the Legislation in force, fully exercise said assigned and transferred rights in an isolated manner and independent from Oi Group.

9.2.       Access to Information after Closing. As of the Closing Date, the Oi Group Companies shall grant (and cause its Affiliates to grant) SPE Movable, Buyer[s] and their respective representatives or advisors reasonable access, in appropriate hours, to the books, documents and records of Seller and Oi Móvel, providing information and documents that are under their possession and related thereto, allowing SPE Movable and Buyer[s], including, by themselves or through their representatives or advisors, to: (i) check the operating and accounting procedures and other managerial information and reports of Seller and Oi Móvel, including for the purposes of the provision of Clause 3.8; (ii) inspect changes in the liabilities, including banking, tax, labor and social security, of Seller and Oi Móvel; (iii) examine documents and information on employees and service providers of Seller and Oi Móvel; and (iv) check the corporate situation and the status of the administrative and/or court proceedings where Seller or Oi Móvel are parties, as plaintiff, defendant or co-party, observing the terms of the Antitrust Protocol.

9.3.       Wrong Pockets. It is the intention of the Parties that SPE Movable holds, on the Closing Date, the totality of the economic and commercial benefits, as well as the risks and benefits, of the Assets, Obligations and Rights of UPI Movable Assets that will be transferred thereto pursuant to Clause 5.2, and necessary for its operation and development of its business. If, at any moment after the Closing Date, any of the Parties becomes aware of the existence of assets, rights, equipment and facilities necessary for the conduction of the business developed by SPE[s] Movable that are wrongly recorded in the accounting or are owned by Seller or by any of its Affiliates, or becomes aware of the existence of assets, rights, equipment and facilities that are not related to the Assets, Obligations and Rights of UPI Movable Assets transferred to SPE[s] Movable and that are wrongly recorded in the accounting or are owned by SPE[s] Movable, the Parties shall transfer the assets, rights, equipment and facilities to the legal owner as soon as possible. The Parties acknowledge and agree that, except if directly resulting from the instructions of Buyer[s] or its[their] advisors, Seller, as the Party responsible for the implementation of the Corporate Reorganization, shall bear each and every cost related to the transfer of assets, rights, equipment and facilities by virtue of this Clause 9.3, including, but not limited to, the applicable Taxes. In order to avoid doubts, the provisions of this Clause must not affect the determination of the Shares Acquisition Price and of the Transition Services Price.

9.3.1.       If, pursuant to Clause 2.1.4 hereof, the Assets, Obligations and Rights of UPI Movable Assets have to be contributed to the share capital of more than one specific purpose enterprise for the purposes of disposal of UPI Movable Assets, the commitment of the Parties set forth in Clause 9.3 above shall apply also to the rectification of the accounting record or ownership of assets, rights, equipment and facilities that is necessary to the operation and development of the business of each of said specific purpose enterprises, to the extent that the contribution of the Assets, Obligations and Rights of UPI Movable Assets have been made not in accordance with the Segregation and Allotment Plan.

9.4.       Non-Competition. The Oi Group Companies agree not to act or participate, and ensure that their Affiliates shall not act or participate, directly or indirectly, in the

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provision of mobile phone services (Personal Mobile Service - SMP) (i) as SMP-authorized company (that is, to hold radiofrequencies and/or Authorization Instruments to provide SMP), (ii) through franchises or as virtual network-authorized company or accredited pursuant to Resolution No. 550/2010 of ANATEL, as amended, or to other rules that may regulate the operation, of Mobile Virtual Network Operator - MVNO, and/or (iii) as provider of mobile network means, or provider of origin, especially radiofrequencies for provision of SMP or mobile service, in all cases, it being certain that such restrictions also fully apply to the use or link of the “Oi” brand, directly or through mobile licenses granted to third parties. For purposes of clarification, the obligations assumed herein include the acting of the Oi Group Companies as Controlling partners, provider of origin, partner, financing party, operator, consultant or otherwise, in any Person that acts in Brazil, and will be valid for a period of five (5) years, observing the following: after the thirty-sixth (36th) month from the Closing, Seller may act as accredited and/or authorized origin provider (MVNO), or similar/substitute type to the extent that the applicable regulation is amended, in any case without linking such acting with the use of the “Oi” brand. In order to avoid doubts, the Parties acknowledge and agree that the non-competition obligation set forth in this clause does not apply to (i) the use of spectra of radiofrequency by the Oi Group Companies and their Affiliates exclusively in the provision of Multimedia Communication Services - SCM, and (ii) any offer of wholesale by the Oi Group Companies and their Affiliates, including offers for SMP operators, except for all the wholesale offers with use of radiofrequency for the provision of SMP service (such as industrial exploitation, right of use, sharing, roaming, etc.), which will not be allowed. Seller recognizes and accepts that this is a fundamental condition of this Agreement and of the Transaction. Without prejudice to the right of Buyer[s] to request the specific performance of an obligation according to this instrument before a court with jurisdiction to obtain an injunction and/or decision and any other legal remedy that Buyer[s] may request according to the applicable Laws, in case of violation of the obligation assumed as per this Clause 9.3, the Oi Group Companies shall be jointly and severally liable and shall pay Buyer[s] an amount equivalent to five percent (5%) of the Shares Acquisition Price as non-compensatory fine for the violation hereof, without prejudice to any other rights according to this instrument, except that the non-compensatory fine shall be deducted from any indemnification that are finally determined through settlement, or by a final and unappealable decision of a Governmental Authority. The fine shall be paid by the Oi Group Companies within five (5) Business Days from the date when the violation of the non-competition obligation has been recognized by the Oi Group Companies or by a final and unappealable decision of a Governmental Authority, whichever occurs first. The Parties agree that the Shares Acquisition Price includes a portion intended to compensate Seller for the obligations undertaken herein, and no additional payment shall be due to Seller in that sense, for the period mentioned in this Clause.

9.5.       Radiofrequency Purchase Option. Considering the provision of Clause 9.4 above, if any of the Oi Group Companies or their Affiliates acquire, between the execution date of this Agreement and the Closing Date, any rights on the authorizations or Permits for the use of radiofrequency intended by ANATEL to SMP provision, Seller shall communicate such fact to Buyer[s] within five (5) days from the publication of ANATEL’s act recognizing the acquisition of such rights. In this case, provided that Buyer[s] may acquire such radiofrequencies by the regulation in force, Buyer[s] shall have the right, but not the obligation, to acquire from the Oi Group Companies or their Affiliates, as the case may be, in whole or in part, and always by the same price and under

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the same conditions, the rights on such authorizations or Permits for use of radiofrequency necessarily associated to the authorization for SMP provision acquired by the Oi Group Companies or their Affiliates (“Radiofrequency Purchase Option”). The Radiofrequency Purchase Option shall be exercised between the date of receipt of the Seller’s notice on the acquisition of such rights and the twentieth day before the execution date of the Authorization Instrument (or other applicable legal instrument, as the case may be) corresponding to the radiofrequency(ies) acquired by the Oi Group Companies or their Affiliates (“Term for Option Exercise”), with the exception that the effective transfer of such rights and the corresponding payment of the acquisition price may only occur after (i) the Closing Date, and (ii) the approval of the exercise of the Radiofrequency Purchase Option by CADE and by ANATEL, whichever occurs last. If Buyer[s] do not exercise, in whole or in part, within the Term for Option Exercise, its[their] right of Radiofrequency Purchase Option on any rights on radiofrequency that they may acquire as per the regulation in force, and consequently the Oi Group Companies waive to the acquired Radiofrequencies by virtue of the provision of Clause 9.4 above, Buyer[s] shall, within twenty (20) days from the notice from the Oi Group Companies to Buyer[s] that they waived the rights of use of the Radiofrequencies, pay Seller the amounts corresponding to the burden associated to said waiver, limited to ten percent (10%) of the price of each radiofrequency regarding which it has not exercised the Radiofrequency Purchase Option, and nothing more will be due by Buyer[s] to the Oi Group Companies and their Affiliates, at any time, for not exercising the Radiofrequency Purchase Option.

9.5.1.       If the radiofrequency purchase option is not exercised due to prohibitions by regulations or imposed by CADE and/or ANATEL, no amount will be due by Buyer[s] to the Oi Group Companies, at any title.

9.6.       Replacement of Guarantees. Buyer[s] undertake[s] to use its[their] best efforts to, as of the Closing Date, replace the guarantees provided by Seller and/or any of its Affiliates in relation to agreements entered into by SPE[s] Movable and/or related to the Assets, Obligations and Rights of UPI Movable Assets, including those in Exhibit 9.6, as such guarantee may be object of Seller’s notice to Buyer[s], requesting the replacement of said guarantees provided and attaching the support documentation. Buyer[s] shall present to Seller proof of release of the respective guarantees as soon as they are replaces as set forth herein. If it is not possible to replace any guarantee, the Parties undertake to discuss the best solution for all Parties, it being hereby established that Seller undertakes not to revoke the guarantees it has provided. For purposes of clarification, any contractual obligations assumed by Seller and/or any of its Affiliates within the scope of agreements entered into with third parties that have not been assumed by SPE[s] Movable and/or are not related to the Assets, Obligations and Rights of UPI Movable Assets (among which the Towers Sale and Purchase Agreements) are not comprised by this clause.

9.7.       Insurance Hiring. As of the Closing, Buyer[s] shall provide, on its[their] own account and at its[their] own expense, the insurance covers Buyer[s] deem[s] necessary and convenient for the assets and operations of SPE[s] Movable.

9.8.       Attorneys-in-fact. As of the Closing, Buyer[s] shall provide, on its[their] own account and at its[their] own expense, the indication and registration of attorneys-in-fact with powers to represent SPE[s] Movable before financial institutions with which SPE[s] Movable operate[s] and/or hold[s] bank accounts.

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CHAPTER IX

TERM AND TERMINATION

10.1.       Term of Effectiveness. This Agreement becomes effective, for all purposes and effects, on this date, remaining in force until (a) the consummation of the Transaction; (b) the early termination by Buyer[s] in the situations of non-consummation of the transaction set forth in Clauses 5.3.5 and 5.3.7, or in case of declaration of occurrence of a Material Adverse Effect; or (c) the end of the term of twenty (20) months from the date hereof, without the consummation of the Transaction, whichever occurs first. It is agreed that Buyer[s] may, at its[their] exclusive discretion, regardless of justification, extend such term, one single time, for an additional period of six (6) months for the purpose of obtaining CADE’s Approval and/or ANATEL’s Previous Consent. For purposes of clarification, the obligation set forth in Clause 10.1.1, if due, shall remain valid and effective until its actual payment.

10.1.1.       Fine (Break-Up Fee). Without prejudice to the provision of Clause 5.3.5, if this Agreement is terminated by Buyer[s] or expires due to the non-consummation of the Transaction until the end of the term set forth in Clause 10.1 above, Buyer[s] shall, in an irrevocable and irreversible manner, and except as otherwise set out in Clause 12.1.2 below, pay Seller a fine in the amount corresponding to [thirteen percent (13%)] of the Base Price, provided that:

(i)	the amount corresponding to ten percent (10%) of the Base Price will be paid in cash within fifteen (15) days from (a) said date of termination of this Agreement through available wire transfer - TED to the checking account of Seller or (b) the date of receipt of the notice of suspension of the Transaction in case of early termination hereof by Buyer[s]; and

(ii)	the amount corresponding to three percent (3%) of the Base Price will be paid, at the exclusive discretion of Buyer[s]:

a)	in cash through available wire transfer - TED to the checking account of Seller within fifteen (15) days from (a) said date of termination of this Agreement; or (b) the date of receipt of the notice of suspension of the Transaction in case of early termination hereof by Buyer[s]; or

b)	through the consideration (in present net amount) for the contracting by Buyer[s] (or its[their] respective Affiliates) of wholesale services, such as (but not limited to) supply of backbone/backhaul capacity, space in transmission towers, fiber’s homes connected, or any other services currently provided or that may be provided in the future by Seller or one of the Oi Group Companies (or one of their Affiliates), to be taken from the Oi Group Companies by Buyer[s], in case of application of the fine set forth in this Clause 10.1.1.

10.1.1.1.       The provision of services shall necessarily be executed within at most five (5) years, it being certain that the payment of said consideration shall be made (a) in relation to the installment corresponding to two percent (2%) of the Base Price on the execution date of the Services Agreement that is attached hereto as Exhibit 10.1.1 (“General Services Agreement”), which establishes contractual terms and conditions

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compatible and consistent with those practiced in the market for such services; and (b) in relation to the installment corresponding to one percent (1%) of the Base Price to the extent that the services are being provided by Seller, by the Oi Group Companies or their Affiliates, within the scope of the General Services Agreement.

10.1.1.2.       The Oi Group Companies hereby agree that, in case of payment of the fine set forth in this Clause 10.1.1 as consideration for services contracted, in relation to the installment corresponding to two percent (2%) of the Base Price paid in cash, Seller shall present, on the date of payment of the fine (and as condition thereto), a bank guarantee issued by a first line bank in an irrevocable and irreversible manner, to guarantee the compliance with its obligation to provide the services paid in advance, under terms satisfactory to Buyer[s].

10.1.1.3.       The payment of the installment of the fine corresponding to three percent (3%) of the Base Price to which this Clause refers as consideration for the services provided by Seller or by one of the Oi Group Companies (or one of their Affiliates) shall be subject to the execution of the General Services Agreement, as well as to the presentation of the bank guarantee set forth in Clause 10.1.1.2.

10.1.2.       In addition to the cases set forth in Clause 5.3.5, the fine set forth in Clause 10.1.1 shall not be applicable if this Agreement is terminated due to:

(i)	decision rendered by any relevant Governmental Authority (except CADE and ANATEL) that prevents the consummation of the Transaction, in any case until the end of the term set out in Clause 10.1;

(ii)	non-compliance (without the corresponding waiver as set forth herein) with any Conditions Precedent provided for in (a) Clause 4.1, items (i), (ii) and (v), provided that such non-compliance is not attributed to Buyer[s], and (b) Clause 4.3.

10.1.3.       The delay in the payment of the fine set forth in Clause 10.1.1 will automatically subject Buyer[s], by operation of law and regardless of notice, to the payment of a non-compensatory default fine of two percent (2%) on the defaulting amount, adjusted by CDI and added by default interest of one percent (1%) per month, calculated pro rata die on the adjusted amount, due from the maturity date of the amount in default to its effective full payment, without prejudice to applicable damage.

10.2.       After this Agreement is terminated and the fine set forth in Clause 10.1.2 is paid, no indemnification, penalty or additional payment shall be due by Buyer[s] to Seller, except if (a) there is a violation of or falsehood in the representations and warranties provided by B in Clause 7.2, or (b) the obligations assumed in this Agreement by Buyer[s] is not complied with, in which case Seller shall be entitled to a supplementary indemnification if losses in an amount greater than the fine set forth above are effectively proved.

10.3.       Effects of the Termination. In any event of termination of this Agreement, (a) the provisions of Clause 9.1 (Confidentiality), of CHAPTER XI (Conflict Resolution), of Clause 10.1.1 (Break-up Fee) and of CHAPTER XII (Miscellaneous) shall remain valid

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and effective, therefore surviving the termination hereof; and (b) the Parties shall not be exempted from liability for Losses caused thereby by virtue of any violation hereof.

CHAPTER XI

CONFLICT RESOLUTION

11.1.       Arbitration. Any disputes arising from this Agreement or otherwise related thereto, including as to its existence, validity, effectiveness, interpretation of its terms, conditions, execution or termination (“Dispute”) shall be resolved by arbitration as provided for in this CHAPTER XI (“Arbitration”).

11.2.       The Parties agree that, before initiating an arbitration to resolve any Dispute, they shall attempt to reach an agreement for an amicable settlement of such Dispute, within a period not exceeding fifteen (15) Business Days after the receipt by a Party of a notice on the existence of the Dispute, as sent by the other Party. The Parties agree that their obligation to resolve any Disputes amicably is an ancillary obligation that does not prevent the immediate initiation of the arbitration at any time, at the sole and discretionary criteria of either Party.

11.3.       At the end of that period or if, at the discretion of either Party, it is impossible to reach an amicable solution, the interested Party may submit the Dispute to Arbitration before the Market Arbitration Chamber (“Chamber”), in accordance with its arbitration regulation (“Regulation”) in force on the request date for the establishment of the arbitration, with the exception of the changes provided for herein.

11.4.       The arbitration will be conducted by three (3) arbitrators (“Arbitral Tribunal”), one nominated by the requesting party and the other nominated by the requested party, in accordance with the Regulations. If there is more than one requesting party and/or more than one requested party, then the requesting parties and/or requested parties must together indicate their respective arbitrator. In the absence of agreement between the requesting parties or requested parties to indicate their respective co-arbitrator, all arbitrators must be appointed by the Chamber. The two arbitrators thus appointed shall nominate, by mutual agreement, the third arbitrator, who will act as president of the Arbitral Tribunal, within the term provided for in the Regulations. If any of the three arbitrators is not appointed within this period, then the Chamber shall appoint them, as provided for in the Regulation. Any and all controversies regarding the appointment of arbitrators by the parties, as well as the choice of the third arbitrator, will be settled by the Chamber. The Parties, by mutual agreement, remove the application of the provisions in the Regulation that limit the choice of a sole arbitrator, co-arbitrator or president of the arbitral tribunal to the list of arbitrators of the Chamber.

11.5.       The arbitration will be based in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, where the arbitration award will be issued, and it will be conducted in the Portuguese language. The Arbitral Tribunal shall judge the merits of the Dispute in accordance with Brazilian law and shall not judge by equity.

11.6.       The Arbitral Tribunal may grant urgent, provisional and definitive reliefs it deems appropriate, including those aimed at the specific enforcement of the obligations set forth herein. Any order, decision, determination or award handed down by the Arbitral Tribunal will be final and binding on the parties and their successors, who expressly waive

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any appeal. The arbitral award may be enforced before any judicial authority with jurisdiction over the parties and/or their assets.

11.7.       Each party will bear the costs and expenses that it causes in the course of the arbitration and the parties will share equally the costs and expenses the cause of which cannot be attributed to one of them. The arbitral award will assign to the losing party, or to both parties proportionally to the extent that their claims are dismissed, the final liability for the cost of the proceedings, including the reimbursement of reasonable attorneys’ and other advisers’ fees. The arbitration award shall not impose the payment of attorneys’ fees due to loss of suit.

11.8.       Without prejudice to this arbitral clause, the Parties elect the central court of the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, to the exclusion of any other, however privileged it may be, for the exclusive purposes of processing and deciding any demand related to (i) the granting of urgent reliefs (injunctions or provisional measures) before the start of the arbitration; (ii) the situations set forth in Law No. 9,307/1996; (iii) the enforcement of extrajudicial instrument, ensuring, however, the prerogative of choice of the execution creditor, pursuant to art. 781 of the Brazilian Code of Civil Procedure; (iv) conflicts that, by virtue of the Brazilian legislation, cannot be submitted to arbitration. Any urgent relief granted by the Judiciary Branch shall be promptly notified by the party that requested such measure to the Chamber.

11.9.       The parties agree that all aspects related to the arbitration, including its own existence, must be kept confidential. All its elements (including, but not limited to, the parties’ allegations, evidence, reports and other statements of third parties and any other documents presented or exchanged in the course of the arbitration procedure) will only be disclosed to the Arbitral Tribunal, to the parties, their attorneys, Chamber officials, and any person needed to develop the arbitration, unless disclosure is required to comply with any obligations imposed by the applicable law, or by any Governmental Authority.

11.10.       Any and all disputes related to the confidentiality obligation will be settled in a final and binding manner by the Arbitral Tribunal, which may take any measure to safeguard the confidentiality of the arbitration procedure, or any other matter related to the arbitration.

11.11.       If two or more disputes arise in relation to this Agreement, or in any way related to it, the resolution thereof may occur through a single arbitration proceeding, pursuant to the Regulation. Before the constitution of the Arbitral Tribunal, the Chamber will be responsible for consolidating the referred disputes in a single arbitral procedure, in accordance with the Regulation. After the constitution of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, the Arbitral Tribunal may, at the request of one of the parties, consolidate the arbitration procedure with any other pending arbitration procedure that involves the resolution of disputes arising from this Agreement, or otherwise related to it. The Arbitral Tribunal shall consolidate the procedures, provided that (i) they involve the same parties; (ii) there are factual and/or legal issues that are common between them; and (iii) the consolidation in these circumstances does not result in losses arising from unjustified delays in resolving such disputes. The jurisdiction to determine the consolidation of procedures and conduct the consolidated procedure will be the first arbitral tribunal constituted. The consolidation decision will be final and

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binding on all parties involved in the disputes and arbitration procedures object of the consolidation order.

The Oi Group Companies are expressly bound by this arbitration clause for all legal purposes.

CHAPTER XII

MISCELLANEOUS

12.1.       Notices. All notices and other communications set forth herein shall be made in writing and sent to the addresses below, or to any other addresses that may be indicated by the Parties as set forth in this Clause, (a) by means of registered mail or certified mail with notice of receipt; or (b) by email with proof of sending and receipt:

(I)       If to the Oi Group Companies:

Address: [-]

Email: [-]

ATTN: [-]

(ii)       If to Buyer[s]:

Address: [-]

Email: [-]

ATTN: [-]

12.1.1.       The notices and communications sent and delivered under Clause 12.1 above shall be deemed delivered on the date of their actual receipt or delivery, evidenced by means of written notice of receipt, protocol or another evidence of the effective receipt or delivery at the addresses stated above.

12.1.2.       Any Party may, by means of written notice sent and delivered under Clause 12.1 above, inform another address or different person to whom all notices and communications must be sent in the future, with such change only being valid after the date of delivery of the notice set forth herein.

12.2.       Irrevocability and Irreversibility. Amendment to the Agreement. This Agreement is executed in an irrevocable and irreversible manner and is binding upon the Parties, as well as their heir and successors in any way. Any change in this Agreement may only be validly made upon a written amendment, duly signed by all Parties, or their respective heirs and successors in any way.

12.3.       Forbearance and Waivers. Any forbearance by any of the Parties regarding the delay, non-compliance or defective or incomplete compliance with any of the provisions herein shall not be construed or interpreted as a waiver of any right and shall not impair its right to enforce compliance with the obligations assumed.

12.4.       Assignment. This Agreement, the rights and obligations arising herefrom or the respective contractual position may not be assigned and/or transferred, in whole or in part, by any of the Parties, without the prior express written consent of the other Parties.

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12.5.       Exhibits. The Exhibits of this Agreement are an inseparable part hereof, for all legal purposes and effects.

12.6.       Entire Agreement. This Agreement constitutes the full agreement between the Parties in relation to the matters addressed herein, prevailing over and replacing all previous agreements, memoranda of understanding and/or representations, whether verbal or written (including confidentiality agreements).

12.7.       Tax Liability. Each Party is responsible for the full and timely payment of any and all Taxes currently levied or to be levied on the consummation of the object hereof, and to which Party, as taxpayer in the tax relationship, the payment of said Taxes is attributed, unless otherwise set forth herein.

12.8.       Severability of the Provisions. If, at any moment, any provision hereof is considered illegal, null or unenforceable by any court with jurisdiction, this provision shall not be effective and have any effect, and the illegality or the enforceability of this provision shall not have any effect nor shall impair the enforceability of any other provision hereof.

12.9.       Representatives. Unless expressly set forth otherwise herein, no Party shall, as a result of this Agreement, be deemed a representative of the other Party for any purpose, and no Party shall have the power or the authority, as representative or otherwise, to represent, act, bind, obligate or in any other way create or undertake any obligation on behalf of any other Party, for any purpose.

12.10.       Specific Performance. The Parties undertake to fulfill, formalize and carry out their obligations always in strict compliance with the terms and conditions set forth herein. The Parties hereby acknowledge and agree that all obligations undertaken or which may be attributed hereunder are subject to specific performance pursuant to the Brazilian Code of Civil Procedure. The Parties do not waive any action or measure to which they are entitled, at any time. The Parties expressly acknowledge and undertake to the specific performance of their obligations, and to accept court orders or any other similar acts.

12.11.       Expenses. Except if specifically set forth otherwise herein, each Party shall bear its own expenses incurred in the preparation, negotiation, execution and implementation of this Agreement and other documents set forth herein, including all fees and expenses with agents, consultants, advisors, brokers, representatives, attorneys and accountants, it being certain that no costs related to the Transaction will be attributed to the Company.

12.12.       Enforceable Instrument. This instrument, signed in the presence of two (2) witnesses, is an extrajudicial enforcement instrument, pursuant to the Brazilian Code of Civil Procedure, for all legal purposes.

12.13.       Applicable Law. This Agreement and all aspects of the legal relation created hereby shall be regulated and construed in accordance with the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties execute this Agreement in [--] ([--]) counterparts, together with the two (2) witnesses indicated below.

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Rio de Janeiro, [date].

[signature page to follow]

[Signature page of the Share Purchase Agreement and Other Covenants entered into on [date], between Oi S.A. – under Judicial Reorganization, Telemar Norte Leste S.A. – under Judicial Reorganization, Oi Móvel S.A. – under Judicial Reorganization, and [Buyer[s]].]

Oi S.A. – under Judicial Reorganization	[Buyer[s]]

By:	By:

Title:	Title:

By:	By:

Title:	Title:

Telemar Norte Leste S.A. – under Judicial Reorganization

By:

Title:

By:

Title:

Oi Móvel S.A. – under Judicial Reorganization

By:

Title:

By:

Title:

Witnesses:

1.	2.
Name:	Name:

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ID (RG):	ID (RG):
Tax ID (CPF):	Tax ID (CPF):

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Exhibit 1.3

Definitions

“Affiliate” means, in relation to any Person: (i) any other Person that, directly or indirectly, is Controlled by or is under the common Control of such Person; (ii) on which such Person, directly or indirectly, has significant influence (as defined by the Brazilian GAAP); or (iii) regarding which such Person holds Control; provided also that (a) any Person that holds, directly or indirectly, through one or more intermediaries or otherwise, twenty percent (20%) or more of equity interest (except as limited partner of that Person) will be considered an Affiliate of that Person and (b) each limited partnership of which a Person is a limited partner will be considered an Affiliate of that Person. For all purposes of this instrument, SPE Movable is, until the Closing, an Affiliate of Seller and, after the Closing, an Affiliate of Buyer[s].

“ANATEL” means the Brazilian Agency of Telecommunications.

“Creditors’ General Meeting” means the creditors’ general meeting held on [date] that approved the Amendment to the Judicial Reorganization Plan.

“Assets, Obligations and Rights of UPI Movable Assets” means only and exclusively the assets, obligations, rights, licenses of use or exploitation, authorizations, agreements, clients and other assets identified and listed in Exhibit 2.1.1.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency or commission, recognized stock exchange or also any federal, state or municipal court, tribunal or judicial or arbitral body, from Brazil or any other country with jurisdiction over the Person or situation in question, including CADE and ANATEL.

“Governmental Authorizations” means any consent, permission, approval, release or authorization by any Governmental Authority, as well as any declaration, registration, submission, transfer or registration before any Governmental Authority for the implementation of the transactions object hereof.

“CADE” means the Administrative Council for Economic Defense.

“Cash” means, regarding each Person, in an aggregate manner, without duplication and as recorded in the Balance Sheet, the amounts in cash or cash equivalents and securities [convertible into cash within ninety (90) days], excluding any amount in cash that cannot be freely used due to restrictions, limitations or taxes on the use or distribution by the Law, agreement or otherwise, including without limitation, restrictions to dividends and recoveries or any other form of restriction, including guarantee, bond or guarantee deposits. To avoid doubts, Cash excludes guarantee deposits for leases, deposits of clients and court deposits, and it must be calculated net of pending checks.

“Minimum Cash” means the amount of BRL [•].

“CAPEX” means the expenditures and/or disbursements incurred for the acquisition, expansion, increase or renovation of fixed and/or intangible assets of UPI Movable Assets that meet the capitalization criteria according to the Accounting Practices.

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“Closing CAPEX” means the CAPEX amount, as applicable, on the delivery date of the Calculation Statement - Closing Price, calculated by Seller as the amount equivalent to the CAPEX accrued from January 1, 2020 to the Closing Date.

“Target CAPEX” means the amount of [•] per month, established in accordance with the CAPEX Plan. The Target CAPEX will be calculated considering the amount accrued from January 1, 2020 to the Closing Date, as demonstrated in Exhibit 3.7. For purposes of clarification, if the Closing occurs on October 31, 2021, the target CAPEX will be twenty-two (22) months, multiplied by [•].

“Working Capital” means, without duplicity, the outstanding assets, including stocks net of provisions and write-offs, current receivables from clients net of provisions for credits of doubtful payment, receivables from services provided but not yet invoiced, advance payments granted to third parties and other goods and rights performing within one year, less current liabilities, including payables to suppliers and service providers (except when related to the acquisition of fixed assets - CAPEX, which are considered in the definition of Gross Indebtedness), payables of accrued liabilities, provision for payables not invoiced by the suppliers, other current payables , advance payments obtained from third parties, liabilities related to payroll, current taxes to be paid in the current liabilities, excluding provisions for payment or assets associated to the inspection fee FISTEL-TFF. To avoid doubts, the Working Capital will be calculated excluding any pending checks that were considered in the calculation of Cash. For avoidance of doubt, the definition of Working Capital shall not consider the amounts included in the calculations of Cash and Gross Indebtedness.

“Closing Working Capital” means the amount of the Working Capital of SPE Movable on the date it is included in the Calculation Statement - Closing Price, calculated by Seller and its advisors based on the Closing Balance of SPE Movable estimated by Seller as per the Accounting Practices.

“Target Working Capital of SPE Movable” means the amount of BRL [•].

“CDI” means the annual average rate (considering a year of 252 business days) related to transactions with Interbank Deposit Certificates – CDI, with a term equivalent to one (1) Business Day (over), assessed and disclosed on a daily basis by B3 S.A. – Brasil, Bolsa, Balcão, by rounding the daily factor in the eighth decimal place. If, for any reason, the CDI Rate is extinguished, replaced or not disclosed, the interest rate that officially replaces it, or, in its absence, any other that best reflects the average variation of the raising costs in the national interbank market shall be applied.

“Brazilian Civil Code” means Law No. 10,406/2002, as amended.

“Brazilian Code of Civil Procedure” means Law No. 13,105/2015, as amended.

“Brazilian Tax Code” means Law No. 5,172, of October 25, 1966, as amended.

“Knowledge” means, in relation to a certain Person, (a) the effective knowledge of that Person or of any of its administrators; and (b) the knowledge that such Person or any of its administrators should have acquired upon diligent consultation and/or that it is

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expected therefrom as a result of the Law and/or their fiduciary duties. In the case of Seller, its Knowledge includes the Knowledge of Oi Móvel and its Affiliates.

“Sharing Agreement with Third Parties” means the agreements that establish the sharing condition of infrastructure items, towers and assignment of use of areas and facilities under the possession of Third Parties, as described in the respective agreements, with the single purpose of provision of telecommunication services.

“Lease Agreements with Third Parties” means the lease agreements, assignment of use of space or other real estate instruments that establish the conditions of use and access of areas or real estates under the possession or ownership of Third Parties for the installation of infrastructure items, towers or antennas, as described in the respective agreements, with the single purpose of provision of telecommunication services.

“Ancillary Operational Agreements” means (a) the Agreement for the Supply of Capacity for Transmission of Telecommunications Signals under Industrial Exploration Regime, and (b) the Infrastructure Sharing Agreement, all to be entered into on the Closing Date between Seller or another Oi Group Company and SPE Movable as per Clause 6.1(ix).

“Transition Services Agreement[s]” means the Agreement[s] the object of which will be the provision, by companies of the Oi Group to SPE Movable, in a transitional manner, of certain services necessary for the continuation of the operation of the business comprised by UPI Movable Assets, as of the Closing Date, in the same way and with at least the same quality that they were conducted in the Regular Course of Business, during the twelve (12) months prior to the execution of this Agreement, pursuant to the minimum terms and condition established in Exhibit 6.1(viii).

“Material Agreements” means any agreement, pre-agreement, memorandum of understanding, letter of intentions, arrangement, guarantee or commitment entered into by a Person that results in annual revenue/expenditures to this Person equal to or greater than BRL [-] (BRL [-]).

“Control” means, in relation to any Person, (a) the direct or indirect power to determine the management and lines of action of such Person, whether through (i) the ownership of the majority of its voting share capital (or of rights that ensure the majority in its corporate resolutions, as applicable), (ii) the right to elect the majority of its administrators, and/or (iii) an agreement, qualified quorum in bylaws or articles of association or any other legal form; as well as (b) even in the absence of any of the requirements set forth in item (a) above, the power effectively used to directly or indirectly, actually or legally direct the corporate activities and to guide the operation of the bodies of the Person, regardless of the ownership interest held. The expressions and term “Controlling Company”, Controlled by”, “under common Control” and “Controlled Company” have their meanings logically resulting from this definition of Control.

“Regular Course of Business” means, in relation to a Person, the conduction of its activities in accordance with all Laws applicable to that Person, in a manner that is consistent in nature, scope and size with past practices of that Person and related to the daily operations.

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“Decision” means any award, granting, court order, order, decree, writ, ruling or decision of Governmental Authority.

“Fundamental Representations and Warranties of Oi Group Companies” means the representations and warranties provided by the Oi Group Companies in items 7.1.1 to 7.1.4 and 7.1.12 of Exhibit 7.1 hereof.

“Demands” means any actions, judicial, arbitral or administrative proceedings, demands, Decisions, court or out-of-court notices, complaints, notices of infraction, embargos, probates, notices of non-compliance or violation, investigations, due diligence, deficiency notices, collection notices, procedures, judicial or administrative investigations.

“Business Day” means any day other than Saturday, Sunday, holiday or a day when the financial institutions are required or authorized by Law to remain closed in the cities of Rio de Janeiro or São Paulo.

“Net Debt” means Gross Indebtedness minus Cash (calculating both Gross Indebtedness and Cash as positive figures, so that the Net Debt is a positive figure if Gross Indebtedness exceeds Cash, or a negative figure if the Cash exceeds Gross Indebtedness).

“Closing Net Debt” means the amount of the Net Debt of SPE Movable on the date it is included in the Calculation Statement - Closing Price, calculated by Seller and its advisors based on the Closing Balance prepared as per the Accounting Practices.

“Documents of the Transaction” means this Agreement, the Ancillary Operating Agreements and the Transition Services Agreement[s].

“Public Notice” means the public notice containing the rules applicable to the Competitive Bidding Procedure, published on [date] by Seller pursuant to the Judicial Reorganization Plan.

“Material Adverse Effect” means, in relation to any Person, any change or effect that, individually or together with other factors, impairs in a material manner the financial condition of such Person or of its Affiliates and/or the development of the activities and operations of such Person or of its Affiliates, and that result or may result in a contingent or effective Loss, negative financial impacts, imposition of payments or disbursements in an amount equal to or greater than an amount in reais equivalent to twenty percent (20%) of the Base Price, considered individually or in an aggregate manner, including any change or effect resulting from any of the following events, circumstances, occurrences or state of things to the extent that such event, circumstance, occurrence or state of things cause a disproportionate adverse impact on the business or operations of the Person, when compared to other Persons that operate in the same sectors and markets of operation of the Person: (a) material change in the economic or political situation in Brazil or material change abroad that affects the securities, credit, consumption or capital markets, or, also, the market where the Person and its Affiliates operate; (b) any material changes in applicable Laws or accounting rules, occurring after this date. Notwithstanding the provision above, the following will always be considered a Material Adverse Effect: (a) the non-compliance with any obligation of the Judicial Reorganization Plan and/or the decree of bankruptcy of any of the Oi Group Companies; and (b) a reduction in the Net

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Revenue accrued in the last six months prior to Closing above 50% of the Minimum Revenue.

“Independent Audit Firm” means any of the four knowns international auditing and consulting firms EY, PwC, Deloitte and KPMG), or, if they are all in situation of conflict of interest or with independence restrictions, any one among BDO- RCS Auditores Independentes, RSM Brasil, Grant Thornton Brasil.

“Gross Indebtedness” means, on the date to be determined in relation to SPE Movable, in an aggregate amount and without duplication: (a) the balance of the principal and any interest, premium, costs, fees, fines (including, but not limited to, fines for early payment and brokerage costs) in relation to the early payment of debt and all interest accrued and not paid in relation to the indebtedness by loans and all items included in letters b) to s) below; considering that costs not repaid with issue of debt must be excluded from this calculation and that the entire debt will be recorded without any time adjustment resulting from the extension of terms or other procedures that imply the accounting record of the debt in an amount below the face value, balance when there is a discount with effective reduction of the obligation. The Gross Indebtedness will also include fines, sanctions of a financial nature (materialized or not) and obligations arising from administrative or judicial proceedings of any nature (including from proceedings for the determination of non-compliance with obligations, conduct adjustment terms and others), imposed on the Oi Group Companies or any of their respective Affiliates, administrators, employees or representatives by ANATEL or by any other Governmental Authority and that are related to the operation or conduction of the businesses related to the Assets, Obligations and Rights of UPI Movable Assets, and that have been started at any time before Closing.

(a)       financial obligations (which may not be valued using fair value) proved by notes, bonds, debentures, loan stock or similar instruments, convertible or not, including those incurred in connection to the acquisition of properties, assets or businesses;

(b)       any obligations (with or without guarantees, as holder, guarantor or otherwise) for the payment in cash or related to cash borrowed or raised (which cannot be valued using fair value), by any means (including acceptances, bills of exchange, bonds and deposits), including any related costs and fees to be paid and any obligation on any payment of interest not made;

(c)       to the extent that it is not included in any other way in this definition, the effect of the mark-to-market (positive or negative) of all financial derivative instruments;

(d)       amounts withdrawn from lines of credit;

(f)       all liabilities related to lease agreements that must be capitalized in accordance with the Brazilian GAAP, including those related to properties, plants and equipment, if applicable. To avoid doubts, no amount from lease liability, due to the application of CPC 06 (R2) (or IFRS16) from January 1, 2019, will be considered Indebtedness, to the extent that these leases must not be classified as financial lease before the application of said CPC 06 (or IFRS16), the mandatory application of which occurred as of January 1, 2019;

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(g)       any dividend or other distribution of profits declared but not paid;

(h)       any amount to be paid to suppliers of fixed assets (CAPEX);

(i)       any balance of deferred revenue related to long-term agreements;

(j)       balances due and debts to any supplier, employee and/or service provider (including the provision of expense with interest and fines related to these balances in delay);

(k)       transaction bonus (to be paid to employees of Seller, external advisors or any other party involved in the transaction) and any other transaction costs;

(l)       balances of actuarial liabilities related to pension plans of employees of Oi Móvel or of SPE Movable, as applicable, and any other social benefit granted to the employees that are not yet considered in the working capital;

(m)       performance bonus to be paid to employees and former employees;

(n)       any balances of Taxes in default, balances to be paid of tax, labor or social security installments, as well as balances of taxes to be paid classified as non-current liabilities in the balance sheet of the Company;

(o)       balances of income Tax due and not paid;

(p)       any debt, liabilities or obligation to be paid related to the judicial reorganization proceedings;

(q)       all receivables advanced or monetized with financial institutions and/or acquirers of credit card services;

(r)       installments dues regarding acquisitions made by Oi Móvel and/or by SPE Movable;

(s)       any balance to be paid to Oi or any of its subsidiaries;

(t)       any pending balance related to obligations, liabilities or provisions that, in accordance with the pro forma financial statements of UPI Movable Assets prepared by Ernst &Young, are not reflected in the [Final Closing Balance] of SPE Movable;

(u)       liabilities and obligations due and not paid to the regulatory bodies, including fines, interest and monetary adjustment;

(v)       materialized civil, tax and labor contingencies, the liabilities and provisions of which are reflected in the accounting records of SPE Movable; and

(x)       provisions for payment or assets associated to the inspection fee FISTEL (TFF).

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“Brazilian GAAP” means the accounting practices adopted in Brazil, which correspond to the full set of accounting rules and standards issued by the Accounting Statements Commission (CPC), applicable to the publicly-held companies and to the large corporations, applied in an uniform manner and comparable to previous periods.

“Oi Group” means the group of companies comprised by Oi S.A. – under Judicial Reorganization (“Oi”) and its Affiliates.

“Confidential Information” means, in relation to any Party, each and every information (i) to which a Party has access or of which it becomes aware through the negotiation of the Transaction and execution of the Documents of the Transaction; and (ii) related to the businesses, properties and commercial relations, including names and addresses of any clients and suppliers, of one Party, as well as of the respective Affiliates.

“Judicial Reorganization Court” means the 7th Business Court of the Rio de Janeiro State Court of Appeals.

“Law” or “Legislation” means each and every federal, state or municipal legal rule, law, legal provision, regulation, ordinance, code or policy, consent, guideline, decree of Final Decision of Governmental Authority in force.

“Corporation Law” means Law No. 6,404, of December 15, 1976, as amended.

“5G/700MHz Auction” means the auction of spectrum promoted by ANATEL for the introduction of the frequencies to be used by the 5G technology and of the 700MHz band in Brazil.

“Brazilian Anti-Corruption Laws” means all Brazilian Laws on corruption, bribery, fraud, conflict of public interests, misconduct, violation of public bidding and procurement, money laundering, political or electoral donations, or management of businesses without commitment to ethics, including, among others, Decree-Law No. 2,848/1940 (Criminal Code), Brazilian Federal Law No. 8,429/1992 (Malfeasance in Office Act), Brazilian Federal Law No. 9,504/1997 (Electoral Law), Brazilian Federal Law No. 8,666/1993 (Contracts and Public Bidding Law), Brazilian Federal Law No. 12,813/2013 (Conflict of Interests Law), Brazilian Federal Law No. 9,613/1998 (Money Laundering Act) and Brazilian Federal Law No. 12,846/2013 (Anti-Corruption Law), subsequently regulated by Federal Decree No. 8,420/2015 (Anti-Corruption Decree).

“Permit” means permits, permissions, franchises, granting, granting title, orders, consents, approvals, authorizations, registrations, waivers, variations, qualifications, certificates or other similar authorizations issued, or otherwise granted, by a Governmental Authority.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement executed on [date] between Telemar and Buyer[s]. A copy of the Non-Disclosure Agreement can be found in Exhibit 1.3(ii) hereof.

“Lien” means any judicial or extrajudicial, obligational or personal lien, security interest, repossession; charge; claim; pledge; in rem guarantee; mortgage; conditional sale;

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freezing, unavailability, attachment, sequestration or probate; antichresis, annual rent or pension; put and call option or right of purchase, sale, conversion, exchange; right of first offer, of first refusal, or preference in the purchase, sale or subscription; complaint; or other encumbrance of any nature.

“Related Party” means, in relation to any Person, any other Person (a) that is spouse, ascendant, descendant or collateral kin up to the third degree of the first Person; (b) that is, directly or indirectly, Affiliate, Associate, Controlled Company, Controlling Company or is under the common Control with such first Person; (c) on which such first Person, directly or indirectly, has significant influence (as defined by the Brazilian GAAP); or (d) of which such first Person has more than twenty percent (20%) of the shares, quotas or securities with voting right of the Person.

“Participation in the Net Gain per Product” means the participation (%) of UPI on the variation of clients per Product of the total market according to data informed by ANATEL to the market of the services provided by UPI Movable.

“Participation in the Net Gain per Product” means the participation (%) of UPI on the variation of clients per Product of the total market according to data informed by ANATEL to the market of the services provided by UPI Movable.

“Liabilities” means each and every debt, obligation, onerous commitments and/or provisions, accrued or fixed, absolute or contingent, due or to be due, determined or to be determined, recognized or not in the accounting records, including those arising from any Law, Proceedings or Governmental Decision, and those arising from any contractual instrument.

“Loss” means each and every loss directly suffered, which constitutes property or non-pecuniary damage, such as, for instance, incidental damage, loss of profits, damage to image, liabilities, constrictions, contingencies, fines, costs, disbursements, obligations, expenses, court costs, attorney’s fees and fees of other specialists, including experts, costs with reports, etc. The Loss must include not only that effectively disbursed but also that may cause a negative impact on a Person, regardless of disbursement. The Loss must not require a final decision in court, unless it is the result of a third-Party demand.

“Person” means any person, whether an individual or legal entity, as well as any unincorporated organization, including Governmental Authorities, associations, foundations, trusts, partnerships, investment funds, joint ventures, consortia, condominiums, de facto corporations, special partnerships or any other incorporated or unincorporated entity.

“CAPEX Plan” means the capital expense plan of UPI Movable Assets, prepared according to the Accounting Practices.

“Judicial Reorganization Plan” means the judicial reorganization plan of Oi and its direct and indirect subsidiaries Telemar, Oi Móvel, Portugal Telecom International Finance BV – Under Judicial Reorganization and Oi Brasil Holdings Coöperatief UA – Under Judicial Reorganization – jointly with companies COPART 4 Participações S.A. – Under Judicial Reorganization and COPART 5 Participações S.A. – Under Judicial Reorganization which were subsequently merged, respectively, into Oi and Telemar – approved at a

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creditors’ general meeting held on December 19 and 20, 2017 and ratified by the Judicial Reorganization Court on January 8, 2018, as amended pursuant to the Amendment to the Judicial Reorganization Plan approved at the Creditors’ General Meeting.

“Accounting Practices” means the accounting practices adopted in Brazil according to the Brazilian GAAP, applied in good faith and in an uniform manner and comparable to previous periods and always using the same criteria that were adopted by Seller in the preparation of the Financial Statements of Oi Móvel disclosed in relation to the exercise ended on 12/31/2019.

“Proceedings” means any action, judicial, arbitral or administrative proceedings, demand, order, judicial or extrajudicial notice, claim, notice of infraction, notice of violation or non-compliance, investigation, notice, notice of collection, proceedings, administrative or judicial investigation, filed by or against any of the Parties and/or Oi Móvel.

“Product” means Pre-Paid, Post-Paid, Control and M2M service. In the absence of market indicators for Control the sum of Post-Paid and Control will apply.

“Intellectual Property” means each and every brand, business name, service brand, service name, patent, utility model, copyright, moral right, plant brand, product design, product formula, industrial secret, product package, research and development, inventions (patentable or not), disclosures of inventions, improvements, processes, formulas, industrial models, designs and formulations, diagrams, specifications, technology, methodologies, firmware, development tools, flowcharts, annotations, internet domain names, software licenses, any other right or confidential or proprietary information, subject or not to registration, including all rights, licenses or pending requests of registration, regarding any of those mentioned above, and all related technical information, technical, engineering or manufacturing drawings, technical knowledge (know-how), documents, floppy disks, registrations, files and other medias where the items mentioned above are stored.

“Antitrust Protocol” means the Antitrust Protocol executed on [date] between Telemar and Buyer[s]. A copy of the Antitrust Protocol can be found in Exhibit 1.3(iii) hereof.

“Net Revenue” means the revenue, invoiced or not, received as result of the provision of mobile phone services, net of the corresponding Taxes levied on the gross revenue and of any other deductions from the gross revenue, calculated according to the Accounting Practices.

“Minimum Revenue” means the amount of Net Revenue of the business comprised by the Assets, Obligations and Rights of UPI Movable Assets accrued in the same period of the last six (6) months in 2019 prior to the month when the Closing occurs, calculated in accordance with the monthly revenue of UPI Movable Assets as presented in Exhibit 3.7. To avoid doubts, if the Closing occurs on October 31, 2021, the Minimum Revenue should correspond to the aggregate amount of the Net Revenue obtained during the months of April, May, June, July, August and September 2019.

“Participation in the Net Revenue” means the participation of the amount of the Net Revenue of the business comprised by the Assets, Obligations and Rights of UPI Movable Assets accrued in the last semester published before the Closing Date in relation to the

CONFIDENTIAL (September 7, 2020)

Net Revenue of the mobile telephone market (understood as the sum of the main four operators: Vivo, TIM, Claro and Oi Móvel) - “Revenue Share”.

“Participation in the Minimum Net Revenue” means the participation in the amount of Net Revenue of the business comprised by the Assets, Obligations and Rights of UPI Movable Assets accrued in the 2019 semester published prior to the month when the Closing occurs in relation to the total amount of the Net Revenue of the mobile telephone market, calculated in accordance with the monthly revenue of UPI Movable Assets as presented in Exhibit 3.7. To avoid doubts, if the Closing occurs on October 31, 2021, the Participation in the Minimum Net Revenue should correspond to the aggregate amount of the revenue obtained during the months of April, May, June, July, August and September 2019.

“Debtors” mean Oi and its wholly-owned, direct and indirect subsidiaries Oi Móvel, Telemar, COPART 4 Participações S.A. – under Judicial Reorganization and Oi Brasil Holdings Coöperatief U.A. – under Judicial Reorganization.

“Representative” of a Person is interpreted comprehensively, in order to include members, administrators, partners, officers, directors, employees, agents, advisors, lawyers, consultants, accountants, investment banks and other representatives of such Person.

“Subsidiaries” means, in relation to a Person, a company directly Controlled or under common control with such Person.

“Tax” means any tax ; charge; fee; social security, social, improvement or intervention in economy contribution; compulsory loan; or other pecuniary payments imposed by Governmental Authority and with a nature as set forth above; including taxes on capital gain, withheld at source, related to remunerations or property, ICMS, IPI, COFINS, PIS, CSLL, ISS, IPTU, ITR, ITBI, ITCMD, IPVA, IRPJ, IRRF, INSS, FGTS, IOF, ISS, II and ITR; as well as charges related to such amounts, including interest, fines (default or not), isolated fines, penalties, monetary adjustments and amounts related to ancillary obligations, including fines for non-compliance.

Other Definitions. The other terms are defined in the following items or sections of the Agreement:

Term	Clause

[to be included in the end]	[to be included in the end]

CONFIDENTIAL (September 7, 2020)

Exhibit 3.7

Examples of Calculation

Part A - Definitions of reference amounts for Target CAPEX, Participation in the Minimum Net Revenue, Participation in the Net Gain per Reference Product and Target Working Capital of SPE Movable.

3.7.1 Target CAPEX, as per the definition set forth in Exhibit 1.3, is a monthly reference based on the CAPEX 2019 presented in document 1.2.12, available in file “1.2 Financial Information” of VDR, transcribed below:

CAPEX 2019 – Carve-out Perimeter (EY Report)	2019 (BRL Million)
Access	787
Core+Transport	29
Mobile Access	14
Mobile Core	15
Quality	-
Obligations	8
Others	63
TOTAL	887

Source: Document 1.2.12 available in file 1.2 Financial Information of VDR, file “2.6.8 - Capex – Produto Móvel.xlsx”.

Based on the table above, we calculated the Target CAPEX of BRL 73.9 Million per month (BRL 887.1 Million divided by 12 months).

3.7.2 Participation in the Minimum Net Revenue: calculated as a percentage participation of the net revenue of services generated by UPI Movable in the period of 6 months in 2019 corresponding to two quarters prior to the closing date on the total net revenue of the mobile phone market calculated in the same period of 2019.

Assuming as mobile phone market the net revenue disclosed by the companies Vivo, Tim, Claro and UPI Movable, considering the methodology of the full year of 2019, the result is the following:

Operator	Net Revenue Mobile Services[1] 2019	Participation Net Revenue 2019
BRL 25,963 million	42.1%
TIM	BRL 15,648 million	25.4%
CLARO	BRL 12,763 million	20.7%
UPI MOVABLE - OI	BRL 7,245 million	11.7%
TOTAL	BRL 61,619 million	100.0%

[1] The net revenue of services excluding the net revenue from the sale of devices.

Sources: Vivo (www.telefonica.com.br/ri), TIM (www.tim.com.br/ri), Claro (www.americamovil.com/investor-relations) and UPI Movable – OI (carve out report prepared by EY)

CONFIDENTIAL (September 7, 2020)

3.7.3 Participation in the Net Gain per Reference Product means the percentage participation of UPI Movable on the total growth of accesses in the market per product (post-paid and pre-paid services) in 2019 as per the table below:

	Post-Paid (includes control and M2M)	Pre-Paid
Total Market Growth 2019 (in access)	9,970,505	-12,489,199
UPI Movable Growth (in access)	1,821,622	-2,738,887
Participation in the Net Reference Gain	18.27%	21.93%

.

Source: Anatel

3.7.4 Target Working Capital of SPE Movable means the amount of BRL 126 million, which was calculated based on the information presented in “Seller Information Document – SID” prepared by EY, after the adjustments of working capital, as summarized below:

Description	Reference diligence adjustments	Working Capital - Dec/31/19 BRL million
Net working capital - SID		28
Reclassifications of working capital
- Profit sharing - reclassification	[CG1]	11
- Income tax - reclassification	[CG2]	39
- FISTEL to be paid - reclassification	[CG3]	46
Adjustments of working capital
- Pre-paid credits	[CG4]	(43)
- Payment adjustment of days - pre-paid ICMS	[CG5]	45
Adjusted working capital		126

Source: “Seller Information Document – SID”

Reclassifications and adjustments of Working Capital:

•	[CG1] Profit sharing: the balance to be paid of profit sharing and/or performance bonus to employees and former employees will be part of the calculation of the Gross Indebtedness, as per Accounting Practices.
•	[CG2] Income tax: balances of income tax to be paid will be part of the Gross Indebtedness, as per Accounting Practices.
•	[CG3] FISTEL to be paid: provisions for payment or assets associated to the inspection fee FISTEL (TFF) will be part of the Gross Indebtedness.
•	[CG4] Credits of pre-paid services: they will be deducted from the calculation of the Working Capital.
•	[CG5] Adjustment of payment days - pre-paid ICMS: the ICMS balances to be paid on pre-paid services were estimated considering the period of eight days for payment.

CONFIDENTIAL (September 7, 2020)

Part B - Calculation methodology for the effects of adjustment in Base Price set forth in items 3.1 and 3.8 of the Agreement. Essentially the adjustment operation will be the same in both situations, the purpose of that set forth in item 3.8 being the resolution of any differences between the Calculation Statement of the Closing Price presented by Seller and that[those] calculated by Buyer[s].

3.7.5 Adjustment in the base price per variation of Closing CAPEX versus Target CAPEX for the closing, Seller will inform: (A) the Closing CAPEX as the sum of the investments made by UPI Movable during the period between Jan/01/2020 and the closing date per month; and (B) the Target CAPEX calculated according to the monthly amount demonstrated in item 3.7.1 of Part A of this exhibit, multiplied by the number of months elapsed between Jan/01/2020 and the Closing Date (and proportional to the number of says, if the closing occurs in an intermediary date). The adjustment will occur only if the Closing CAPEX is lower than the Target CAPEX as per the formula below:

Adjustment in the Base Price per variation of CAPEX = Closing CAPEX - Target CAPEX

3.7.6 Definitions for the calculation of the adjustment per Participation in the Net Revenue and Participation in the Net Gain per Product: the Multiple of Revenue and the unit value of clients that are implicit in the Base Price, as per the table below:

Concepts	Formulas	Amounts	Units	Source
Base Price	(A)	[ . ]	BRL x million	Data
Total Net Revenue - 2019	(B)	7,395	BRL x million	EY Carve-out Report
Net Revenue - Post-Paid	(B1)	3,729	BRL x million	File 2.5.15 VDR
Net Revenue - Pre-Paid[1]	(B2)	3,096	BRL x million	File 2.5.15 VDR
Other Net Revenue	(B3)	570	BRL x million	File 2.5.15 VDR
Multiple Revenue	(M) = (A)/(B)	[ . ]	N.A.
Post-Paid Clients	(C1)	12,281	Accesses x thousand	EY Carve-out Report
Pre-Paid Clients	(C2)	24,479	Accesses x thousand	EY Carve-out Report
Unit Value Post-Paid Client	[(B1)/(C1)]*(M)	[ . ]	BRL	Calculation
Unit Value Pre-Paid Client	[(B2)/(C2)]*(M)	[ . ]	BRL	Calculation

[1] Net revenue from pre-paid excluding the amounts of recharge commissions, which were accounted for as discount (revenue deductions) in the pro forma DRE presented in the SID report.

3.7.7 Calculation methodology for adjustment per Participation in the Net Revenue: for the Closing, Seller will inform: (A) the Net Revenue per product ascertained by UPI Movable during the period between January 1, 2020 and the Closing Date, per month; (B) Based on the Closing Date, the net revenue of the last semester publicly available in a coincident manner by the companies Vivo, TIM and Claro for mobile services will be raised; (C) Based on item (A), the sum of the net revenue of the semester equivalent to item (B) will be selected; (D) The sum of items (B) and (C) will be considered for the totality of net revenue of the market for the reference semester. Based on this information, the calculation as per the rationale described in the table below will be made:

Participation in the Minimum Net Revenue (i)	[. ]%	As per item 3.7.2 hereof

CONFIDENTIAL (September 7, 2020)

Minimum Participation of the Minimum Net Revenue - waiver (ii)	90%	Tolerance in the drop in the participation on net revenue versus (i)
Participation of the Net Revenue - waiver (iii)	(iii)=(i)*(ii)
Multiple Revenue (M)	[ x ]	As per initial definitions of this Part B
Net Revenue UPI Movable (C1) at closing per year	([ C ]/6)*12	BRL x thousand. Establish Revenue UPI per year
Net Revenue - Total Market (D1) at closing per year	([ D ]/6)*12	BRL x thousand. Establish Revenue UPI per year
Participation in the Net Revenue at closing (iv)	(iv)=(C1) / (D1)
Difference in the Participation in Net Revenue (E)	(E)= [(iv)-(iii)]	For comparison with waiver
If (E) is positive, then there is no adjustment	[ BRL 0 ]
If (E) is negative, then the adjustment will occur as follows:
Base Revenue of Adjustment (F)	(F)= (C1)–[(D1)*(iii)]
Adjustment per Participation in Net Revenue	(F) x (M)	BRL x thousand

3.7.8 Calculation methodology for adjustment per Participation in the Net Gain per Product: for the closing, Seller will inform: (A) the net gain of each product (pre- and post-paid) as per definitions timely informed to Anatel for the period between January 1, 2020 and the closing date; (B) the net gain of each product (pre- and post-paid) of the total market as per Anatel data for the same period. In the absence of market information for the closing month the last information available will be used. Based on this information, the calculation as per the rationale described in the table below will be made:

Participation in the Net Reference Gain (i)	[ . %]	As per item 3.7.3 hereof
Unit reference value per client (ii)	[BRL . ]	As per initial definitions of this Part B
Minimum Participation in the Net Reference Gain - waiver (iii)	[90%]	Tolerance in the variation in the participation in net gain versus (i). If Market gain is negative, then waiver is 110%
Participation in the Minimum Net Gain (iv)	(iv)= (i)*(iii)
Net Gain UPI Movable at closing (A)	[ . ]	Accesses x thousand
Net Gain of the Market at closing (B)	[ . ]	Accesses x thousand
Participation in the Net Gain per Product (C)	(A) / (B)	Calculation
Net Gain Adjustment Base (D)	(D) = (A) – [(B)*(iv)] [Accesses x thousand]
If (D) is positive, then there will be no adjustment. If (D) is negative, then there will be adjustment as follows:
Adjustment per Participation in Net Gain (E)	(E) = (D) x (ii)	BRL x thousand

To conclude the calculation of the adjustment per Participation in the Net Gain per product, the method above must be applied to the Pre-Paid and Post-Paid products and the final result of the adjustment will be the sum as per the formula below:

Adjustment per Participation in the Net Gain per Product = Adjustment per Participation in the Net Gain of Post-Paid + Adjustment per Participation in the Net Gain of Pre-Paid

3.7.9 Calculation of the Adjusted Base Price shall start with the Base Price and be reduced from the adjustment per variation of CAPEX (calculated as per clause 3.7.5), of Participation in the Net Revenue (calculated as per clause 3.7.7) and of Participation in the Net Gain per Product (calculated as per clause 3.7.8) as per the following rules:

Adjusted Base Price = Base Price + Adjustment in the Base Price per variation of CAPEX + [the highest amount between the adjustments per Participation in Net Revenue and per Participation in Net Gain per Product]

CONFIDENTIAL (September 7, 2020)

Part C: Formulas per calculation of the Closing Price and of Post-Closing Adjustments

3.7.10. Closing Price - as per clause 3.2 shall be calculated in accordance with the pro forma individual Balance projected for the Closing Date of SPE UPI Movable, in accordance with the formula described below:

Closing Price (=)
(+) Adjusted Base Price (as per Part B)
(-) Closing Net Debt
(+) Closing Working Capital
(-) Target Working Capital
(-) Withheld Amount

3.7.11 Post-Closing Adjustment - as per clause 3.8 shall be calculated based on the Final Closing Balance, to be prepared by Buyer[s], in accordance with the Accounting Practices, and after review by Buyer[s] of the calculations of Closing CAPEX, Participation in the Minimum Net Revenue, Participation in Net Gain, as per the formula described below:

Post-Closing Adjustment (=)
(-) Net Debt ascertained in the Final Closing Balance
(+) Closing Net Debt
(+) Working Capital ascertained in the Final Closing Balance
(-) Closing Working Capital
(-) Capex adjustment, if the Closing Capex reviewed by Buyer is lower than the Closing Capex considered in the calculation of the Adjusted Base Price
(-) (i) Adjustment of Participation in the Minimum Net Revenue reviewed by Buyer, if applicable; or (ii) Adjustment of Participation in the Net Gain reviewed by Buyer, if applicable. If both adjustments (i) and (ii) are applicable, only the highest value adjustment will be considered

The Final Post-Payment Adjustment shall be paid by Seller upon offset against the Withheld Amount, and the positive balance of this offset, if any, shall be paid to Seller. If the Withheld Amount is not sufficient to meet the payment of the Final Post-Closing Adjustment, the amount that is lacking will be paid by Seller to Buyer, according to the terms defined in clause 3.8.7 of the Agreement.

Examples of calculation

3.7.6 - Definitions for the calculation of the adjustment per Participation in Net Revenue and Participation in Net Gain per Product - Simulation with Base Price of BRL 15,000 million:

Concepts	Formulas	Amounts	Units	Sources
Base Price	(A)	15,000	BRL million	Data
Total Net Revenue - 2019	(B)	7,395	BRL million	EY Carve-out Report
- Net Revenue post-paid - 2019	(B1)	3,729	BRL million	File 2.5.15 - VDR
- Net Revenue pre-paid - 2019	(B2)	3,096	BRL million	File 2.5.15 - VDR
- Other Net Revenue - 2019	(B3)	570	BRL million	File 2.5.15 - VDR
Multiple Revenue	(M) = (A)/(B)	2.0284	N/A	Calculation
Post-paid clients	(C1)	12.281	Accesses million	EY Carve-out Report
Pre-paid clients	(C2)	24.479	Accesses million	EY Carve-out Report
Unit value post-paid clients	[(B1)/(C1)]*(M)	615.90	BRL	Calculation

CONFIDENTIAL (September 7, 2020)

Unit value pre-paid clients	[(B2)/(C2)]*(M)	256.54	BRL	Calculation

3.7.7 - Calculation methodology for adjustment per Participation in the Net Revenue:

•	Scenario I: Net revenue of UPI at closing of BRL 1,479,000 thousand per semester and Total Market of BRL 16,924,000 per semester
•	Scenario II: Net revenue of UPI at closing of BRL 1,929,000 thousand per semester and Total Market of BRL 16,924,000 per semester.

Participation in the Minimum Net Revenue	(i)	11.7%	11.7%	As per item 3.7.2 hereof.
Minimum Participation of the Net Revenue - waiver	(ii)	90.0%	90.0%	Limit for drop in participation on Net Revenue versus (i)
Participation of the Minimum Net Revenue - waiver	(iii)=(i)*((ii))	10.53%	10.53%
Multiple Revenue	(M)	2.0284	2.0284	As per initial definitions of this Part B

		Scenario I	Scenario II
Net Revenue UPI Movable at closing	(C1)=(C/6)*12	2,958,000	3,858,000	BRL thousand
Net Revenue - Total Market at closing per year	(D1)=(D/6)*12	33,848,000	33,848,000	BRL thousand
Participation in the Net Revenue at Closing per year	(iv) = (C1)/(D1)	8.7%	11.4%
Difference in the Participation in Net Revenue	(E)=[(iv)-(iii)]	-1.83%	0.87%	For comparison with waiver (ii)
If (E) is positive, then there is no adjustment		-	-
If (E) is negative, then there will be adjustment based on the formula in the next column	(F)=(C1)-
[(D1)*(iii)]	-606,194	0	BRL thousand
Adjustment per Participation in Net Revenue	(F)*(M)	-1,229,604	0	BRL thousand

3.7.8 Calculation methodology for adjustment per Participation in the Net Gain per Product:

•	Scenario I: Net gain in post-paid of 1,200,000 in UPI and of 8,500,000 in the market;
•	Scenario II: Net gain in post-paid of 1,600,000 in UPI and of 8,500,000 in the market.

Post-paid
		Scenario I	Scenario II
Participation in the Net Reference Gain	(i)	18.3%	18.3%	As per item 3.7.3 hereof
Unit reference value per Client	(ii)	615.90	615.90	As per initial definitions of this Part B

CONFIDENTIAL (September 7, 2020)

Minimum Participation in the Net Reference Gain - waiver	(iii)	90%	90%	If Market gain is negative, then waiver is 110%
Participation in the Minimum Net Gain	(iv)=(i)*(iii)	16.47%	16.47%
Net Gain UPI Movable at closing	(A)	1,200,000	1,600,000	Thousands of accesses
Net Gain of the Market at closing	(B)	8,500,000	8,500,000	Thousands of accesses
Participation in the Net Gain per product	(C)=(A)/(B)	14.1%	18.8%	Calculation
Net Gain Adjustment Base	(D)=(A)-((B)*(iv))	-199,950	200,050
If (D) is positive, then there will be no adjustment. If (D) is negative, then there will be adjustment as follows:
Adjustment per participation in Net Gain	(E)=(D)*(ii)	-123,149	0	BRL thousand

•	Scenario I: Net loss in pre-paid of 2,500,000 in UPI and of 8,000,000 in the market;
•	Scenario II: Net loss in pre-paid of 1,500,000 in UPI and of 8,000,000 in the market;

Pre-Paid
		Scenario I	Scenario II
Participation in the Net Reference Gain	(i)	21.9%	21.9%	As per item 3.7.3 hereof
Unit reference value per Client	(ii)	256.54	256.54	As per initial definitions of this Part B
Minimum Participation in the Net Reference Gain - waiver	(iii)	110%	110%	If Market gain is negative, then waiver is 110%
Participation in the Minimum Net Gain	(iv)=(i)*(iii)	24.1%	24.1%
Net Gain UPI Movable at closing	(A)	-2,500,000	-1,500,000	Thousands of accesses
Net Gain of the Market at closing	(B)	-8,000,000	-8,000,000	Thousands of accesses
Participation in the Net Gain per product	(C)=(A)/(B)	31.3%	18.8%	Calculation
Net Gain Adjustment Base	(D)=(A)-((B)*(iv))	-572,000	428,000
If (D) is positive, then there will be no adjustment. If (D) is negative, then there will be adjustment as follows:
Adjustment per participation in Net Gain	(F)=(E)*(ii)	-146,741	0	BRL thousand

Adjustment per participation in total Net Gain (BRL x thousand)	-269,890	0

CONFIDENTIAL (September 7, 2020)

Exhibit 5.2.4

Minimum Segregation Obligations

If, pursuant to Clause 2.1.4 of this Agreement, the Assets, Obligations and Rights of UPI Movable Assets have to be contributed to the share capital of more than one specific purpose enterprise for the disposal of UPI Movable Assets (in each case, a “SPE”), Seller shall, observing the provisions of Clauses 2.1.4 and 4.3(iv), pursuant to the Segregation and Allotment Plan, take or cause that all the following minimum segregation measures be taken:

(i)	within thirty (30) days from the execution of the Agreement, deliver the hiring of an outsourced company specialized in management, transition and administration of projects in the telecommunication area, as indicated thereto by Buyer[s] and at the expenses of Buyer[s], in order to, pursuant to the Segregation and Allotment Plan, provide qualified staff, including project manager (PMO), to, together with Seller and Buyer[s], coordinate the works and activities necessary to the satisfactory conclusion of the Corporate Reorganization pursuant to the Segregation and Allotment Agreement and Plan;

(ii)	within one hundred and twenty (120) days from the execution of the Agreement, organize or acquire the SPEs and make them legal before the competent Governmental Authorities, including, as applicable, Commercial Registries, Brazilian Revenue Office, State Treasury Departments, Municipal Governments, fire departments, environmental, regulatory, health surveillance or inspection bodies, class entities and associations, approving the opening and making legal as many branches as necessary for the receiving and operation of the Assets, Obligations and Rights of UPI Movable Assets to be transferred to the SPEs within the scope of the Corporate Reorganization and in accordance with the Segregation and Allotment Plan;

(iii)	without prejudice to the provision of Exhibit 5.1 of the Agreement, start all works necessary to prepare the transfer to the SPEs of the Assets, Obligations and Rights of UPI Movable Assets, as well as start all activities necessary to the integration of the SPEs with the systems and technologies indicated by Buyer[s], as allowed by the legislation in force;

(iv)	execute as soon as possible all acts and take all administrative and operating measures that do not depend on CADE’s Approval or on ANATEL’s Previous Consent to be concluded;

(v)	make the work feasible and cooperate with the specialized company indicated in item (i) above, practicing the acts and taking the measures necessary to make feasible the conduction and coordination of the Corporate Reorganization by the specialized company, pursuant to the Segregation and Allotment Plan;

(vi)	once the last among CADE’s Approval and ANATEL’s Previous Consent is obtained, execute, until December 31, 2021, the transfer of the Assets, Obligations and Rights of UPI Movable Assets to the SPEs, pursuant to Clause 5.2 and to the Segregation and Allotment Plan.

[3] Note: 7% is the discount rate indicated in the Amendment to the Judicial Reorganization Plan submitted by the Oi Group Companies.

CONFIDENTIAL

09/07/2020

Exhibit 5.1.1

Obligation to provide Information

Within up to ninety (90) days after the date of execution of the Agreement, the Companies of Oi Group shall provide the following information so as to enable migration, by Buyer[s], as from the Closing Date, of the businesses operated by the SPE Movable to the respective bases and platforms of Buyer[s] with no interruption and within the shortest possible term.

None of the information provided for in this Exhibit 5.1.1 shall be performed if (i) it violates any Law, any provision of the Judicial Reorganization Plan or of the Public Notice or the Antitrust Protocol executed by the Parties; or (ii) it damages the obtainment of any necessary approval or consent, pursuant to Clauses 4.1 to 4.3 of the Agreement, regarding the implementation of the plan of segregation and allotment of the Assets, Obligations and Rights of UPI Movable Assets between Buyer[s] or upon Closing.

Any and all processing by the Parties of personal data shall be performed strictly in compliance with the laws in force related to the subject of data protection, it being ensured to data subjects the due transparency of any processing and guaranteeing maintenance of an appropriate security standard, capable of protecting the personal data involved.

The information shall be provided as from the date of execution of the Agreement, in accordance with the confidentiality parameters established within the scope of the Antitrust Protocol.

1.        IT

1.1.        Information related to the current plans

(i)	Inform plans per segment (PREPAID, POSTPAID, Control, SMB, corporate, etc.) and wide range of number of clients in each plan;

(ii)	Inform the plan and explanation/information of how the offers for each plan work, providing information on the plans and offers based on a template to be submitted by Buyer[s] within the scope of the Migration Monitoring Committee, so that Buyer[s] may create the necessary plans and offers in their systems before the start of the execution phase of client migration. The template will detail information on segmentation and macro characteristics of the offer, voice call limits, voice services (PUC - provision, usefulness, convenience), data packages, SVAs included in the offer, detached SVAs, dependents and sharing, extra benefits, features of communication and information to client, life cycle of the offer, life cycle of the client, channel restrictions and advantages;

(iii)	Inform all complementary services (network) of the main plans and describe them / which platforms they service and what type of provisioning they require;

(iv)	Inform all URA short codes/services of the network and indicate whether or not they are subject to fees on the platforms or mediation;

CONFIDENTIAL 09/07/2020

(v)	Explain how the offers of the control plans work, as well as the particularities of the migrations between Postpaid and Prepaid Segments to Control and vice-versa (History Behavior, pro-rata, credits, etc.);

(vi)	Describe the existing VAS with partners and how they work;

(vii)	Provide information of all types, recharge channels and amounts offered to clients of each segment, including their term of validity and expiry;

(viii)	Inform how the eligibility to available offers and discounts works;

(ix)	Inform all available plug-ins and Service packages, or optional Data, including description of how they work and eligibility; and

(x)	Provide the list of all third-party service partners and contracts.

1.2.        Information related to contracts with financial institutions

(i) Inform all existing bank agreements and contracts (how they work).

1.3.        Information related to collection

(i) Inform all billing cycles / cut-off and expiry dates, with the respective volume of clients in each cycle;

(ii) Describe in detail how the Print Centers work;

(iii) Inform the types and models of accounts made available to postpaid and Control clients, as well as means of access/consultation and the client volume per type;

(iv) Inform the standard to record network cells that appear on the mediation tickets;

(v) Inform the collection timeline per product/segment, describe the stages of such collection timeline and the actions that will be performed (how the actions work); and

(vi) Describe how the co-billing contracts work.

1.4.        Information related to B2B

(i) Inform M2M / Corporate and the aggregate number of clients, without individualizing such client information; and

(ii) Inform how VPN / M2M services and Offers work.

1.5.        Other information

CONFIDENTIAL 09/07/2020

(i) Describe how the roaming agreements work, including pricing models of each one;

(ii) Describe how the document center works (clients’ documents and executed instruments storage); and

(iii) Inform the mapping of all Rating Groups and Data Policies per type of transferred service, used in Oi’s products.

2.        Network

2.1.        Information related to the use of access (necessary for preparation of the network for the traffic to be received by Buyer[s])

(i) Information on Oi’s access (per site: location - latitude/longitude, traffic, technologies, supplier, bands, RAN sharing, etc.);

(ii) PLMN per region;

(iii) Full information on the IMSI basis of Oi and IMSI distribution rules;

(iv) Inform all Data APNs used by Oi clients according to the type of user (Prepaid, Postpaid, Control, M2M and their particularities);

(v) Spectrum per region.

2.2. Information related to the core (necessary to prepare the integration of the core of Buyer[s] into the core of Oi)

(i) Information on the data traffic of each core element of Oi’s data;

(ii) Information of voice traffic per region (traffic interest);

(iii) Information on the capacity of the platforms, in terms of TPS and base size: HSS, HLR, AuC, MME, EDNS, DRA (SLF), DEA, STP (FNR), S/P-GW, S/GGSN, OTA, FDA, USSD, MMS, SMSC, Anti-Spam, PCRF, CTF, BigData Platform Device Manager, Service Manager, WAP, EIR, GMLC/SMLC, Voice Mail, IVR, Ring Back Tone, SIM Browsing, Provisioning, Inter-AS;

(iv) Information on all user profiles in HLR/HSS/AuC, including proprietary and specific ones, used in 2G/3G/4G, and description of specific blockages that may exist;

(v) Description of the interactions with SRF and IVR for services based on IN;

(vi) Description of the forwarding plan for voice services (special numbers);

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(vii) Specification and information of the resources of Core CS (MSC) necessary to serve Oi users (e.g.: automated call response machines, for selection purposes, etc.);

(viii) Information on voice traffic between Oi and local interconnection routes with fixed route, also contemplating the interconnection traffic with the mobile telephony companies and other long-distance operators;

(ix) Anonymized information and technical specifications of legal-entity clients and individual clients, including APN and M2M;

(x) Information on the services available for companies, and the base for each case (CSD, VPN, etc.);

(xi) Information on the services available for individual clients (MMS, backup agenda, services on the chip, LA SMS, speed dialing, etc.);

(xii) Information on the IR.21 that Oi has for roaming agreements;

(xiii) Information on the roaming services available at Oi and the respective service platforms (e.g. VHE, steering of roaming, etc.);

(xiv) Information on the GT (Global Title) and PC (Point Code) addresses of all elements of Oi’s Network;

(xv) Information on the total number of entries that may be coded in the DRA (SLF) and STP (FNR) tables of Oi’s Network;

(xvi) Information on the blocking rules used by the Anti-Spam Platform for the SMS P2P, P2A and A2P traffic

(xvii) Information on all IP addresses of the SGSN, GGSN, S-GW and P-GW of OI for Data Core integration of Buyer[s];

(xviii) Information on the IP addresses of STPs and DEAs of OI for integration with the STPs and DEAs of Buyer[s];

(xix) Information on the provisioning parameters and policies applied on PCRF for routing, pricing and disposal of the traffic of Oi’s clients;

(xx) Information on the Short Codes of SMS (P2P, P2A and A2P) used on Oi’s Network, from the number of each Short Code to the type of Service or associated partners;

(xxi) Sharing of image of the Electric Profile (Applets, EFs, Vendor, ICCID Format, Software Version, Security keys) loaded on Simcards and OTA Platform of Oi;

(xxii) Sharing of image of the Electric Profile (Applets, EFs, Vendor, ICCID Format, Software Version, Security keys, 3GPP Release of SIM card)

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loaded on the Simcards of Oi, as well as the image of Simcard set up on OTA Platform and the Menu Tree coded on Service Manager;

(xxiii) Sharing of the information associated to the navigation mechanism of SimBrowsing, from the Applet installed on the Simcard to the S@T Byte Codes and Alias Code currently updated at Oi;

(xxiv) Sharing of the information associated to the navigation mechanism via USSD, from the Short Code used up to the Menu made available for Oi’s clients

(xxv) Information on the type of authentication key (e.g.: OP, TK) used by HLR, HSS, AuC elements, as well as the details on the format and encryption and authentication algorithms (e.g.: Comp128v2, Comp128v3, Milenage)

(xxvi) Information on the type of OTA administrative key (e.g.: MK, TK) used by OTA Platform, as well as the details on the format and encryption and authentication algorithms;

(xxvii) Information on the services associated to LBS (Advertising, Emergency Services - on voice, SMS, etc.);

(xxviii) Information on feature packages already contracted and customizations per supplier, for the Voice Core, Data, Signaling and SVA Platform elements; and

3.       Sales support and customer service

(i) Information on the indirect sales channels (dealers, franchises, telephone sales, etc.) currently used by Oi that may be transferred to SPE Movable, including descriptions of contracts and operating procedures.

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Exhibit 5.1

Cooperation Obligation

Between the date of execution of the Agreement and the Closing Date, the Companies of Oi Group, provided that previously authorized by ANATEL, shall make their best efforts to collaborate for the adoption of the following procedures so as to enable migration, by Buyer[s], as from the Closing Date, of the businesses operated by the SPE Movable to the respective bases and platforms of Buyer[s] with no interruption and within the shortest possible term.

None of the procedures provided for in this Exhibit 5.1 shall be performed if (i) it violates any Law, regulation, any provision of the Judicial Reorganization Plan or of the Public Notice or the Antitrust Protocol executed by the Parties; or (ii) it damages the obtainment of any necessary approval or consent, pursuant to Clauses 4.1 to 4.3 of the Agreement, regarding the implementation of the plan of segregation and allotment of the Assets, Obligations and Rights of UPI Movable Assets between Buyer[s] or upon Closing.

Any and all processing by the Parties of personal data shall be performed strictly in compliance with the laws in force related to the subject of data protection, it being ensured to data subjects the due transparency of any processing and guaranteeing maintenance of an appropriate security standard, capable of protecting the personal data involved.

The planning and preparation procedures may be performed as from the date of execution of the Agreement, while the testing and implementation procedures may only be performed after approval of the Transaction by the respective Governmental Authorities.

All procedures provided for in this Exhibit 5.1 shall observe the applicable laws, particularly Laws No. 9,472/97 and No. 12,529/11, as well as the regulations and guidelines issued by ANATEL and/or CADE, and the Antitrust Protocol executed by the Parties.

1.       IT

1.1.       Clients Segregation

(i) Define and prepare the technical and indispensable measures for segmentation of clients who have contracted aggregate offers jointly with movable services, with the purpose of allowing migration, by Buyer[s], of the businesses operated by the SPE Movable, as from the Closing Date, to the respective bases and platforms of Buyer[s] with no interruption and within the shortest possible term.

1.2.       Preparation of data for migration

(i) Prepare routines for extraction of registration data, data of products, assets, clients’ billing profile for export and migration to the respective bases and platforms of Buyer[s], including measures necessary for the subsequent testing phase;

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(ii) Prepare a FROM-TO mapping (Data Mapping) of all information to be migrated to Buyer[s];

(iii) Prepare client migration policies, OS, services/Network platforms/UF for the respective bases and platforms of Buyer[s];

(iv) Perform client migration tests for the respective bases and platforms of Buyer[s], OS, services/Network platforms/UF (after approval of the Transaction by the Governmental Authorities);

(v) Prepare an inventory data migration policy (Numbering, IMSIs, SIM Cards, Quarantine, network elements, cells, other information) for the respective bases and platforms of Buyer[s]; and

(vi) Perform inventory data migration tests (Numbering, IMSIs, SIM Cards, Quarantine, network elements, cells, other information) for the respective bases and platforms of Buyer[s] (after approval of the Transaction by Governmental Authorities).

1.3.       Fast Portability Preparation

For the purposes of this Exhibit 5.1, “fast portability” means the conventional number portability, with no chip exchange. Preparation will be based on SIM cards parameterization campaigns of the SPE Movable with Over The Air technology and update of the portability basis (FNR).

(i) Prepare the smart network solution (on the SPE Movable’s side) to treat calls ending on the networks of the Buyer[s] with the purpose of addressing the fast portability solution, including everything which is necessary for the testing phase; and

(ii) Prepare the provision of access to OTA platform of the SPE Movable for SIM update, including everything that is necessary for the testing phase.

1.4.        Preparation for provision of the transitional services

(i) Prepare clients’ interception mechanism, judicial seizures and breach of secrecy (requested by the courts) on its network, including everything that is necessary for the testing phase;

(ii) Prepare the SPE Movable / SAP system interfaces of Buyer[s] for invoicing, collection, tax chains and transfer of the earned revenues to the new National Register of Legal Entities (CNPJ) numbers (after-sale period), including everything that is necessary for the testing phase;

(iii) Prepare a clearing solution to differentiate between the SPE Movable and Buyer[s], for those who send the roaming file containing 72431, including everything that is necessary for the testing phase;

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(iv) Prepare a solution for treatment of files related to the national and international outbound roaming of the SPE Movable while there is 72431 on Oi’s network, including what may be necessary for the testing phase;

(v) Prepare a solution for co-billing treatment between Oi x other companies x Buyer[s], including partners’ systems, including what may be necessary for the testing phase;

(vi) Prepare the necessary CSP co-billing migration activities (31 and/or 14, if applicable, for 41, 21 and 15) on the network and mediation/billing/interconnection systems for treatment of the tickets, including roaming and what may be necessary for the testing phase;

(vii) Prepare all procedures necessary to perform coding of the network and routes so that, as from the Closing Date, forwarding of the entire traffic with CSP 31 and/or 14, if applicable, originated by clients of Buyer[s], is implemented, upon reimbursement at the expense of Buyer[s] to the Companies of Oi Group, according to amounts to be negotiated in good-faith between the Parties;

(viii) Authorize amendment to the CSP 31 and/or 14, if applicable, by the CSP[s] of Buyer[s] on a network level, device or SIM card (after approval of the Transaction by the Governmental Authorities);

(ix) Prepare the necessary mediation, roaming and DETRAF on the routing of network calls, creation of mirrored routes, ABC calls, etc., including what may be necessary for the testing phase; and

(x) Prepare routing of calls to the call center that may be received by Seller to Buyer[s], after migration, and implement a “whitelist” logic to control clients migrated to Buyer[s]. Such whitelist shall be populated on an incremental basis, in accordance with the performance of the migration rounds. If a client that has migrated to Buyer[s] calls Seller’s service numbers, they must be transferred to Buyer[s]’s service number, which will be timely informed. It is understood that the whitelist will be an implementation on Seller’s side, with a call deviation in the engineering (after approval of the Transaction by the Governmental Authorities).

2.        Network - Preparation for interconnection

(i) Prepare interconnection routes (IP, capacity, InterAS, etc.) between the SPE Movable and Buyer[s] for roaming, in each voice and data POP of Oi;

(ii) Prepare OTA campaign to update different EFs, guarantee reliability and accessibility to OTA platform to all users, as well as the OTA platform capacity, for performance of campaigns to update various EFs, such as PPLMN, HPLMN, SMSCAddr, and other parameters supported by the current OTA and SIMCard;

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(iii) Prepare integration of DEA and STP of Oi with equivalent elements of Buyer[s];

(iv) Prepare to enable users of SPE Movable to perform roaming on the networks of Buyer[s];

(v) Prepare the adjustment of the mediation for treatment of CDRs originated by Buyer[s], as if they were on the SPE Movable network;

(vi) Prepare the adjustment of the systems (online and offline) for the correct treatment of the traffic and tariffing of users on the network of Buyer[s], as if they were on the network of SPE Movable;

(vii) Prepare, integrate and set the network elements of SPE Movable necessary for performance of PoC of the “roaming like” solution (Oi Clients in Roaming on Networks of Buyer[s]) (after approval of the Transaction by the Governmental Authorities);

(viii) Prepare, integrate and set all the network elements of SPE Movable necessary for performance of PoC of the “roaming like” solution (SPE Movable Clients migrated to Buyer[s]), but in Roaming on Oi’s Network (after approval of the Transaction by the Governmental Authorities);

(ix) SPE Movable must extract data from Auc, HLR and HSS using the ETL of SPE Movable, in accordance with the rules of Buyer[s] for conversion of specific fields and services (after approval of the Transaction by the Governmental Authorities);

(x) Migration of the keys used to encrypt such data bases (HSS/HLR/AuC) (after approval of the Transaction by the Governmental Authorities);

(xi) Migration of the OTA keys and templates of the SPE Movable profiles to OTA platform of Buyer[s] (after approval of the Transaction by the Governmental Authorities);

(xii) Prepare the access to the system of Buyer[s] upon provisioning of the SPE Movable for deactivation of clients on the bases (HSS+HLR+AuC), and the portability system (FNR) for registration of numbers migrated to Buyer[s];

(xiii) Settings, remote access and integration activities between Network platforms and the IT of Buyer[s] and Oi: HSS, HLR, AuC, MME, EDNS, DRA (SLF), DEA, STP (FNR), S/P-GW, S/GGSN, OTA, FDA, USSD, MMS, SMSC, Anti-Spam, PCRF, CTF, BigData Platform Device Manager, Service Manager, WAP, EIR, GMLC/SMLC, Voice Mail, IVR, Ring Back Tone, SIM Browsing, Provisioning, Inter-AS, IN (after approval of the Transaction by the Governmental Authorities);

(xiv) Set the Roaming Like, that is, redirecting of data traffic and SVA services of SPE Movable clients migrated to Buyer[s] (after approval of the Transaction by the Governmental Authorities);

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(xv) Prepare qualification and adjustment of DEAs STPs, P-GWs and Inter-AS between SPE Movable and Buyer[s] to receive traffic of SVA Services and Data from the Networks of Buyer[s];

(xvi) Prepare resetting of all portability tables and systems for the correct routing of the traffic of SPE Movable clients migrated to the respective bases and platforms of Buyer[s];

(xvii) Prepare qualification of the STP (FNR) and DRA (SLF) tables to support the entire basis of clients existing on Oi’s Network;

(xviii) Comply with the requests for inspection of the infrastructure, if necessary; and

(xix) Prepare resetting of spectrum/PLMN for migration of clients to the access networks of Buyer[s].

3.       Sales support and customer service

(i) Prepare transfer of the indirect sales channels to SPE Movable (dealers, franchises, telephone sales, etc.) to be used by SPE Movable, so as to enable migration, by Buyer[s], as from the Closing Date, of the sales efforts to SPE Movable with no interruption of the activities;

(ii) Prepare direct or indirect access of SPE Movable to Oi’s CRM information exclusively related to those clients that have been transferred to Buyer[s]; and

(iii) Prepare provision of paid lease, to SPE Movable, of an area at the physical points of sale to be used by SPE Movable so as to enable migration, by Buyer[s], as from the Closing Date, of SPE Movable clients to the respective bases and platforms of Buyer[s].

4.       Interconnection

(i) Adopt the applicable operating procedures to keep the interconnection traffic between carriers until migration of clients to the bases and platforms of Buyer[s] is concluded; and

(ii) Prepare, at the request of Buyer[s], the necessary procedures, including preparation of the network coding and of occasional enlargement of routes so that, as from the Closing Date, the entire off net traffic forwarding to the network of Buyer[s] is implemented, and Buyer[s] will be responsible for the interconnection end.

5.       Migration Monitoring Committee

(i) Create, jointly with Buyer[s], a committee to monitor, as from fifteen (15) days counted of execution of the Agreement up to eighteen (18) months after the Closing Date or the date of conclusion of the migration, whichever occurs

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first, the performance of the procedures necessary for the migration of the businesses operated by the SPE Movable to the respective bases and platforms of Buyer[s] within the shortest possible term, strictly observing the limitations of the applicable laws, particularly Law No. 12,529/11, regulations and guides issued by CADE, and the Antitrust Protocol, for the purposes of preventing sharing of competitively sensitive information (“Migration Monitoring Committee”).

(ii) The Migration Monitoring Committee will be formed by qualified members with technical discretion to discuss and monitor the themes related to such procedures, appointed by Seller and by Buyer[s], which must be part of the Clean Team, as defined in the Antitrust Protocol. The Migration Monitoring Committee will monitor, by itself or by means of contracted external advisors, the adoption of all preparatory measures to plan the migration, by Buyer[s], of the businesses operated by SPE Movable to the respective bases and platforms of Buyer[s], based on the procedures provided for in this Exhibit 5.1, in Exhibit 5.1.1 to the Agreement.

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EXHIBIT 6.1 (xi)(a)

PRINCIPLES AND PARAMETERS OF THE AGREEMENT FOR SUPPLY OF TELECOMMUNICATION SIGNAL TRANSMISSION CAPACITY

(“Term Sheet”)

This Term Sheet defines the principles and parameters that shall guide the negotiation and execution of the Agreement for Supply of Telecommunication Signal Transmission Capacity between Seller and/or one of its Affiliates (“Oi/Affiliate”) and each SPE Movable (“Capacity Agreement”), pursuant to Clause 6.1(ix)(a) of the Agreement (as defined below).

This Term Sheet is an integral part of the Share Purchase Agreement and Other Covenants to be executed between the Parties (“Agreement”) and its purpose must be understood as a part of the transactions provided for in the Sale and Purchase Agreement.

In the event of implementation of the Segregation and Allotment Plan up to the Closing Date, Oi undertakes to enter a Capacity Agreement with each SPE Movable resulting from the Segregation and Allotment Plan, it being certain that the Capacity Agreements of each SPE Movable shall jointly reflect the conditions provided for in this Term Sheet. For clarification purposes, Buyers may, at their exclusive discretion, separate the terms, conditions and the obligations contained in this Term Sheet between the Capacity Agreements that will be entered into with each SPE Movable, provided that the terms and conditions of such instruments result in the same terms and conditions as those of this Term Sheet.

Unless otherwise expressly provided for in this Term Sheet, the terms in capital letters herein provided for will have the meanings attributed thereto in the Agreement.

1. Object

The purpose of the Capacity Agreement will be the provision, by Oi/Affiliate to SPE Movable, during the Term, of the services to supply circuits/links of telecommunication signal transmission (“Transmission Capacity”), so as to promote the use by SPE Movable of the Transmission Capacity on its own and to offer services supported by the transmission network of Oi/Affiliate to third parties (“Services”). The Services shall be provided as from Closing, to the extent required by SPE Movable, as necessary to proceed with the transaction of the business comprised by the UPI Movable Assets as from the Closing Date.

The Capacity Agreement will include a detailed description of the services provided under the terms and conditions therein defined and will be governed by the sectoral regulation, whenever applicable.

Description of such services must be carried out using the description of the Services as a reference and being consistent with it.

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2. Transmission Capacity and Perimeter

The perimeter of the Services shall comprise, at least, 22,462 links backhaul (IP and TDM) to 14,173 sites and 2,033 internal and interconnection links, with aggregate Transmission Capacity of, at least, 3.8 terabits per second (Tbps), according to an inventory that will be attached to the Capacity Agreement.

The contracted Transmission Capacity shall be equivalent to the installed Transmission Capacity operated by Oi/Affiliate on the Closing Date, which shall be of at least 3.8 terabits per second (Tbps).

The parties shall keep the perimeter and the transmission capacity of the Services as defined in this item during the entire term of the Capacity Agreement, except if otherwise agreed upon between them.

The agreed Transmission Capacity reductions will not incur additional penalties, but only proportional payment regarding the days for performance of cancellation, up to 30 days.

3. Negotiation and Amendment

Negotiation of the Capacity Agreement will happen on an individual basis with each SPE as from the date of execution of the Agreement, within the scope of the Migration Monitoring Committee, and shall be conducted in good-faith, reflecting the principles and parameters established in this Term Sheet, and it shall be concluded in a manner which is satisfactory to the Parties.

The Capacity Agreement may not be modified or terminated without the previous and express consent of the other Party.

At any time after the date of its execution, the Capacity Agreement may be assigned by the SPE Movable to other Affiliates of the Buyer[s] without the need for a consent or approval by Oi.

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4. Oi’s Compensation Amount and Form

Observing the parameters described in item 2 above, the face value for minimum payment by the SPE Movable to Oi/Affiliate for the provision of the Services will be the following:

1st to 3rd year: The annual amount will be of BRL 180,000,000.00, adjusted for inflation on an annual basis at the IST variation as of the date of execution of the Capacity Agreement, to be paid every year in 12 monthly, equal and successive installments;

4th and 5th year: Maintenance of 41% of the originally contracted Transmission Capacity, equivalent to an annual amount of BRL 73,800,000, which will be adjusted for inflation on an annual basis at the IST variation counted as of the date of execution of the Capacity Agreement, to be paid every year in 12 monthly, equal and successive installments; and

6th to 10th year: Maintenance of 27% of the originally contracted Transmission Capacity, equivalent to an annual amount of BRL 48,600,000, which will be adjusted for inflation on an annual basis at the IST variation counted as of the date of execution of the Capacity Agreement, to be paid every year in 12 monthly, equal and successive installments.

The annual and monthly amounts correspond to the minimum amount for the provision of the Services, even if any reduction of the number of links and/or of the total capacity is higher than the one provided for in the periods above.

If SPE Movable uses more than 41% of the originally contracted Transmission Capacity between the 4th and the 5th years, or more than 27% of the originally contracted Transmission Capacity between the 6th and the 10th years, SPE Movable shall pay a monthly amount for each remaining link, negotiated in good-faith between the Parties, up to termination of such use, as established in the Capacity Agreement. If it is a satellite transmission, the new price will be fixed upon agreement between the Parties.

New additions or relocation of links and/or upgrades in the Transmission Capacity, not restricted only to the provision of Mobile Services, shall be object of negotiation in good-faith between the Parties, in accordance with the market practices. In any event, the amount corresponding to the Transmission Capacity in force shall keep being considered for the purposes of composition of the payment established in this clause, and it shall be added to such payment the amount resulting from the upgrade that surpasses the Transmission Capacity currently in force.

The amount to change point A of the links and/or Transmission Capacity shall be negotiated in good-faith and established in the Capacity Agreement, in accordance with the market practices.

Any expense related to the maintenance, installation or operation of Oi’s equipment (for instance, fee for installation of antennas at the transmission towers, rent of area in towers, or consumed power), as well as other costs and expenses incurred for the provision of the Services, will be under the exclusive responsibility of Oi/Affiliate.

All amounts to be paid for the Services will be net of Taxes. The Taxes shall be collected by the respective taxpayer, pursuant to Law.

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5. Obligations of the Parties

Oi/Affiliate shall, during the entire Term of provision of the Services (without prejudice to other obligations and responsibilities that may be attributed to the Parties in the Capacity Agreement):

(a) assume responsibility for the implementation, technological update and maintenance of the equipment necessary for the supply of the Transmission Capacity contracted herein;

(b) keep the equipment owned by it and used in the provision of the Services in compliance with the applicable legal requirements, as well as in compliance with the criteria and specifications agreed upon in the Capacity Agreement and with the market practices usually adopted by wireless telecommunication carriers in Brazil; and

(c) provide the contracted Transmission Capacity preserving, at least, the same service level parameters (SLAs) existing in the agreements for supply of telecommunication signal transmission capacity in force on the date of execution of the Agreement between Oi/Affiliates and Buyer[s], in addition to quality parameters compatible with those required by the applicable regulations.

SPE Movable shall, during the entire Term of provision of the Services (without prejudice to other obligations and responsibilities that may be attributed to the Parties in the Capacity Agreement):

(a) use the Transmission Capacity contracted herein according to the terms of the Capacity Agreement;

(b) allow access of employees and/or third-party contractors of Oi/Affiliate, duly identified, to the premises where their equipment is installed, when reasonably necessary and upon previous request of Oi/Affiliate in such regard; and

(c) fully and timely pay the compensation regarding the contracted Transmission Capacity.

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6. Service Levels and Non-Compliance

Oi/Affiliate will provide all Services in a diligent manner and by means of personnel with appropriate training and qualifications, and in accordance with the Law.

The Capacity Agreement shall provide for, at least, the same existing service level parameters (SLAs) as those practiced by Oi/Affiliate in the agreements for supply of telecommunication signal transmission capacity currently in force between Oi/Affiliate and Buyer[s], in addition to quality parameters compatible with those required by the applicable regulations (“Service Levels”).

In the event of non-compliance with the Service Levels or other issues in the provision of the Services, Oi/Affiliate shall remedy the failures within the shortest possible term and assume responsibility according to the penalties and obligations to be established in the Capacity Agreement. The Parties will define in the Capacity Agreement the penalties appropriate to the events of non-compliance with relevant obligations regarding provision of the Services, providing for amounts compatible with the importance of such obligations for the SPE Movable, with the same parameters existing in the agreements for supply of telecommunication signal transmission capacity currently in force between Oi/Affiliate and Buyer[s]. If SPE Movable verifies that non-compliance with the Service Levels or other issues occurred in the provision of the Services are due to non-specific issues of Oi, such as, for instance, due to lack of appropriate structure, lack of human or material resources, unavailability of personnel with necessary qualification, inadequacy of methodologies or processes, SPE Movable will communicate it to Oi, which shall exert its best efforts to remedy the issue within the shortest possible term, in accordance with a plan to be defined together with SPE Movable.

Considering the importance of the Services for SPE Movable, the Capacity Agreement shall provide for appropriate remedies for Oi/Affiliate to comply with its obligations with the agreed quality, timeliness, and Service Levels, and, in the event of non-compliance, the penalties will be applied and the damage and other problems suffered by SPE Movable will be remedied or indemnified, pursuant to the Capacity Agreement.

7. Terms	The Capacity Agreement will have a term of 10 years as from its execution (“Term”).

8. Right to Information of the Parties

Oi/Affiliate shall provide SPE Movable with necessary and sufficient information for the latter to be able to receive the Services and verify the agreed SLA. Each Party shall provide to the other all information it holds and that may be necessary for the Capacity Agreement.

SPE Movable will be entitled to audit, directly or by means of third parties, the transactions and documents of Oi related to the provision of the Services, in order to verify or confirm compliance with Oi’s obligations resulting from the Capacity Agreement.

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9. Representations and Warranties

The Capacity Agreement will contain representations and warranties of the parties which are typical of transactions with the complexity, amount, and relevance provided for therein, including, among others, about constitution of the Parties, authorization and validity of the agreements, consents and approvals, licenses, lack of violations, compliance, labor, tax and social-security issues, intellectual property, software, information technology, among others, which will be negotiated in good-faith between the Parties.

Each Buyer, observing the provisions of the Segregation and Allotment Plan, will be a joint and several guarantor of the obligations assumed in the Capacity Agreement by SPE Movable under its responsibility and/or control, and in no event there will be joint and several liability between Buyer[s] or between each SPE Movable.

10. Indemnification	One party shall indemnify the other for any and all losses arising from non-compliance with their respective obligations provided for in the Capacity Agreement, limited to the amount of the Capacity Agreement.

11. Confidentiality	The parties shall observe, in relation to the negotiation and performance of the Agreement, the confidentiality obligations provided for in the Sale and Purchase Agreement. The Capacity Agreement will have confidentiality clauses observing the market standards and the provisions in the Agreement.

12. Expenses	Each Party shall bear its own expenses in relation to the discussions and negotiations of the Capacity Agreement.

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EXHIBIT 6.1(xi)(b)

PRINCIPLES AND PARAMETERS OF THE INFRASTRUCTURE SHARING AGREEMENT

(“Term Sheet”)

This Term Sheet defines the principles and parameters that shall guide the execution of the Infrastructure Sharing Agreement (“Sharing Agreement”) between Seller, Oi and/or Telemar (“Oi/Telemar”) and each SPE Movable, pursuant to Clause 6.1(ix)(b) of the Agreement (as defined below).

This Term Sheet is an integral part of the Share Purchase Agreement and Other Covenants to be executed between the Parties (“Agreement”) and its purpose must be understood as a part of the transactions provided for in the Sale and Purchase Agreement.

In the event of implementation of the Segregation and Allotment Plan up to the Closing Date, Oi/Telemar undertakes to enter a Sharing Agreement with each SPE Movable resulting from the Segregation and Allotment Plan, it being certain that the Sharing Agreement of the SPE Movable shall jointly reflect the conditions provided for in this Term Sheet. For clarification purposes, Buyers may, at their exclusive discretion, separate the terms, conditions and the obligations contained in this Term Sheet between the Sharing Agreement that will be entered into with the SPE Movable, provided that the terms and conditions of such instruments jointly reflect the same terms and conditions as those agreed upon this Term Sheet.

Unless otherwise expressly provided for in this Term Sheet, the terms in capital letters herein provided for will have the meanings attributed thereto in the Agreement.

1. Object

The purpose of the Sharing Agreement will be establishing the conditions for sharing passive infrastructure items, by means of assignment for use of areas in fixed towers (“Infrastructure Items”) and of areas in buildings for installation of equipment (“Colocation”), for exclusive use of SPE Movable, with the sole purpose of provision of its telecommunication services (“Infrastructure Sharing”).

The Infrastructure Sharing will comprise (a) the onerous assignment for use of aerial and terrestrial area in 1,474 Towers by Oi/Telemar to SPE Movable pertaining to the C1 category, according to inventory that will be attached to the Sharing Agreement; and (b) the Colocation in real properties with area of 645 square meters or the currently occupied area, whichever is the larger, for installation of the SPE Movable equipment.

The Sharing Agreement will include a detailed description of the Infrastructure Sharing, under the terms and conditions defined therein, and it will be governed by the sectoral regulations, to the extent applicable.

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2. Assignment for Use

The Infrastructure Sharing, in each Infrastructure Item, will be performed under the following terms and conditions:

•      Aerial space (AEV): area occupied by air (in square meters) corresponding to the SPE Movable’s Equipment installed at Closing (“Contracted AEV”);

•      Indoor terrestrial area: area occupied by SPE Movable at Closing (“Contracted Indoor Area”); and

•      Outdoor terrestrial area: area occupied by SPE Movable at Closing (“Contracted Outdoor Area”).

The additional occupancy of AEV aerial space above the “Contracted AEV” per Tower will give rise to an amount charged per additional square meter equivalent to the additional AEV space effectively used (“Contracted AEV Additional Cost”), according to a parameter to be defined in the Sharing Agreement. The use of the useful area of the “Contracted Indoor Area” mentioned above or “Contracted Outdoor Area” will give rise to collection per additional square meter. The Parties to the Sharing Agreement agree that the amount collected will be equivalent to the additional area effectively used (“Additional Cost per Contracted Indoor or Outdoor Area”), according to a parameter to be defined in the Sharing Agreement. If such expansion requires reinforcement of the structure of the Towers, the costs will be under the responsibility of SPE Movable.

SPE Movable is authorized to perform RAN Sharing in its equipment installed in the Infrastructure Items and/or Colocation object of the Sharing Agreement, and any additional compensation for such activities shall be negotiated in good-faith between the Parties within the scope of the negotiation of the Sharing Agreement, in accordance with the market practice.

3. Negotiation and Amendment

Negotiation of the Sharing Agreement will happen on an individual basis with each SPE as from the date of execution of the Agreement, within the scope of the Migration Monitoring Committee, and shall be conducted in good-faith, reflecting the principles and parameters established in this Term Sheet, as well as in accordance with the commercial conditions currently in force in the market, and it shall be concluded in a manner which is satisfactory to the Parties.

The Sharing Agreement may not be modified or terminated without the previous and express consent of SPE Movable.

At any time after the Closing Date, the Sharing Agreement may be transferred from SPE Movable to other Affiliates of the Buyer[s].

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4. Oi/Telemar’s Compensation Amount and Form

SPE Movable will pay to Oi/Telemar the following amounts as consideration for the Infrastructure Sharing:

-      Towers:

•      Base cost of BRL 3,000.00 per month per Tower, annually adjusted for inflation at the IST variation counted as of the date of execution of the Sharing Agreement;

•      Cost for the lease of the area of the real property where the Infrastructure Item is located (“Sites”), according to the amount paid for the use of each Site, proportionally to how many times the same Infrastructure Item has been shared;

•      “Additional Cost per Contracted Indoor Area” with amounts per square meter established in the Sharing Agreement;

•      “Contracted AEV Additional Cost” with amounts per square meter established in the Sharing Agreement; and

In addition, SPE Movable shall reimburse Oi/Telemar for the cost regarding electric power consumed by SPE Movable’s equipment, according to conditions provided for in the Sharing Agreements in force between the Parties. If required by Buyer[s] and if it is technically feasible, Oi/Telemar shall enable the installation of individualized meters with the respective electric power concessionaire upon full assumption of the respective cost by Buyer[s].

-      Colocation:

•      Base cost of BRL 1,775.00 per month per square meter, annually adjusted for inflation at the IST variation counted as of the execution of the Sharing Agreement;

Such amount already includes the use of ducts necessary for access of optical fiber to the site (for sites with optical fiber access on the Closing Date)

Furthermore, SPE Movable shall reimburse Oi/Telemar for the cost regarding electric power consumed by SPE Movable’s equipment, according to conditions provided for in the Sharing Agreement in force between the Parties. If required by SPE Movable and/or by Buyer[s], and if it is technically feasible, Oi shall enable the installation of individualized meters with the respective electric power concessionaire upon full assumption of the respective cost by Buyer[s].

Any expense related to the maintenance, installation or operation of the passive infrastructure of Oi/Telemar will be under the exclusive responsibility of Oi/Telemar.

The amounts to be paid for the Infrastructure Sharing will be net of Taxes (including ISS and PIS/COFINS). The Taxes shall be collected by the respective taxpayer, pursuant to Law.

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5. Obligations of the Parties

Oi/Telemar shall, during the entire Term of Infrastructure Sharing (without prejudice to other obligations and responsibilities that may be attributed to the Parties in the Sharing Agreement):

(a) allow access of people designated by SPE Movable to the assigned areas, provided that they are duly accredited;

(b) inform SPE Movable in advance of any changes to their operating and safety procedures;

(c) keep the premises, facilities and other features under their responsibility associated to the Infrastructure Sharing in good conditions for full use, being maintained according to the market practices usually adopted by wireless telecommunication carriers in Brazil;

(d) make their best offers to minimize any interruption in the operation of the equipment and systems associated to the Infrastructure Sharing;

(e) undertake the execution and payment of expenses arising from repairs for preservation and corrective and preventive maintenance of the premises, facilities, and other fixtures associated to the use of the contracted Infrastructure Sharing;

(f) undertake the payment of the expenses arising from the fines or infringements they may give rise due to failure to observe any Laws that may accrue on the Infrastructure Items and/or the Infrastructure Sharing; and

(g) bear all expenses arising from obtainment, as well as responsibility for requirement before the competent agencies, of the licenses, permits, certifications and any other documents necessary for performance and legalization of the Infrastructure Items object of the Sharing Agreement.

SPE Movable shall, during the entire Term of Infrastructure Sharing (without prejudice to other obligations and responsibilities that may be attributed to the Parties in the Sharing Agreement):

(a) Ensure to Oi/Telemar, by itself or by its duly accredited representatives, whenever reasonably necessary and upon communication by Oi/Telemar in such regard, the right to inspect, when they deem necessary, services and facilities connected to the use of each Site and Infrastructure Item;

(b) Keep reasonably necessary insurance policies and protections which are appropriate to the facilities and equipment owned by it located in the contracted Sites;

(c) Bear all expenses arising from obtainment, as well as the responsibility for requirement before the competent agencies, of the licenses, certifications and any other documents necessary for legalization of the Equipment located in the Infrastructure Items object of the Sharing Agreement; and

(d) Assume responsibility for the losses and damages caused to Oi/Telemar for the inappropriate use of the Infrastructure Items object of the Sharing Agreement, provided that provenly occurred after the Closing Date.

6. Terms	The term of effectiveness of the Sharing Agreement will be of 10 years for sharing of the Infrastructure Items and of 5 years for Colocation, counted as from its execution, automatic renewal for an equal period being possible if none of the Parties state their disagreement within up to [90] days before the end of the term of the Sharing Agreement.

7. Access to Information

Each Party shall provide to the other all information it holds and that may be necessary for the Infrastructure Sharing.

SPE Movable will be entitled to audit, directly or by means of third parties, the transactions and documents of Oi related to the Infrastructure Sharing, in order to verify or confirm compliance with Oi’s obligations resulting from the Sharing Agreement.

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8. Termination and Conclusion of the Sharing Agreement

The Sharing Agreement will establish the rules for termination and cancellation of the Infrastructure Sharing, in accordance with the following parameters:

-      Towers:

•      In the first year, no cancellation will be allowed; and

•      After the first year, cancellation of sharing of up to 60% of the Infrastructure Items will be allowed, without the application of fine.

-      Colocation:

•      In the first year, no cancellation will be allowed; and

•      After the first year, cancellation of the Colocation will be allowed, in whole or in part, without the application of fine.

Within up to 6 months as from the date of execution of the Sharing Agreement, SPE Movable shall submit to Oi/Telemar a plan for cancellation of the Infrastructure Sharing. If the vacancy of the site, whether in Infrastructure Items or Colocation, does not occur up to the date informed in the cancellation plan, the Infrastructure Sharing is hereby automatically renewed until vacancy of the Site is evidenced.

9. Representations and Warranties

The Sharing Agreement will contain representations and warranties of the Parties which are typical of transactions with the complexity, amount, and relevance provided for herein, including, among others, regarding the constitution of the Parties, authorization and validity of the agreements, consents and approvals, licenses and authorizations, lack of violations, compliance, labor, tax and social-security issues, intellectual property, software, information technology, storage and treatment of information, personal data processing and compliance with laws in general, sustainability, among others, as applicable, which will be negotiated in good-faith between the parties.

Each Buyer, observing the provisions of the Segregation and Allotment Plan, will be a joint and several guarantor of the obligations assumed in the Sharing Agreement by SPE Movable under its responsibility and/or control, and in no event will there be joint and several liability between Buyer[s] or between each SPE Movable.

10. Indemnification	One party shall indemnify the other for any and all losses arising from non-compliance with their respective obligations provided for in the Sharing Agreement, limited to the amount of the Sharing Agreement.

11. Confidentiality	The parties shall observe, in relation to the negotiation and performance of the Sharing Agreement, the confidentiality obligations provided for in the Agreement. The Sharing Agreement will have confidentiality clauses observing the market standards and the provisions in the Agreement.

12. Expenses	Each Party shall bear its own expenses in relation to the discussions and negotiations of the Sharing Agreement.

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Exhibit 6.1(viii)

PRINCIPLES AND PARAMETERS OF THE TRANSITION SERVICES AGREEMENT

(“Term Sheet”)

This Term Sheet defines the principles and parameters that shall guide the negotiation and execution of one or more of the Transition Services Agreement (“Agreement”) between Seller or another Company of Oi Group (“Oi”) and each SPE Movable, pursuant to Clause 6.1(viii).

This Term Sheet is an integral part of the Share Purchase Agreement and Other Covenants to be executed between the Parties (“Sale and Purchase Agreement”) and its purpose must be understood as a part of the transactions provided for in the Sale and Purchase Agreement.

In the event of implementation of the Segregation and Allotment Plan up to the Closing Date, Oi undertakes to enter an Agreement with each SPE Movable resulting from the Segregation and Allotment Plan, it being certain that the Agreements of the SPE Movable shall jointly reflect the conditions provided for in this Term Sheet. For clarification purposes, Buyers may, at their exclusive discretion, separate the terms, conditions and the obligations contained in this Term Sheet between the Agreements that will be entered into with the SPE Movable, provided that the terms and conditions of such instruments reflect the same terms and conditions as those of this Term Sheet.

Unless otherwise expressly provided for in this Term Sheet, the terms in capital letters herein provided for will have the meanings attributed thereto in the Sale and Purchase Agreement.

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1. Object

The purpose of the Agreement will be the provision, by Oi to SPE Movable, on a transitional basis, of certain services necessary for the continuity of the operation of the business comprised by UPI Movable Assets as from the Closing Date, in the same manner and with the same quality with which they have been conducted by Oi over the Ordinary Course of the Business, during the twelve (12) months prior to execution of the Sale and Purchase Agreement within the scope of the Competitive Bidding Procedure, as described in Exhibit A to this Term Sheet (“Services”). The Services shall be provided by demand of SPE Movable.

The initial description of the Services is provided for in Exhibit A to this Term Sheet, without prejudice to other services, within the scope provided for in Exhibit A, which may be timely identified and which will be object of the Agreement.

The Agreement will include a detailed description of the services that will be provided under the terms and conditions defined therein. The details of such services must be developed within the limits and consistent with the description of the Services.

Seller will grant a temporary, non-transferable and non-exclusive license for use, in conditions to be negotiated in good-faith between the Parties, without any addition to the amounts already established in this Term Sheet for the Services, of the brands used by Oi Móvel for identification of its products and mobility services on the Closing Date, and the Parties acknowledge that such grant is necessarily and exclusively for the purposes of the transition and continuity of the provision of mobile telephony services, within terms and conditions to be agreed upon in a specific instrument.

2. Operation of the UPI Movable Assets	The Services shall ensure continuity of the mobile telephony business operation comprised by the UPI Movable Assets, as from the Closing Date (i) during the term necessary for SPE Movable to perform the transition of the activities corresponding to the structure of Buyer[s], considering the Minimum Term defined in item 7 below, which may be extended, at the discretion of SPE Movable, for an additional period of six (6) months; (ii) in accordance with the Volumes provided for in this Term Sheet and in the Agreement; and (iii) in the same manner and with the same quality as the business of UPI Movable Assets has been conducted by Oi over the Ordinary Course of Business, during the twelve (12) months prior to execution of the Sale and Purchase Agreement by the Party[ies] within the scope of the Competitive Bidding Procedure (“Service Levels”).

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3. Negotiation and Amendment

Negotiation of the Agreement will happen on an individual basis with each SPE as from the date of execution of the Sale and Purchase Agreement, within the scope of the Migration Monitoring Committee, and shall be conducted in good-faith, based on the principles and parameters established in this Term Sheet, and it shall be concluded in a manner which is satisfactory to the Parties.

If, under Clause 2.1.4 of the Sale and Purchase Agreement, the Assets, Obligations and Rights of UPI Movable Assets must be contributed to the share capital of more than one specific purpose enterprise for the purposes of disposal of UPI Movable Assets, the Parties will cause each of such specific purpose enterprises to separately execute one or more agreements, according to the principles and parameters herein established.

The Agreement may not be modified or terminated with no justification and without the express consent of the other Party.

Any CAPEX/OPEX investments shall be negotiated within the scope of the Migration Monitoring Committee.

At any time after the Closing Date, the Agreement may be transferred to the SPE Movable to another Affiliates of Buyer[s].

4. Amount

Observing the Volumes and Service Levels, the amount to be paid by the SPE Movable to Oi for the provision of each modality of the Services, during the Minimum Term defined in item 7 below, will be the amount provided for in Exhibit B to this Term Sheet (each, an “Initial Amount”). The effective amount of each modality of the Services will be negotiated and included in the Agreement, and it will in no event exceed the Initial Amount (“Effective Amount”). Both the Initial Amount and the Effective Amount are considered by the Parties for the purposes of calculation of contractual fines and penalties arising from non-compliance with Service Levels.

All amounts to be paid for the Services will be net of Taxes (including ISS and PIS/COFINS). The Taxes shall be collected by the respective taxpayer, pursuant to Law.

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5. Service Volumes and Migration

The Parties will identify, before the execution of the Agreement, the Service volumes necessary for operation of the business comprised by the UPI Movable Assets as operated by Oi Group during the twelve (12) months prior to the execution of the Sale and Purchase Agreement within the scope of the Competitive Bidding Procedure, on a continuous basis and observing the Service Levels (“Volumes”). Under the terms of the Agreement, Oi undertakes to provide the Services in accordance with the Volumes to ensure the operation of the business comprised by the UPI Movable Assets as from the Closing Date.

Gradually, after the Closing Date, SPE Movable will perform the migration and integration of the activities related to the Services into the activities of Buyer[s], so as to assume their performance independently of Oi, whether internally or by means of another contractor (“Migration of the Services”). As the Migration of the Services is implemented, the Service Volumes will be reviewed. SPE Movable shall communicate to Oi its plans on the Migration of the Services so as to allow Oi to make the corresponding planning. All plans of Migration of the Services informed will be provisional and may be reviewed by SPE Movable at any time, and reviews or amendments will not result in any liability to SPE Movable or to Oi’s right to require adjustment or review of the Effective Amount, provided that such amendments or reviews do not imply any practice different from the one adopted by Oi in its internal operation during the twelve (12) months prior to the execution of the Sale and Purchase Agreement by the Parties within the scope of the Competitive Bidding Procedure.

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6. Service Levels and Non-Compliance

Oi will provide all Services on a diligent basis and by means of personnel with appropriate training and qualifications, and in compliance with the laws.

The service levels correspond to the objective parameters applicable to the provision of the Services under this Term Sheet and the Agreement, necessary to ensure the operation of the business comprised by the UPI Movable Assets as from the Closing Date and that will reflect the levels practiced by Oi in its internal operation during the twelve (12) months prior to the execution of the Sale and Purchase Agreement by the Parties within the scope of the Competitive Bidding Procedure, and that seek to observe the service standards required by ANATEL and the terms of the Law (“Service Levels”). In the event of non-compliance with the Service Levels, Oi will be subject to penalties to be defined in the Agreement, observing that (i) such penalties will be calculated based on the Effective Amount of each of the Services; and (ii) the amounts of such penalties may be offset, by SPE Movable, at its exclusive discretion, with any other amounts due by SPE Movable to Oi arising from the Agreement or from any other agreements.

In the event of non-compliance with the Service Levels or other issues in the provision of the Services, Oi shall remedy the faults committed within the shortest possible term and bear the applicable penalties.

The Parties will define in the Agreement the appropriate penalties for the cases of non-compliance with relevant obligations regarding the Agreement, providing for amounts compatible with the relevance, for each Party, of appropriate compliance with the obligations by the other Party.

If SPE Movable verifies that non-compliance with the Service Levels or other issues occurred in the provision of the Services are due to specific issues of Oi, SPE Movable will communicate it to Oi, which shall exert its best efforts to remedy the issue within the shortest possible term, in accordance with a plan to be jointly defined with SPE Movable.

Considering the relevance of the Services for SPE Movable, the Agreement shall provide appropriate remedies for Oi to perform its obligations with the quality, timeliness, Volumes and Service Levels agreed upon, and, in the event of non-compliance, the damage and other issues suffered by SPE Movable shall be repaired or indemnified, including by the offset with amounts due by SPE Movable to Oi within the scope of other agreements executed between them.

7. Minimum Term

The term that the Parties currently provide for as being necessary to perform the transition of the Services to internal activities of Buyer[s] or to third parties, at the discretion of SPE Movable, is of twelve (12) months counted as from the Closing Date (“Minimum Term”), which may be extended, at the discretion of SPE Movable, for an additional term of six (6) months. Oi may not stop providing the Services before the end of the Minimum Term, unless SPE Movable exercises its right to early terminate the provision of any of the Services before the end of the Minimum Term or any Party exercises its right to terminate the Agreement with cause in the events to be provided for therein. Early cancellation, by SPE Movable, of one or more Services, will be made upon communication with reasonable prior notice to be defined in the Agreement, with no right to return, reimbursement or indemnification on the Initial Amounts or Effective Amounts.

Any and all contracting regarding provision of the Service within a term longer than the Minimum Term, observing any extension for an additional period of six (6) months, counted as from the Closing Date or in conditions different from those practiced by Oi in its internal operation during the twelve (12) months prior to the execution of the Sale and Purchase Agreement by the Parties, within the scope of the Competitive Bidding Procedure, shall be object of specific contracting, with amounts, terms and conditions to be agreed upon between the Parties, not included in the terms of this Term Sheet and of the Agreement.

Without prejudice to the provisions above, the Parties may agree, in the event of proven need, that the Minimum Term for the Services may be extended for a term of up to six (6) additional months, considering the same criteria applied to this Term Sheet.

8. Data Protection	Any and all processing by the Parties of personal data related to the Services shall be performed strictly in compliance with the laws in force related to the subject of data protection, it being ensured to data subjects the due transparency of any processing and guaranteeing maintenance of an appropriate security standard, capable of protecting the personal data involved.

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9. Right to Information of SPE Movable and Due Diligence

Oi shall provide SPE Movable with information necessary and sufficient for it to receive the Services and control the Volumes and Service Levels reached by Oi, without prejudice to other information related to the Services that SPE Movable may reasonably request.

SPE Movable will be entitled to audit, directly or by means of third parties, Oi’s transactions and documents related to the provision of the Services to verify or confirm compliance with Oi’s obligations resulting from the Agreement.

10. Resources for Provision of the Services and Use of Third-Party Rights

During the entire provision of the Services, Oi shall keep all necessary resources and personnel, with the same quality, quantity and training appropriate to perform the Services according to the Volumes and the Service Levels and the practice adopted by Oi in its internal operation during the twelve (12) months prior to the execution of the Sale and Purchase Agreement by the Parties within the scope of the Competitive Bidding Procedure.

The provision of the Services will use the same software licenses used by Oi (owned thereby and of third parties) in its internal operation during the twelve (12) months prior to the execution of the Sale and Purchase Agreement by the Parties within the scope of the Competitive Bidding Procedure. Whenever the use of such licenses for the provision of the Services demands any type of consent or approval from third parties, Oi shall, at its expenses and at its own risk, obtain the necessary consents and approvals, always within the shortest possible term.

11. Contractual Provisions

The Agreement will contain provisions which are typical of transactions with the complexity, amount, and relevance of those provided for herein, including, among others, compliance, labor, tax and social security issues, intellectual property, software, information technology, storage and treatment of information, personal data processing and compliance with laws in general, among others, which will be negotiated in good-faith between the parties.

Each Buyer, observing the provisions of the Segregation and Allotment Plan, will be joint and several guarantor of the obligations assumed in the Agreement by SPE Movable under its responsibility and/or control, and in no event will there be joint and several liability between Buyer[s] or between each SPE Movable.

12. Indemnification	One party shall indemnify the other for any and all losses arising from non-compliance with their respective obligations provided for in the Agreement.

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13. Confidentiality	The parties shall observe, in relation to the negotiation and performance of the Agreement, the confidentiality obligations provided for in the Sale and Purchase Agreement. The Agreement will have confidentiality clauses observing the market standards.

14. Expenses	Each Party shall bear its own expenses in relation to the discussions and negotiations of the Agreement.

15. Subcontracting	Oi may subcontract, in whole or in part, the provision of the Services, observing the following conditions: (a) provided that, on the Closing Date, the performance of the activities that would be object of subcontracting are already performed by subcontractors; (b) the subcontracting will not exempt Oi from responsibility for the Services or subcontracted activities, it being certain that Oi will remain as the party with joint and several liability for such obligations; and (c) Oi will be responsible for compensation of any providers/partners required for provision of the Services, including compensation for recharge channel, call center services and O&M; and (d) regardless of the conditions in (a), (b) and (c), if SPE Movable agrees with the subcontracting.

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Exhibit A - Description of the Services / Minimum Terms

Exhibit B - Initial Amounts

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Exhibit 7.1

Representations and Warranties of the Oi Group Companies

7.1.1	Incorporation, Good Standing, Legitimacy, Power and Corporate Authority.

(i)	The Oi Group Companies and SPE Movable are companies duly incorporated and validly existing under the Laws of Brazil. In the event of incorporation of more than one SPE Movable under the terms of the Agreement, on the Closing Date, all SPE Movable will be duly incorporated and validly existing under the Laws of Brazil.

(ii)	On the Closing Date, SPE Movable will have the necessary powers and authority and all relevant government approvals necessary to own, lease, conduct or operate the business comprised of the Assets, Obligations and Rights of UPI Movable Assets as currently conducted in the Regular Course of Business.

(iii)	The Oi Group Companies and their legal representatives have full capacity and legitimacy to execute and perform the Transaction, fulfill all obligations undertaken in this Agreement, the Exhibits hereto and the Transaction Documents and carry out all the transactions set forth therein, having adopted all the measures and obtained all authorizations of a corporate nature necessary for the execution and performance of the Transaction, including this Agreement and Exhibit hereto, for the performance of all the transactions set forth herein and for the fulfillment of all obligations undertaken herein.

(iv)	SPE Movable, from its incorporation to the Closing Date or the UPI Movable Assets Segregation, whichever comes first, did not operate or carry out any activity and does not have and will not have, until the Closing Date, subsidiaries or affiliates in Brazil (except as otherwise provided in this Agreement and the Exhibits hereof) or abroad, and will not hold, directly or indirectly, participation in any other Person or the right to acquire participation in any Person, nor will it conduct or operate any activity other than the business comprised by the Assets, Obligations and Rights of UPI Movable Assets.

7.1.2       Ownership and Issue of Shares, Outstanding Securities; Book and Records.

(i)	Seller is the legitimate owner and holder of the Shares, free and clear of any Liens. In case of verification of the merger of Oi Móvel under the terms of the Agreement before the Closing, Oi will, at Closing, be the only and legitimate owner and holder of the Shares, free and clear of any Liens.

(ii)	No agreement (except for this Agreement), commitment or obligation has been or will be, until the Closing Date, entered into or undertaken by [Seller] with third parties and/or with any Related Party for sale, assignment, donation, encumbrance, transfer and/or disposal, directly or indirectly, of the Shares or any assets and rights that will compose the UPI Movable Assets as described in this Agreement, in any form.

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(iii)	Except for the Shares, on the Closing Date there will be no: (a) convertible and/or negotiable securities and/or any other shares representing the share capital of SPE Movable, which have been issued by SPE Movable; (b) guarantees, encumbrances, options and/or rights related to the Shares; (c) participation of third parties and/or any Related Party in SPE Movable. On the Closing Date, all Shares will have been validly issued and fully paid up by checking the Assets, Obligations and Rights of UPI Movable Assets, under the terms of this Agreement and any Segregation and Allotment Plan that may be submitted by Buyer[s] under the terms provided herein.

(iv)	On the Closing Date, the books and records of SPE Movable whose existence is required by Law will be complete and correct, and will not contain or reflect any material inaccuracies or discrepancies.

(v)	All the requirements, formalities and terms required by any Law, in relation to the call, opening, holding, resolution and approval of the minutes and records (including, when applicable, the registration with the respective state commercial registries) of the meetings of partners/shareholders, financial statements and any other corporate acts of SPE Movable will have been observed and complied with.

7.1.3       Validity, No Breach, Consents and Authorizations.

(i)	This Agreement constitutes a valid and legally binding obligation of the Oi Group Companies and is enforceable against the Oi Group Companies under its terms.

(ii)	The execution and performance of this Agreement by the Oi Group Companies and the performance of the transactions provided for herein (a) do not breach or imply a breach of any Law applicable to the Oi Group Companies and to SPE Movable; (b) do not breach or imply a breach of any provision of the corporate acts of the Oi Group Companies and SPE Movable, and do not conflict therewith; (c) do not breach or imply a breach of the provisions of the Judicial Reorganization Plan; and (d) except in relation to the agreements listed in Exhibit 4.3(iii) for which prior consent must be obtained for transfer to SPE Movable, do not result in any breach, default or non-compliance or grant any right to terminate, amend, anticipate expiration or cancel any Relevant Agreement or License to operate the business comprised of the Assets, Obligations and Rights of UPI Movable Assets, of which the Oi Group Companies or SPE Movable are party or holder, nor do they result in the creation of Liens on any Assets, Obligations and Rights of UPI Movable Assets, provided that all prior consents of the respective third parties or Governmental Authorities provided for in Clauses 4.1 and 4.3 have been obtained by the Closing Date.

(iii)	Except for the prior consent of the respective third parties or Governmental Authorities provided for in Clauses 4.1, 4.2 and 4.3 hereof, no Governmental Authorities is required for the execution of this Agreement

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or for the implementation of the transactions provided for herein and for the fulfillment of the obligations set forth herein.

(iv)	The Oi Group Companies fully complied with the obligations included in the judicial reorganization proceedings and the Judicial Reorganization Plan, and the transactions provided for in this Agreement and the other Transaction Documents were or will have been, as necessary, fully authorized by the Judicial Reorganization Plan and the Judicial Reorganization Court.

7.1.4       Compliance with Laws.

(i)	Oi Móvel operates and, on the Closing Date, SPE Movable will be operating the business comprised by the Assets, Obligations and Rights of UPI Movable Assets in compliance with material aspects of all applicable Laws, and without any limitation, restriction, suspension or any form of solution for the continuity of the operations and agreements of UPI Movable Assets, in whole or in part;

(ii)	The Oi Group Companies and SPE Movable (a) comply with all Brazilian Anti-Corruption Laws; and (b) comply with the Brazilian Antitrust Law.

(iii)	On the Closing Date, SPE Movable and its Representatives will have complied with all the requirements of the General Data Protection Law and will not have taken any direct or indirect action that would result in a breach of the General Data Protection Law by the respective Person, except in cases where non-compliance and/or breach does not cause a material adverse consequence for the SPE Movable.

7.1.5       Licenses.

(i)	[Except for the provisions of Exhibit 7.1.5,] Oi Móvel has and, from the Corporate Reorganization or from the UPI Movable Assets Segregation, when applicable, SPE Movable will have, all the Licenses necessary to operate the business comprised by the Assets, Obligations and Rights of UPI Movable Assets, and all such Licenses are, in relation to Oi Móvel and the Assets, Obligations and Rights of UPI Movable Assets, and will be, in relation to the Assets, Obligations and Rights of UPI Movable Assets, and SPE Movable, on the Closing Date, valid and in full force and effect. No breaches have been recorded in relation to any of these Licenses, and no administrative proceeding or procedure is in progress or, to the Seller’s Knowledge, may result in a sanction that implies the extinction or limitation of any such Licenses or suspension of the transactions carried out with Assets, Obligations and Rights of UPI Movable Assets. SPE Movable will maintain, after obtaining, the Licenses in full force and effect and without breaches until the Closing Date.

(ii)	No License contains an obligation or commitment of any kind, including, but not limited to, those of scope and/or coverage and/or acquisition of a national technology product and/or roaming and/or public price payment,

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which has not been duly and timely fulfilled by the Oi Group Companies or, on the Closing Date, by SPE Movable as the holder of the respective grants, having already been requested or obtained with ANATEL the release of the respective guarantees for the execution of the coverage commitments, if any. Specifically with regard to obligations owed by Oi Group Companies as a result of Public Notice No. 004/2012/PVCP/SPV-ANATEL, there is no total or partial non-compliance that may result in the imposition, even if subsidiary, of an obligation on SPE Movable to meet coverage commitments or indemnity for non-compliance with such commitments.

7.1.6       Relevant Agreements. Exhibit 7.1.6 contains a complete list of all Relevant Agreements, currently in force, to which Oi Móvel is a party on this date and which will be transferred to SPE Movable, in whole or in part, until the Closing Date or in accordance with any Segregation and Allotment Plan that may be submitted by Buyer[s] under the terms set forth herein. In relation to each Relevant Agreement provided for in such Exhibit 7.1.6, (i) Oi Móvel is not in default and does not have Knowledge of, and, on the Closing Date, SPE Movable will not be in default and there will not have been any event that, including as a result of notice or lapse of time, or both, may be characterized as a proven default and/or, in any way, may limit Oi Móvel’s or SPE Movable’s capacity to exercise its rights and/or require the compliance with the obligations therein; (ii) to the Knowledge of the Oi Group Companies, there was no fact that could give cause to its termination, even if partial, or to its early maturity; (iii) there was no relevant fact that could prevent or hinder its compliance; except to the extent that would not reasonably be expected that the existence of facts that could result in any of the consequences provided for above will have a material adverse consequence for SPE Movable or in relation to the Relevant Agreements transferred.

7.1.7       Related Party Agreements. Exhibit 7.1.7 contains a complete list of all agreements currently in force between Oi Móvel and its Affiliates that will be terminated and subsequently entered into by SPE Movable on the Closing Date.

7.1.8       Lack of Litigation Preventing the Transaction. There is no Demand in progress or, to the Knowledge of the Oi Group Companies, threatened against the Oi Group Companies and/or SPE Movable that may in any way prevent, limit and/or delay the implementation of the Transaction, including, but not limited to, the obligations set forth in this Agreement and any other Transaction Documents.

7.1.9       Obligations. To the Knowledge of the Oi Group Companies, there is no obligation arising from the Relevant Agreements or Decision of Governmental Authorities related to the Relevant Agreements and related to the Assets, Obligations and Rights of UPI Movable Assets, including, but not limited to, obligations with suppliers, customers and employees, as well as positive and negative covenants, to which Oi Móvel is and, on the Closing Date, SPE Movable will be subject, that is not duly provided for in the Relevant Agreements entered into between Oi Móvel and the respective Person.

7.1.10       Regular Course of Business. [Except as provided for by Exhibit 7.1.10,] during the period between the date of the Oi Móvel’s financial statements disclosed in relation to the year ended on December 31, 2019 and the date hereof, the business comprised by the Assets, Obligations and Rights of UPI Movable Assets were conducted in its Regular

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Course of Business by Oi Móvel, in accordance with past practices and with their respective organizational documents and, on the Closing Date, will be conducted by SPE Movable in the Regular Course of Business, in both cases under Clause [5.4] hereof and in accordance with their respective organizational documents. The Oi Group Companies and SPE Movable, as well as their Representatives, adopted in that period all reasonable measures to prevent the occurrence of any event that could materially affect or change the Assets, Obligations and Rights of UPI Movable Assets or the transactions carried out with such assets, obligations and rights; and to preserve the value of the Assets, Obligations and Rights of UPI Movable Assets through (but not limited to): (a) maintenance and transaction of the Assets, Obligations and Rights of UPI Movable Assets in an effective and technical manner, except for normal wear and tear, (b) payment of all costs and expenses incurred in the regular course of business related thereto, in a timely manner, in accordance with the best commercial practices, (c) except as otherwise required by the terms of this Agreement, maintenance of all Relevant Agreements and agreements with customers and suppliers related to the Assets, Obligations and Rights of UPI Movable Assets and transactions in full force and effect, and compliance, in all relevant aspects, with all covenants included in such Relevant Agreements; and (d) compliance, in all relevant aspects, with all applicable Laws and obligations imposed by any Governmental Authority or in processes for investigating non-compliance with obligations, terms of conduct adjustment and commitments made to Governmental Authorities; as well as the payment (or causing payment to be made) of all Taxes related to the Assets, Obligations and Rights of UPI Movable Assets or businesses developed with such assets, for the fiscal period started in fiscal year of 2020 (except for Taxes not due yet or being discussed in good faith, for which reserves have been provisioned).

7.1.11       Employees. On the Closing Date, (i) SPE Movable will be in compliance with all applicable labor Laws, and with payments to any of its employees and managers, relating to compensation, salaries, commissions, bonuses or other direct compensation for any services performed up to the Closing Date or amounts whose reimbursement is required by them until the Closing Date; (ii) there will be no agreement with the employees or managers of SPE Movable containing provisions establishing termination amounts, prior notice or indemnities higher than those set forth by the applicable labor Law, nor any costs resulting from the retention plans of such employees or managers; (iii) all employees of SPE Movable will be regularly registered in their own books and records; (iv) SPE Movable will have fulfilled all its collective bargaining or similar agreements with any union or organization applicable to its employees, and no new agreement will be negotiated by SPE Movable; (v) no employee of SPE Movable will be entitled to any extraordinary and unusual payments due by SPE Movable.

7.1.12       Financial Statements; No Hidden Liabilities. (A) Oi Móvel’s accounting books and records, with regard to the Assets, Obligations and Rights of UPI Movable Assets or business developed with such assets, obligations and rights, correctly and completely contemplate the financial position, its operating results and cash flows for the dates and periods to which they refer in accordance with the best accounting, tax, labor and social security practices and principles generally accepted in Brazil, applied consistently during the periods in question. Oi Móvel, with regard to the Assets, Obligations and Rights of UPI Movable Assets or business developed with such assets, obligations and rights has no relevant obligation or liability (whether accumulated, contingent, unsettled, due or to become due) that has not been duly considered, and, as necessary or required, reflected or provisioned in its books and records and any off balance sheet financing or transactions,

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and its accounting books and other financial records: (i) reflect, in all material aspects, the items of income and expense and all assets and liabilities that must be reflected therein, in accordance with the best accounting, tax, labor and social security practices and principles generally accepted in Brazil, applied in bases consistent with the past practices of Oi Móvel; (ii) are complete and correct, in their material aspects, and do not contain or reflect any inaccuracy or discrepancy, and (iii) have been maintained in accordance with good accounting practices and the Law. (B) From its constitution to the Closing Date, SPE Movable’s books and records will correctly and completely contemplate the financial position, the operating results and cash flows of SPE Movable for the dates and periods to which they refer in accordance with the best accounting, tax, labor and social security practices and principles generally accepted in Brazil, applied consistently during the periods in question; (b) SPE Movable will not have any obligation or liability (whether accumulated, contingent, unsettled, due or to became due) that has not been duly considered, and, as necessary or required, reflected or provisioned in the books and records of SPE Movable, which may only be those reflected in the Pro-Forma of Movable Assets. SPE Movable will not have any off balance sheet financing or transactions, and (c) SPE Movable’s accounting books and other financial records will: (i) reflect the items of income and expense and all assets and liabilities that must be reflected therein, in accordance with the best accounting, tax, labor and social security practices and principles generally accepted in Brazil, applied in bases consistent with the past practices of Oi Móvel; (ii) be complete and correct, in their material aspects, and will not contain or reflect any inaccuracy or discrepancy, and (iii) have been maintained in accordance with good accounting practices and the Law.

7.1.13       Assets. [Except as provided for by Exhibit 7.1.13 hereto], Oi Móvel currently (a) owns and holds good and valid securities over or (b) has good and valid rights to use, in accordance with any valid and binding lease, license or similar agreements, the Assets, Obligations and Rights of UPI Movable Assets, which, taken together, constitute all the assets necessary for the Oi Móvel’s business and transactions related to the Assets, Obligations and Rights of UPI Movable Assets to be conducted in substantially the same manner as they are currently conducted, consistent with the past practices of Oi Móvel. On the Closing Date, Oi Móvel will have: (i) all assets reflected in the Closing Balance; and (ii) all assets acquired as of the date of the Closing Balance Sheet; and (iii) all other assets reflected in its books and records as held by it, free and clear of any Liens. After the Corporate Reorganization, SPE Movable (i) (a) will own and hold or (b) will have the rights to use, in a fair and peaceful manner, all Assets, Obligations and Rights of UPI Movable Assets, as well as rights, in accordance with any valid and binding lease, licenses or similar agreements, relating to the respective Assets, Obligations and Rights of UPI Movable Assets, free and clear of any Liens, which, taken together, will constitute all the assets necessary for the business and transactions of such company to be conducted substantially in the same manner as they are currently being conducted; and (ii) keep the Assets, Obligations and Rights of UPI Movable Assets that are transferred to it reflected in its books and records, free and clear of any Liens. Assets, Obligations and Rights of UPI Movable Assets are and will be maintained and operated in an effective and technical manner as maintained today, except for normal wear and tear. Assets, Obligations and Rights of UPI Movable Assets are free and clear of Liens, including reversibility, due to concessions held by Oi Group Companies, not including the assets that make up the collection of such concessions and not being included in the list presented to ANATEL containing the assets belonging to the equity of the Oi Group Companies (RBR).

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7.1.14       Solvency. On the Closing Date, SPE Movable will be solvent under the terms of the applicable Law and will be able to pay its debts as they become due. Except for the Judicial Reorganization Plan, the Oi Group Companies have no Knowledge of any procedure pertaining to any transaction or settlement with creditors, nor any procedure of bankruptcy, judicial or extrajudicial reorganization, much less other insolvency procedure, in progress or imminent against the Oi Group Companies and, on the Closing Date, no event has occurred that, (i) under the applicable Law, could justify the initiation of such procedures; (ii) could result in non-compliance with the Judicial Reorganization Plan, or (iii) could cause the conversion from the Judicial Reorganization to bankruptcy.

7.1.15       Isolated Production Unit (UPI). UPI Movable Assets is, and SPE Movable, jointly, will be an isolated production unit (UPI) for all purposes of Law No. 11,101/05 and, therefore, Buyer[s] must having ensured all the rights and benefits guaranteed by Law No. 11,101/05 for the purchasers of isolated production units (UPIs), especially in relation to (a) failure to assume any obligations of Oi Móvel that have not been expressly transferred to SPE Movable or (b) non-succession of any obligations, and/or contingencies related to the Oi Group Companies.

7.1.16       Matters related to ANATEL.

(i)	Oi Móvel validly holds and SPE Movable will validly hold, on the Closing Date, the Licenses required by ANATEL necessary for Oi Móvel’s business and transactions related to the Assets, Obligations and Rights of UPI Movable Assets to be conducted in substantially the same manner as they are currently being conducted, as provided for in Exhibit 7.1.16(i) hereto.

(ii)	Except, in each case, as it would not reasonably be expected, individually or jointly, that could cause a material adverse change by Seller: (i) Oi Móvel has a good title in relation to the Licenses required by ANATEL, free and clear of all Liens, including those imposed by the Governmental Authorities, and SPE Movable will have a good title in relation to Licenses required by ANATEL, free and clear of all Liens, including those imposed by the Governmental Authorities; and (ii) Oi Móvel owns and is, and SPE Movable will own and will be, on the Closing Date, qualified in all aspects, to hold the Licenses required by ANATEL, and the Oi Móvel Licenses required by ANATEL are and will be, from the Corporate Reorganization until the Closing Date, in full force and effect.

(iii)	[Except for those listed in Exhibit 7.1.16(iii)], there is no request, action, objection or other petition, or any procedure, pending or, to the Seller’s Knowledge, threatened against Oi Móvel, with ANATEL, the Ministry of Communications or any other Governmental Authority, which: (i) question or contest the validity, or aim at the revocation, cancellation, non-renewal or suspension of any of the Licenses; (ii) aim to impose any modification or change in relation to any of the Licenses; (iii) would adversely affect Seller’s ability to complete the Transaction; or (iv) aim at the payment of a fine, public price, sanction, penalty, damages or contribution in relation to the use of the Licenses.

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(iv)	Oi Group Companies use radio frequencies, network elements and other assets and rights to provide the Switched Fixed Telephone Service or to fulfill obligations related to this service. After the Closing, the Oi Group Companies will remunerate Buyer[s] at fair and reasonable value, as usually practiced in the market, if the use of any radio frequencies disposed of in the scope of the Transaction is necessary for the purposes of fulfilling commitments or obligations of any nature, including, but not limited to, the universalization or any other commitments or obligations related to the provision of the Switched Fixed Telephone Service.

(v)	In the event that Buyer[s] are required to maintain current coverage or increase coverage for new locations defined by Article 21 of Decree No. 9,619/2018 or a rule that replaces it, even that in relation to the public offer of industrial exploitation of the fixed wireless access system, the Oi Group Companies will remunerate Buyer[s] at fair and reasonable value, as usually practiced in the market, in case the use of any of the radio frequencies disposed of to SPE Movable in the scope of the Transaction is necessary, and there is no financial contribution to the Oi Group Companies for the potential use of the fixed wireless access network.

7.1.17       Tax Matters. On the Closing Date, SPE Movable will have timely complied with, to the extent they become due, and/or, as applicable, has timely and in good faith opposed, by the appropriate means, its obligations related to any Taxes that it is obligated to pay due to the Law and, in case of delays, the related fines, interest and charges will have been collected, as set forth in the Law, except to the extent such non-compliance, lack of opposition or lack of collection may not cause a material adverse consequence to SPE Movable.

7.1.18       Conduct of Demands. On the Closing Date, SPE Movable will not have failed to comply with any Decision of a Governmental Authority issued against SPE Movable and will have performed the necessary acts in order to minimize, in good faith and to the extent possible, any Demand or, if applicable, a Loss arising from any Demand.

7.1.19       Intellectual Property. Exhibit 7.1.19 provides for all the Intellectual Property rights of which Oi Móvel is the holder, or has requested registration of title, which will be part of the Assets, Obligations and Rights of UPI Movable Assets. Oi Móvel holds or owns and SPE Movable will hold from the Corporate Reorganization and in any case before the Closing Date, sufficient legal rights in relation to any of the Oi Móvel’s Intellectual Property rights, necessary for the business comprised by the Assets, Obligations and Rights of UPI Movable Assets, including, without limitation, all information technology systems and platforms used for such business, as currently conducted and as proposed to be conducted, without any conscious breach of third-party right, subject to the Segregation and Allotment Plan occasionally submitted by Buyer[s] under the terms set forth herein. Except as provided for by Exhibit 7.1.19, SPE Movable will not have granted any Licenses, options or other rights in any Intellectual Property rights to any Person, and is not obliged to make payments in the form of royalties, fees or otherwise to any holder, licensor, other author or counterparty of any option, license or agreement of any kind in relation to any Intellectual Property rights.

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7.1.20       Provision of Representations and Warranties. Except as specifically provided for by Clause 7.1 of the Agreement, the Oi Group Companies do not make any representations or warranties to Buyer[s] or any other Person in relation to the Transaction, the Shares, SPE Movable or the business comprised by the Assets, Obligations and Rights of UPI Movable Assets. The representations made by the Oi Group Companies in this Agreement do not contain any inaccuracy about any relevant act or fact, nor do they omit the existence of any relevant act or fact, the knowledge of which is necessary to ensure that the representations made in this Agreement are not misleading, incorrect or incomplete.

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Exhibit 7.2

Representations and Warranties of Buyer[s]

7.2.1       Incorporation and Good Standing. Buyer[s] is[are] [a] company[ies] duly constituted and validly existing under the terms of the Laws of Brazil. Buyer[s] has[have] the necessary powers and authority and all government approvals necessary to own, lease or operate its assets and to conduct its business as currently conducted.

7.2.2       Legitimacy, Power and Corporate Authority. Buyer[s] and its[their] legal representatives have full capacity and legitimacy to execute and perform the Transaction, fulfill all obligations undertaken in this Agreement and the Exhibits hereto, and carry out all the transactions set forth herein, and to fulfill all obligations undertaken herein, having adopted all the measures and obtained all authorizations of a corporate nature necessary for the execution and performance of this Agreement, for the performance of all the transactions set forth herein and for the fulfillment of all obligations undertaken herein.

7.2.3       Validity, No Breach, Consents and Authorizations.

(i)	This Agreement constitutes a valid and legally binding obligation of Buyer[s] and is enforceable against Buyer[s] under its terms.

(ii)	The execution and performance of this Agreement by Buyer[s] and the performance of the transactions provided for herein (a) do not breach or imply a breach of any Law applicable to Buyer[s]; and (b) do not breach or imply a breach of any provision of the corporate acts of Buyer[s], and do not conflict therewith.

(iii)	Except for the prior consent of the respective third parties or Governmental Authorities provided for in Clauses 4.1, 4.2 and 4.3 hereof, no Governmental Authorities is required for the execution of this Agreement or for the implementation of the transactions provided for herein and for the fulfillment of the obligations set forth herein.

7.2.4       Compliance with Laws. Buyer[s] (a) complies with all Brazilian Anti-Corruption Laws and (b) complies with the Brazilian Antitrust Law.

7.2.5       Third-Party Relationship. The execution and formalization of this Agreement and the Transaction Documents and compliance by Buyer[s] with its obligations arising from this Agreement and the Transaction Documents do not conflict or result in breach of any contract, agreement and/or instrument to which Buyer[s] is[are] subject and/or bound, which conflict or breach that may reasonably adversely affect the capacity of Buyer[s] to comply with its[their] obligations arising from this Agreement and/or the Transaction Documents. Buyer[s] is[are] not in default and there has been no event that, including as a result of notice or the lapse of time, or both, may limit the ability of Buyer[s] to exercise its[their] rights and/or fulfill its[their] obligations under the form and conditions of this Agreement.

7.2.6       Fund Availability; Solvency. Buyer[s] has[have] and will have, on the Closing Date, available funds or credit facilities sufficient to pay the respective Closing Price and the fine provided for in Clause 10.2 hereof. Buyer[s] is[are] solvent under the applicable

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Law and able to pay its[their] debts as they become due. To the Knowledge of Buyer[s], there is no judicial or extrajudicial reorganization or bankruptcy proceedings involving or threatened against Buyer[s].

7.2.7       Investment Analysis. Buyer[s] has[have] experience and “know-how” in financial matters and in the segment in which Oi Móvel operates, being able and qualified to conduct its own assessment of the merits, advantages and risks of the transactions provided for in this Agreement, having made such an assessment based on the Seller’s information that the Assets, Obligations and Rights of UPI Movable Assets will be sold as an isolated production unit pursuant to article 142, II, of Law No. 11,101/05 and exempt from any Liens or Liabilities of the Oi Group Companies, materialized or not, whether they are of an environmental, labor, tax, social security, civil, regulatory, administrative, criminal, anti-corruption or commercial nature, under the terms of articles 60 and 141, II, of Law No. 11,101/05, as well as article 133, paragraph 1, II, of the Brazilian Tax Code.

7.2.8       Lack of Litigation Preventing the Transaction. There is no Demand in progress or, to the Knowledge of Buyer[s], threatened against Buyer[s] that may in any way prevent, limit and/or delay the implementation of the Transaction, including, but not limited to, the obligations set forth in this Agreement and any other documents to be entered into as a result of or in relation to the Transaction.

7.2.9       Brokerage Commission. Buyer[s] has[have] no obligation or liability for the payment of any fees or commission to any broker, prospector or agent in relation to the Transaction, for which Seller or SPE Movable (the latter, until the Closing Date) may be held liable.

7.2.10       Buyer’s Capacity at Closing. At Closing, Buyer[s] will have the necessary structure, including systems and labor, once fulfilled by the Oi Group Companies provided for in Chapter V and the Closing Acts provided for in Chapter VI of the Agreement being performed, to conduct the regular transaction of SPE Movable, especially the business comprised by the Assets, Obligations and Rights of UPI Movable Assets, under the terms of this Agreement and the other Transaction Documents.

7.2.11       Negotiation with Seller. Buyer[s] acknowledge[s] and agree[s] that, as permitted by law, except as provided in this Agreement:

(i)	Neither Seller, SPE Movable or any of their respective directors, officers, shareholders, partners, Employees, Affiliates, controllers, agents, advisors, representatives or any other Related Party made or has made any representation or warranty, express or implied, with respect to the accuracy or completeness of any future projections or financial expectations of SPE Movable;

(ii)	except for the representations and warranties provided in Clause 7.1 above, neither Seller, SPE Movable or any other Person has made any express or implied representation or warranty other than those included in this Agreement; and

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(iii)	Seller does not make any representations or warranties on any Third-Party beneficiary rights even if studies, reports and tests have been made available for analysis by Buyer[s] or its[their] Representatives.

7.2.12       Contact with Clients and Suppliers. Neither Buyer[s] or any of its Representatives or Affiliates has directly or indirectly contacted, without prior written consent of SPE Movable or Seller, any franchisee, supplier, distributor, customer or any other Person in commercial relations with SPE Movable or Seller or any of their Affiliates before the Closing Date to discuss matters related to SPE Movable, except their managers, Employees, consultants and advisors as needed to assess, price and carry out proposals related to the Transaction.

7.2.13       Due Diligence. Buyer[s] acknowledge[s] that it[they] has[have] conducted, with the assistance of its consultants, a limited due diligence on the Assets, Obligations and Rights of UPI Movable Assets based on information and documents provided by Seller, and Buyer[s] presumed and trusted in the truth and authenticity of the information and documents provided by Seller and/or accessed during the due diligence process and being aware, up to the limit of the information and documents made available by the Oi Group Companies, of the legal, financial, operational and accounting situation of the Assets, Obligations and Rights of UPI Movable Assets. Nothing in this Clause 7.2 will restrict or otherwise affect the right of Buyer[s] to be indemnified for any indemnifiable Losses under this Agreement.

7.2.14       Provision of Representations and Warranties. Except as specifically set forth in this Clause 7.2, Buyer[s] do[es] not provide any representations or warranties to Seller or any other Person related to the transactions provided for in this Agreement. The representations made by Buyer[s] do not contain any inaccuracy about any relevant act or fact, nor do they omit the existence of any relevant act or fact, the knowledge of which is necessary to ensure that the representations made in this Agreement are not misleading, incorrect or incomplete.

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